Exhibit 10.1

FORM OF AMENDED AND RESTATED CREDIT AGREEMENT

dated as of [ ● ], 2015

among

EMPIRE PETROLEUM PARTNERS, LP

and

EMPIRE PETROLEUM SERVICES, LLC,

as Borrowers,

CERTAIN SUBSIDIARIES OF THE BORROWERS

PARTY HERETO FROM TIME TO TIME,

as Guarantors

THE LENDERS PARTY HERETO,

REGIONS BANK,

as Administrative Agent and Collateral Agent

and

KEYBANK NATIONAL ASSOCIATION

SUNTRUST BANK,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agents

REGIONS CAPITAL MARKETS,

a division of Regions Bank,

KEYBANC CAPITAL MARKETS INC.

SUNTRUST ROBINSON HUMPHREY, INC.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Joint Lead Arrangers

REGIONS CAPITAL MARKETS,

a division of Regions Bank,

as Sole Bookrunner

i

Appendices

Appendix A	Lenders, Commitments and Commitment Percentages
Appendix B	Notice Information

Schedules

Schedule 6.3(b)	Real Property
Schedule 6.4	Taxes
Schedule 6.7	Compliance with Laws
Schedule 6.9	Litigation
Schedule 6.10	Consents, Approvals, Filings, etc.
Schedule 6.13	ERISA
Schedule 6.15	Environmental and Safety Matters
Schedule 6.16	Subsidiaries; Capital Structure; Corporate Information
Schedule 6.17	Management Agreements
Schedule 6.18	Material Contracts
Schedule 6.19	Franchises, Patents, Copyrights and Trademarks
Schedule 7.17	Post-Closing Matters
Schedule 8.1	Existing Debt
Schedule 8.2	Existing Liens
Schedule 8.7	Existing Investments
Schedule 8.8	Transactions with Affiliates
Schedule 8.10	Burdensome Agreements

Exhibits

Exhibit 1.1	Form of Secured Party Designation Notice
Exhibit 2.1	Form of Funding Notice
Exhibit 2.3	Form of Issuance Notice
Exhibit 2.5-1	Form of Revolving Loan Note
Exhibit 2.5-2	Form of Swingline Note
Exhibit 2.8	Form of Conversion/Continuation Notice
Exhibit 3.3	Forms of U.S. Tax Compliance Certificates (Forms 1 – 4)
Exhibit 7.1(c)	Form of Compliance Certificate
Exhibit 7.13(c)	Form of Collateral Access Agreement
Exhibit 11.5	Form of Assignment Agreement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT, dated as of [ ● ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, this “Agreement”), is entered into by and among EMPIRE PETROLEUM PARTNERS, LP, a Delaware limited partnership (the “MLP Borrower”), and Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower”, and together with the MLP Borrower, each a “Borrower” and collectively the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party hereto, as Guarantors, the Lenders from time to time party hereto, REGIONS BANK, as administrative agent (in such capacity, “Administrative Agent”) and collateral agent (in such capacity, “Collateral Agent”).

RECITALS:

WHEREAS, EPP (as defined below) and certain of its Subsidiaries, the lenders from time to time party thereto (the “Existing Lenders”), and Regions Bank, as administrative agent, entered into that certain Credit Agreement, dated as of October 18, 2013 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the Existing Lenders made certain loans and other extensions of credit to EPP thereunder;

WHEREAS, each of the Existing Lenders has informed the Borrowers and the Administrative Agent that it wishes to sell and assign all of its outstanding loans under the Existing Credit Agreement owing to it and all of its other rights and obligations under the Existing Credit Agreement and the other “Credit Documents” (as defined in the Existing Credit Agreement) to the Lenders (the “Assignments”);

WHEREAS, each of the Lenders has informed the Borrowers and the Administrative Agent that it intends to purchase a portion of the Existing Lenders’ outstanding “Loans” under and as defined in the Existing Credit Agreement and all other rights and obligations under the Existing Credit Agreement and the other “Credit Documents” (as defined in the Existing Credit Agreements);

WHEREAS, the Borrowers have requested that, after giving effect to the Assignments, the Borrowers, the Lenders and the Administrative Agent shall amend and restate the Existing Credit Agreement and provide certain loans and other extensions of credit to the Borrowers pursuant to this Agreement;

WHEREAS, the parties hereto intend that (a) the loans under the Existing Credit Agreement outstanding as of the Closing Date shall continue to exist and shall be Loans under and as defined in this Agreement on the terms set forth herein and (b) except as specifically provided in this Agreement and in the other Credit Documents, the “Collateral” (as such term is defined in the Existing Credit Agreement) in existence on the Closing Date and the “Credit Documents” (as defined in the Existing Credit Agreement) shall continue to secure, guarantee, support and otherwise benefit the Obligations of the Borrowers and the other Credit Parties under this Agreement and the other Credit Documents.

NOW, THEREFORE, in consideration of these premises and the mutual covenants and agreements contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

Section 1 DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. The following terms used herein, including in the introductory paragraph, recitals, exhibits and schedules hereto, shall have the following meanings:

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for an Adjusted LIBOR Rate Loan, the rate per annum obtained by dividing (a) (i) the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the London Interbank Offered Rate or a comparable or successor rate, which rate is approved by the Administrative Agent, as published on the applicable Reuters screen page (or such other commercially available source providing such quotations as may be designated by the Administrative Agent from time to time) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average settlement rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Regions Bank or any other Lender selected by the Administrative Agent, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement. Notwithstanding anything contained herein to the contrary, the Adjusted LIBOR Rate shall not be less than zero.

“Adjusted LIBOR Rate Loan” means a Loan bearing interest based on the Adjusted LIBOR Rate.

“Administrative Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Administrative Questionnaire” means an administrative questionnaire provided by the Lenders in a form supplied by the Administrative Agent.

“Affected Lender” means as defined in Section 3.1(b).

“Affected Loans” means as defined in Section 3.1(b).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling (including but not limited to all directors and officers of such Person), controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise. The term “Affiliate” does not include direct or indirect holders of Equity Interests of any direct parent of EPP.

“Agent” means each of the Administrative Agent and the Collateral Agent.

“Aggregate Revolving Commitments” means the Revolving Commitments of all the Lenders. The aggregate principal amount of the Aggregate Revolving Commitments in effect on the Closing Date is TWO HUNDRED FIFTY MILLION DOLLARS ($250,000,000).

“Agreement” means as defined in the introductory paragraph hereto.

“ALTA” means American Land Title Association.

“Applicable Laws” means all applicable laws, including all applicable provisions of constitutions, statutes, rules, ordinances, regulations and orders of all Governmental Authorities and all orders, rulings, writs and decrees of all courts, tribunals and arbitrators.

“Applicable Margin” means (a) from the Closing Date through the date two (2) Business Days immediately following the date a Compliance Certificate is delivered pursuant to Section 7.1(c) for the Fiscal Quarter ending [ ● ], 2015, the percentage per annum based upon Pricing Level 1 in the table set forth below, and (b) thereafter, the percentage per annum determined by reference to the table set forth below using the Consolidated Leverage Ratio as set forth in the Compliance Certificate most recently delivered to the Administrative Agent pursuant to Section 7.1(c), with any increase or decrease in the Applicable Margin resulting from a change in the Consolidated Leverage Ratio becoming effective on the date two (2) Business Days immediately following the date on which such Compliance Certificate is delivered.

Pricing Level	Consolidated Leverage Ratio	Adjusted LIBOR Rate Loans and Letter of Credit Fee	Base Rate Loans	Commitment Fee
1	≤ 2.75 to 1.0	2.50%	1.50%	0.375%
2	> 2.75 to 1.0 but ≤ 3.75 to 1.0	2.75%	1.75%	0.50%
3	> 3.75 to 1.0	3.00%	2.00%	0.50%

Notwithstanding the foregoing, (x) if at any time a Compliance Certificate is not delivered when due in accordance herewith, then Pricing Level 3 as set forth in the table above shall apply as of the first Business Day after the date on which such Compliance Certificate was required to have been delivered and shall remain in effect until the date on which such Compliance Certificate is delivered and (y) the determination of the Applicable Margin for any period shall be subject to the provisions of Section 2.7(e).

“Applicable Measuring Period” means the period of four consecutive Fiscal Quarters ending on the applicable date of determination.

“Applicable Reserve Requirement” means, at any time, for any LIBOR Loan, the maximum rate, expressed as a decimal, at which reserves (including any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (a) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or LIBOR Index Rate or any other interest rate of a Loan is to be determined, or (b) any category of extensions of credit or other assets which include Adjusted LIBOR Rate Loans or Base Rate Loans determined by reference to the LIBOR Index Rate. Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the LIBOR Index Rate shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefit of credit for pro ration, exception or offsets that may be available from time to time to the applicable Lender. The rate of interest on Adjusted LIBOR Rate Loans and Base Rate Loans determined by reference to the Index Rate shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” means the sale, transfer or other disposition by any Credit Party of any asset (other than the sale or transfer of less than one hundred percent (100%) of the stock or other ownership interests of any Subsidiary) to any Person (other than to a Borrower or a Guarantor).

“Assignment Agreement” means an assignment agreement entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.5(b)) and accepted by the Administrative Agent, in substantially the form of Exhibit 11.5 or any other form (including electronic documentation generated by MarkitClear or other electronic platform) approved by the Administrative Agent.

“Assignments” shall have the meaning assigned to such term in the recitals hereto.

“Atlas” means Atlas Oil Company, a Michigan corporation, B&R Oil Company, Inc., an Indiana corporation, Fast Track Ventures, LLC, a Michigan limited liability company, and Atlas EPP Holdings, Inc., a Michigan corporation.

“Atlas Acquisition” means the acquisition of the Atlas Assets pursuant to the Atlas Acquisition Agreement.

“Atlas Acquisition Agreement” means that certain Contribution and Sale Agreement dated as of November 26, 2014 among, inter alios, the Borrower and Atlas.

“Atlas Assets” means the “Assets” as defined in the Atlas Acquisition Agreement.

“Available Cash” has the meaning assigned to such term in the Partnership Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1⁄2 of one percent (0.5%) and (c) the LIBOR Index Rate in effect on such day plus one percent (1.0%). Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate shall be effective on the effective day of such change in the Prime Rate, the Federal Funds Effective Rate or the LIBOR Index Rate, respectively.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Borrower” and “Borrowers” have the meaning specified in the introductory paragraph hereto.

“Borrowing” means (a) a borrowing consisting of simultaneous Loans of the same Type of Loan and, in the case of Adjusted LIBOR Rate Loans, having the same Interest Period, or (b) a borrowing of Swingline Loans, as appropriate.

“Business” means the business activities and operations of EPP, the Borrowers and each of their Subsidiaries prior to the Closing Date and activities relating, incidental or ancillary thereto and reasonable extensions thereof.

“Business Day” means (a) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate and Adjusted LIBOR Rate Loans (and in the case of determinations, the Index Rate and Base Rate Loans based on the LIBOR Index Rate), the term “Business Day” means any day which is a Business Day described in clause (a) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capitalized Lease” means, as applied to any Person, any obligation to pay any lease of property (whether real, personal or mixed) with respect to which the obligations of such Person as lessee thereunder, are required to be classified and accounted for as a capital lease in conformity with GAAP, and are required to be capitalized on the balance sheet of that Person.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, as collateral for the Letter of Credit Obligations or Swingline Loans, as applicable, or obligations of Lenders to fund participations in respect thereof, cash or deposit account balances or, if the Administrative Agent, the Issuing Bank or Swingline Lender, as applicable, may agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the Issuing Bank and/or Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith, (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III and (iii) all requests, rules, guidelines or directives issued by a Governmental Authority in connection with a Lender’s submission or re-submission of a capital plan under 2 C.F.R. § 225.8 or a Governmental Authority’s assessment thereof, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means any of the following events or conditions: (a) the General Partner shall cease to be the sole general partner of the MLP Borrower; (b) EPP shall cease, directly or indirectly, to have the power to vote or direct the voting of Equity Interests in the General Partner having a majority of the ordinary voting power for the election of the board of directors (or similar governing body) of the General Partner; (c) 50% of more of the seats (other than vacant seats) on the board of directors (or equivalent body) of the General Partner shall at any time be occupied by Persons who were neither (i) appointed by EPP or its Affiliates or (ii) appointed by such directors; (d) the MLP Borrower shall cease to own and control, directly or indirectly, 100% of the Equity Interests of the Subsidiary Borrower; or (e) the occurrence of an event or series of events that would trigger a violation of any change of control or change in control provision (or any provision, however described, having a substantially similar effect) in any Debt for borrowed money of the Borrowers in an outstanding principal amount in excess of the Threshold Amount.

“Class” shall have the meaning provided in Section 2.18(a).

“Closing Date” means [ ● ], 2015.

“Closing Date Distribution” means the Distributions made by the MLP Borrower on the Closing Date.

“Collateral” means the collateral identified in, and at any time covered by, the Collateral Documents.

“Collateral Access Agreement” means, as applicable, an agreement by a lessor of real property on which Collateral is stored or otherwise located substantially in the form attached hereto as Exhibit 7.13(c) or otherwise in form and substance reasonably satisfactory to Agent, or by a warehouseman, processor or other bailee of inventory or other property owned by any Credit Party in form and substance satisfactory to the Collateral Agent in its reasonable discretion, in each case pursuant to which such Person acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property, and includes such other agreements with respect to the Collateral as the Collateral Agent may require in its reasonable discretion, in each case as the same may be amended, restated or otherwise modified from time to time.

“Collateral Agent” means as defined in the introductory paragraph hereto, together with its successors and assigns.

“Collateral Documents” means the Security Agreement, the Mortgages, the Collateral Access Agreements, and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Collateral Agent on or after the Closing Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Commitments” means the Revolving Commitments.

“Commitment Fee” means as defined in Section 2.10(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

“Common Units” means the common units representing limited partner interests in the MLP Borrower.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit 7.1(c).

“Condemnation Proceeds” means the cash proceeds received by any Credit Party in respect of any condemnation, eminent domain or similar proceeding (including, without limitation, conveyance in lieu thereof) net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection with the same.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Adjusted EBITDA” means, for any period for the Borrowers and their Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated EBITDA determined on a pro forma basis for each period during which (i) a Permitted Acquisition or any other acquisition consented to by the Required Lenders shall have occurred, giving effect to such Permitted Acquisition or such other acquisition as if it had occurred on the first day of the relevant period or (ii) an Asset Sale or any other disposition shall have occurred, giving effect to such Asset Sale or disposition as if it had occurred on the first day of the relevant period; provided, however, in each case, that the Administrative Agent shall have the right to approve, in its sole discretion, any adjustments to Consolidated Adjusted EBITDA relating to any Permitted Acquisition, other acquisition permitted hereby, any other acquisition consented to by the Required Lenders, Asset Sale or disposition, at the time of (and only at the time of) such Permitted Acquisition, such other acquisitions, such Asset Sale or such disposition.

“Consolidated Cash Interest Expense” means, for any period for the Borrowers and their Restricted Subsidiaries on a consolidated basis, the sum (without duplication) of the following (in each case, eliminating all offsetting debits and credits between the MLP Borrower and its Restricted Subsidiaries on a consolidated basis and all other items required to be eliminated in the course of the preparation of financial statements in accordance with GAAP): all cash interest, commitment fees and letter of credit fees in respect of Indebtedness of the Borrowers or any of their Restricted Subsidiaries on a consolidated basis that are incurred during such period, whether accrued or expensed in such period, in each case determined in accordance with GAAP, it being understood and agreed that underwriting fees, structuring fees, arrangement fees, upfront fees, fronting fees, other fees similar to the foregoing shall not be deemed to be commitment fees nor included in the calculation of Consolidated Cash Interest Expense.

“Consolidated EBITDA” means for any period, for the Borrowers and their Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus

(a) the following to the extent deducted in calculating such Consolidated Net Income, including any amounts paid by the Borrower or its Restricted Subsidiaries pursuant to the Omnibus Agreement: (i) interest expense for such period, (ii) Income Taxes for such period, (iii) the amount of depreciation, amortization and accretion expense for such period, (iv) non-cash charges (other than the write down of current assets) to the extent such expenditures, charges or losses do not represent an accrual or reserve for a future cash charge, (v) Consolidated Non-Recurring and Non-Cash Expenses and (vi) one-time, non-recurring losses not to exceed $5,000,000 in the aggregate during the term of this Agreement minus

(b) to the extent included in calculating such Consolidated Net Income, one-time, non-recurring gains;

provided, that Consolidated EBITDA shall be deemed to be (1) $[ ● ] for the fiscal quarter ending [ ● ], (2) $[ ● ] for the fiscal quarter ending [ ● ] and (3) $[ ● ] for the fiscal quarter ending [ ● ].

“Consolidated Funded Debt” means Funded Debt of the Borrowers and their Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Applicable Measuring Period ending on the applicable date of determination to (b) Consolidated Cash Interest Expense for the Applicable Measuring Period ending on the applicable date of determination.

“Consolidated Leverage Ratio” means as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date, minus Unrestricted Cash as of such date to (b) Consolidated Adjusted EBITDA for the Applicable Measuring Period ending on the applicable date of determination.

“Consolidated Net Income” means for any period for the Borrowers and their Restricted Subsidiaries on a consolidated basis, the net income of the Borrowers and their Restricted Subsidiaries for the Applicable Measuring Period determined in accordance with GAAP; provided that there shall be excluded from Consolidated Net Income (a) the income (or deficit) of any Person (other than a Restricted Subsidiary of a Borrower) in which a Borrower or any of its Restricted Subsidiaries has an ownership interest, except to the extent that any such income is actually received by such Borrower or such Restricted Subsidiary in the form of dividends or similar distributions and (b) the undistributed earnings of any Subsidiary of the Borrowers to the extent that the declaration of payment or dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation, governing document or law applicable to such Subsidiary.

“Consolidated Non-Recurring and Non-Cash Expenses” means, as of any date of determination for the Borrowers and their Restricted Subsidiaries on a consolidated basis, (i) non-cash equity compensation expenses; (ii) reasonable fees and expenses related to this Agreement in an aggregate amount not to exceed, for fees incurred on or after the Closing Date, $5,000,000; (iii) reasonable costs, fees and expenses related to future acquisitions in an amount reasonably acceptable to the Administrative Agent (including the Atlas Acquisition); (iv) non-cash impairment charges related to goodwill, intangible assets and long-lived assets required to be recognized under GAAP; (v) reasonable costs, fees and expenses after the Closing Date related to future transactions in connection with future public offerings of the common units of the MLP Borrower; (vi) one-time transaction fees and expenses related to the Transactions and the execution and delivery of this Agreement in an aggregate amount not to exceed $7,500,000; and (vii) other cash items and expenses at the reasonable discretion of the Administrative Agent, not to exceed $5,000,000 in the aggregate during the term of this Agreement.

“Consolidated Off Balance Sheet Liability(ies)” of a Person means (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any so called “synthetic lease” transaction entered into by such Person, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in subsections (i) - (iii) of this definition, but which does not constitute a liability on the balance sheets of such Person, excluding operating lease obligations accounted for under GAAP.

“Consolidated Total Assets” means, as of any date of determination for the Borrowers and their Subsidiaries on a consolidated basis, total assets as determined in accordance with GAAP.

“Contractual Obligation” means, as applied to any Person, any provision of any security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributed Assets” means the assets contributed or otherwise transferred by the applicable Contributing Affiliate to any Credit Party, whether prior to or on the Closing Date, including without limitation the assets contributed by certain Contributing Affiliates to the Credit Parties on or prior to the Closing Date as described in the Registration Statement.

“Contributing Affiliates” means [EPP and the General Partner and any other Affiliate of EPP and the General Partner that contributes or otherwise transfers assets to any Credit Party, whether prior to or on the Closing Date].

“Contribution Agreement” means the Contribution, Conveyance, Assignment and Assumption Agreement, dated as of [ ● ], 2015, by and among EPP, the General Partner, the MLP Borrower, EPP – Atlas Acquisition, LLC, EPP – Besche Acquisition, LLC, Empire Petroleum Operating, LLC, the Subsidiary Borrower, Empire Petroleum Fuel Distribution, LLC, EPP – Texas Acquisition, LLC, EPP Leasing I, LLC, EPP Leasing – 1550 Lilburn Stone Mountain, LLC, EPP – RW Acquisition, LLC, Sunoco North Carolina Acquisition II, LLC, Quick-Way Retail Associates II, Ltd., and Quick-Way Operating, LLC.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit 2.8.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Assignments, the Notes, the Collateral Documents, any joinder agreement, the Fee Letter, any document executed and delivered by the Borrowers and/or any other Credit Party pursuant to which the Aggregate Revolving Commitments are increased pursuant to Section 2.1(c)(ii), any documents or certificates executed by any Credit Party in favor of the Issuing Bank relating to Letters of Credit, and, to the extent evidencing or securing the Obligations, all other documents, instruments or agreements executed and delivered by any Credit Party for the benefit of any Agent, the Issuing Bank or any Lender in connection herewith or therewith, and including for the avoidance of doubt, any joinder agreement (but specifically excluding any Secured Swap Agreements and Secured Treasury Management Agreements).

“Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.

“Credit Parties” means, collectively, each Borrower and each Guarantor.

“Debt” means as to any Person, without duplication (a) all Funded Debt of such Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Consolidated Off Balance Sheet Liabilities, excluding minimum future lease payments under agreements classified as noncancellable operating leases.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means an interest rate equal to (a) with respect to Obligations other than Adjusted LIBOR Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate) and the Letter of Credit Fee, the Base Rate plus the Applicable Margin, if any, applicable to such Loans plus two percent (2%) per annum, (b) with respect to Adjusted LIBOR Rate Loans, the Adjusted LIBOR Rate plus the Applicable Margin, if any, applicable to Adjusted LIBOR Rate Loans plus two percent (2%) per annum and (c) with respect to the Letter of Credit Fee, the Applicable Margin plus two percent (2%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the MLP Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, the Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the MLP Borrower, the Administrative Agent or the Issuing Bank or Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the MLP Borrower, to confirm in writing to the Administrative Agent and the MLP Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the MLP Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) upon delivery of written notice of such determination to the MLP Borrower, the Issuing Bank, the Swingline Lender and each Lender.

“Distribution” shall have the meaning set forth in Section 8.5.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States, any state thereof or the District of Columbia.

“Empire Supply Agreement” means the [Empire Supply Agreement] dated as of [ ● ] among [ ● ] and [ ● ], as amended, restated, supplemented or otherwise modified after the Closing Date.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 11.5(b), subject to any consents and representations, if any as may be required therein.

“Environmental Laws” means any and all current or future federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other written requirements of Governmental Authorities relating to (a) any Hazardous Materials Activity; (b) the generation, use, storage, transportation or disposal of Hazardous Materials; or (c) protection of human health and the environment from pollution, in any manner applicable to any Credit Party or any of its Subsidiaries or their respective facilities.

“EPP” means Empire Petroleum Partners, LLC, a Delaware limited liability company.

“Equity Interest” means (i) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (i), (ii), (iii) or (iv), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended to the date hereof and from time to time hereafter, any successor statute, and the regulations thereunder.

“Event of Default” means each of the conditions or events set forth in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on a consolidated basis with its Restricted Subsidiaries) constitute a Material Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 7.13 to the extent that the Organization Documents or other customary agreements with other equity holders do not permit such Subsidiary to be a Guarantor; (iii) each Subsidiary that is prohibited by any applicable Contractual Obligation or Applicable Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and only for so long as such restriction or any replacement or renewal thereof is in effect); provided any such Contractual Obligation shall have been in existence prior to the Closing Date or prior to such Person becoming a Subsidiary and was not incurred in contemplation of such Person becoming a Subsidiary, (iv) (a) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the MLP Borrower, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations (including any tax effects relating thereto) shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (b) any Subsidiary that becomes a direct or indirect Subsidiary of the Borrowers after the Closing Date, with respect to which providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrowers in consultation with the Administrative Agent, (v) each Unrestricted Subsidiary and (vi) each special purposes entity or not-for-profit Subsidiary.

“Excluded Equity Interests” shall mean (i) any Equity Interests with respect to which, in the reasonable judgment of the Administrative Agent and the MLP Borrower (as agreed to in writing), the cost or other consequences of pledging such Equity Interests in favor of the holders of the Secured Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) in the case of any pledge of Equity Interests of any Foreign Subsidiary, any Equity Interests of such Subsidiary in excess of 65% of the total combined voting power of all classes of Equity Interests of such Subsidiary, (iii) any Equity Interests to the extent the pledge thereof would violate any Applicable Laws (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained) other than any receivables and proceeds thereof (the assignment of which is expressly deemed effective under the UCC notwithstanding such prohibition), (iv) in the case of (A) any Equity Interests of any Subsidiary to the extent such Equity Interests are subject to a Lien permitted by Section 8.2(d) or (B) any Equity Interests of any Subsidiary that is not a Wholly-Owned Subsidiary at the time such Subsidiary becomes a Subsidiary, any Equity Interests of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Obligation (other than customary non-assignment provisions which are ineffective under the UCC or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction), (II) any Contractual Obligation prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or Wholly-Owned Subsidiary or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the MLP Borrower or any Subsidiary to obtain any such consent) and only for so long as such Contractual Obligation or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Equity Interests the right to terminate its obligations thereunder (other than customary non-assignment provisions which are ineffective under the UCC or other applicable law and other than proceeds thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction and other than proceeds thereof the assignment of which is expressly deemed effective under the UCC or other applicable law notwithstanding such prohibition or restriction), (v) any Equity Interests of any Subsidiary that becomes a direct or indirect Subsidiary of the MLP Borrower after the Closing Date, to the extent that the pledge of such Equity Interests would result in materially adverse tax consequences to the MLP Borrower or any Subsidiary as reasonably determined by the MLP Borrower in consultation with the Administrative Agent, (vi) any Equity Interests that are margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), (vii) any Equity Interests of any Subsidiary that is a captive insurance Subsidiary or an special purpose entity and (viii) any Equity Interests of each Subsidiary for so long as any such Subsidiary is an Unrestricted Subsidiary.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant under a Credit Document by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (or the application or official interpretation thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act (determined after giving effect to Section 4.8 and any and all guarantees of such Guarantor’s Swap Obligations by other Credit Parties) at the time the Guaranty of such Guarantor, or grant by such Guarantor of a security interest, becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a Master Agreement governing more than one Swap Agreement, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swap Agreements for which such Guaranty or security interest becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the MLP Borrower under Section 2.17 or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.3, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.3(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning assigned to such term in the recitals hereto.

“Existing Debt” shall mean all monetary obligations evidenced by the Existing Credit Agreement.

“Existing Lenders” shall have the meaning assigned to such term in the recitals hereto.

“Extended Revolving Loan” shall have the meaning provided in Section 2.18(a).

“Extended Revolving Commitment” shall have the meaning provided in Section 2.18(a).

“Extending Lender” shall have the meaning provided in Section 2.18(a).

“Extension” shall have the meaning provided in Section 2.18(a).

“Extension Offer” shall have the meaning provided in Section 2.18(a).

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher one one-hundredth of one percent (1/100 of 1%)) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to Regions Bank or any other Lender selected by the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated [            ], 2015 among the Borrowers, Regions Bank and Regions Capital Markets, a division of Regions Bank.

“Fees” means the Commitment Fee, the Letter of Credit Fees and the administrative agency fees and letter of credit fronting fees described in the Fee Letter, in each case, payable by the Borrowers to the Lenders, the Issuing Bank or the Agents, as applicable.

“Finance Co” shall mean any direct, wholly-owned Subsidiary of the MLP Borrower incorporated to become or otherwise serving as a co-issuer or co-borrower of Debt permitted by this

Agreement, which Subsidiary meets the following conditions at all times: (a) the provisions of Section 7.13 have been complied with in respect of such Subsidiary, and such Subsidiary is a Restricted Subsidiary and a Credit Party, (b) such Subsidiary shall be a Domestic Subsidiary that is a corporation, and (c) such Subsidiary has not (i) incurred, directly or indirectly any Debt or any other obligation or liability whatsoever other than the Debt that it was formed to co-issue or co-borrow (including, for the avoidance of doubt, any additional series, tranche or issuance of such type of Debt) and for which it serves as co-issuer or co-borrower, (ii) engaged in any business, activity or transaction, or owned any property, assets or Equity Interests other than (A) performing its obligations and activities incidental to the coissuance or co-borrowing of the Debt that it was formed to co-issue or co-borrower and (B) other activities incidental to the maintenance of its existence, including legal, tax and accounting administration, (iii) consolidated with or merged with or into any Person, or (iv) failed to hold itself out to the public as a legal entity separate and distinct from all other Persons.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrowers and their Subsidiaries ending on December 31 of each calendar year.

“Foreign Lender” means (a) if any Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if any Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, (a) with respect to the Issuing Bank, such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by the Issuing Bank other than Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Commitment Percentage of outstanding Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations of such Person in respect of drawn letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; notwithstanding anything herein to the contrary, Funded Debt shall not include (x) any bonds for fuel taxes or contingent earn-outs so long as such obligations are contingent or (y) the obligation to purchase real estate pursuant to Section 5.10(b) of the Atlas Acquisition Agreement.

“Funding Notice” means a notice substantially in the form of Exhibit 2.1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, accounting principles generally accepted in the United States in effect as of the date of determination thereof.

“General Partner” means Empire Petroleum Partners GP, LLC, a Delaware limited liability company and its successors, assigns, substitutes or replacements.

“Government Official” means any official, officer, employee or representative of: (i) any federal, state, provincial, county or municipal government or any department or agency thereof; (ii) any public international organization or any department or agency thereof; (iii) any company or other entity owned or controlled by any government; or (iv) any political party or party official, or any candidate for political office.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank and any group or body charged with setting financial accounting or regulatory capital rules or standards).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Governmental Obligations” means noncallable direct general obligations of the United States of America or obligations the payment of principal of and interest on which is unconditionally guaranteed by the United States of America.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

“Guaranteed Obligations” means as defined in Section 4.1.

“Guarantors” means (a) each Person identified as a “Guarantor” on the signature pages hereto, (b) each other Person that joins as a Guarantor pursuant to Section 7.13, and (c) with respect to (i) Secured Swap Obligations, (ii) Secured Treasury Management Obligations, and (iii) Swap Obligations of a Specified Credit Party (determined before giving effect to Sections 4.1 and 4.8) under the Guaranty hereunder, the Borrowers, and (d) their successors and permitted assigns; provided, that notwithstanding anything to the contrary in this Agreement, Excluded Subsidiaries shall not be required to be Guarantors hereunder.

“Guaranty” means the guarantee made by the Guarantors in favor of the Administrative Agent, the Lenders and the other holders of the Obligations pursuant to Section 4.

“Hazardous Material” means any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” means all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, release, threatened release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction or other derivative transaction which is intended to eliminate or reduce the risk of fluctuations in the price of oil, natural gas and other similar products (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under Applicable Laws relating to any Lender which are currently in effect or, to the extent allowed under such Applicable Laws, which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allow.

“Immaterial Subsidiary” means, on any date, any Subsidiary of the Borrowers that (i) had less than 5% of Consolidated Total Assets and 5% of annual consolidated net revenues of the Borrowers and their Subsidiaries as reflected on the most recent financial statements delivered pursuant to Section 7.1 prior to such date and (ii) has been designated as such by the MLP Borrower in a written notice delivered to the Administrative Agent (other than any such Subsidiary as to which the MLP Borrower has revoked such designation by written notice to the Administrative Agent); provided that at no time shall all Immaterial Subsidiaries so designated by the MLP Borrower have in the aggregate consolidated assets or annual consolidated revenues (as reflected on the most recent financial statements delivered pursuant to Section 7.1 prior to such time) in excess of 5% of Consolidated Total Assets or annual consolidated net revenues, respectively, of the Borrowers and their Subsidiaries; provided further that, notwithstanding the foregoing, any Subsidiary that owns in fee any real property listed on Schedule 6.3(b) or any other real property acquired after the Closing Date which would be required to be pledged to the Collateral Agent under Section 7.13, or owns the Equity Interests of any other Subsidiary that is a Material Subsidiary, shall be deemed to be a Material Subsidiary.

“Income Taxes” means for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of the Borrowers and their Subsidiaries (including, without limitation, all corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” means as defined in Section 11.2(b).

“Index Rate” means, for any Index Rate Determination Date with respect to any Base Rate Loans determined by reference to the Index Rate, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to (a) the rate determined by the Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits with a term equivalent to one (1) month in Dollars, determined as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded upward to the next whole multiple of one sixteenth of one percent (1/16 of 1%)) equal to the quotation rate (or the arithmetic mean of rates) offered to first class banks in the London interbank market for deposits in Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of

Regions Bank or any other Lender selected by the Administrative Agent, for which the Index Rate is then being determined with maturities comparable to one (1) month as of approximately 11:00 a.m. (London, England time) two (2) Business Days prior to such Index Rate Determination Date. Notwithstanding anything contained herein to the contrary, the Index Rate shall not be less than zero.

“Index Rate Determination Date” means the Closing Date and the first Business Day of each calendar month thereafter; provided, however, that, solely for purposes of the definition of Base Rate, Index Rate Determination Date means the date of determination of the Base Rate.

“Interest Payment Date” means with respect to (a) any Base Rate Loan and any Swingline Loan, the last Business Day of each calendar quarter, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (b) any Adjusted LIBOR Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three (3) months “Interest Payment Date” shall also include each date that is three (3) months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with an Adjusted LIBOR Rate Loan, an interest period of one (1), two (2), three (3) or six (6) months, as selected by the applicable Borrower in the applicable Funding Notice or Conversion/Continuation Notice, (a) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (i) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (ii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (iii) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

“IPO Transactions” shall mean the issuance of Common Units as described in the Registration Statement.

“IRS” means the United States Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance of such Letter of Credit).

“Issuance Notice” means an Issuance Notice substantially in the form of Exhibit 2.3.

“Issuing Bank” means Regions Bank, in its capacity as issuer of Letters of Credit hereunder, together with its permitted successors and assigns in such capacity.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Extended Revolving Commitment, as extended in accordance with this Agreement from time to time.

“Lender” means each financial institution with a Revolving Commitment, together with its successors and permitted assigns. The initial Lenders are identified on the signature pages hereto and are set forth on Appendix A.

“Letter of Credit” means any standby letter of credit issued hereunder.

“Letter of Credit Borrowing” means any Credit Extension resulting from a drawing under any Letter of Credit that has not been reimbursed or refinanced as a Borrowing of Revolving Loans.

“Letter of Credit Fees” means as defined in Section 2.10(b)(i).

“Letter of Credit Obligations” means, at any time, the sum of (a) the maximum amount available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referenced therein, plus (b) the aggregate amount of all drawings under Letters of Credit that have not been reimbursed by the Borrowers, including Letter of Credit Borrowings. For all purposes of this Agreement, (i) amounts available to be drawn under Letters of Credit will be calculated as provided in Section 1.3(i), and (ii) if a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Letter of Credit Sublimit” means, as of any date of determination, the lesser of (a) THIRTY-FIVE MILLION DOLLARS ($35,000,000) and (b) the aggregate unused amount of the Revolving Commitments then in effect.

“LIBOR Index Rate” means, for any Index Rate Determination Date, the rate per annum obtained by dividing (a) the Index Rate by (b) an amount equal to (i) one, minus (ii) the Applicable Reserve Requirement.

“LIBOR Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate or LIBOR Index Rate (including a Base Rate Loan referencing the LIBOR Index Rate), as applicable.

“Lien” means any security interest in or lien on or against any property arising from any pledge, collateral assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Liquidity” means as of any date of determination thereof the sum of (a) the availability under the Aggregate Revolving Commitments as of such date plus (b) Unrestricted Cash as of such date.

“Loan” means any Revolving Loan or Swingline Loan, and the Base Rate Loans and Adjusted LIBOR Rate Loans comprising such Loans.

“Master Agreement” means as defined in the definition of “Swap Agreement”.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, business, performance, operations or properties of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes (if issued) or any other Credit Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Credit Documents or the rights or remedies of the Agents or the Lenders hereunder or thereunder.

“Material Contract” means (i) each agreement or contract to which any Credit Party is a party or in respect of which any Credit Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $2,500,000 in any Fiscal Year and (ii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.

“Material Subsidiary” means any Subsidiary that it not an Immaterial Subsidiary.

“Minimum Extension Condition” shall have the meaning provided in Section 2.18(b).

“Moody’s” means Moody’s Investor Services, Inc., together with its successors.

“Mortgages” means the mortgages, deeds of trust or deeds to secure debt that purport to grant to the Collateral Agent, for the benefit of the holders of the Obligations, a security interest in the real property interest (including with respect to any improvements and fixtures) of the Borrowers or any other Credit Party in fee owned real property in a form to be agreed by the Borrowers and the Administrative Agent.

“Multiemployer Plan” means a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” means the aggregate cash payments received by any Credit Party from any Asset Sale net of the ordinary and customary direct costs incurred in connection with such sale, such as legal, accounting, brokerage and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Credit Party in respect of any sale or issuance.

“Non-Consenting Lender” means as defined in Section 2.17.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Note” means a Revolving Loan Note or a Swingline Note.

“Notice” means a Funding Notice, an Issuance Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations, indebtedness and other liabilities of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Issuing Bank, the Lenders (including former Lenders in their capacity as such) or any of them, the Qualifying Swap Banks and the Qualifying Treasury Management Banks, under any Credit Document, Secured Swap Agreement or Secured Treasury Management Agreement, together with all renewals, extensions, modifications or refinancings of any of the foregoing, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Swap Agreements, fees, expenses, indemnification or otherwise; provided, however, that the “Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Omnibus Agreement” means the Omnibus Agreement dated as of [ ● ] by and among EPP, the MLP Borrower and the General Partner.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (b) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement (including the Partnership Agreement), as amended, (c) with respect to any general partnership, its partnership agreement, as amended, and (d) with respect to any limited liability company, its articles of organization, certificate of formation or comparable documents, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Outstanding Amount” means (a) with respect to Revolving Loans and Swingline Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Revolving Loans and Swingline Loans, as the case may be, occurring on such date; and (b) with respect to any Letter of Credit Obligations on any date, the aggregate outstanding amount of such Letter of Credit Obligations on such date after giving effect to any Credit Extension of a Letter of Credit occurring on such date and any other changes in the amount of the Letter of Credit Obligations as of such date, including as a result of any reimbursements by the applicable Borrower of any drawing under any Letter of Credit.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of the MLP Borrower.

“Participant” means as defined in Section 11.5(d).

“Participant Register” means as defined in Section 11.5(d).

“Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership dated as of [ ● ], 2015.

“Patriot Act” means as defined in Section 6.7.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401 (a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Permitted Acquisition” means (i) any acquisition consented to in writing by the Required Lenders, (ii) any acquisition of assets from EPP, Atlas, Mansfield Oil Company of Gainesville, Inc. or any other current or future equity holder of EPP so long as (a) there is no Event of Default immediately after giving pro forma effect to such acquisition and the incurrence of Debt in connection therewith and (b) the Borrowers and their Restricted Subsidiaries are in compliance, on a pro forma basis after giving effect to such acquisition, with the financial covenants set forth in Section 7.9, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrowers for which financial statements have been delivered pursuant to Section 7.1 or (iii) any acquisition by any Borrower or any Restricted Subsidiary of all or substantially all of the assets of, or material assets of, another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(a) such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to or a reasonable extension of, the business of such Borrower or such Restricted Subsidiary or constitutes the Business;

(b) if such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (i) become a wholly owned direct Subsidiary of a Borrower or of a Guarantor and the applicable Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.13 to the extent applicable or (ii) provided that the Credit Parties continue to comply with Section 7.4(a), be merged with and into such a Borrower or such a Guarantor (and, in the case of a Borrower, with such Borrower being the surviving entity);

(c) the Borrowers shall have delivered to the Administrative Agent not less than five (5) Business Days (or such shorter period of time agreed to by the Administrative Agent) nor more than ninety (90) days prior to the date of such acquisition, (i) notice of such acquisition, (ii) a statement executed by the MLP Borrower (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of the next succeeding Fiscal Year following the acquisition and projected statements of income and cash flows for that year, including sufficient detail to permit calculation of the ratios described in Section 7.9, as projected as of the effective date of the acquisition and as of such Fiscal Year and accompanied by (A) a certificate demonstrating pro forma compliance with the financial covenants set forth in Section 7.9, (B) a statement in reasonable detail specifying all material assumptions underlying the projections and (C) such other information as the Administrative Agent or the Lenders shall reasonably request and (iii) copies of all material documents relating to such acquisition (including the acquisition agreement and any related document) in each case in final or substantially final form, and reasonably available historical financial information (including income statements, balance sheets and cash flows) covering at least three (3) complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, in each case in form and detail reasonably satisfactory to the Administrative Agent; provided, however that if the total consideration for such acquisition is less than $15,000,000, the Borrowers shall only be required to provide the Administrative Agent with notice of the acquisition and, to the extent reasonably available, historical financial information with respect to the acquisition target.

(d) (i) the Borrowers and their Restricted Subsidiaries shall be in compliance, on a pro forma basis after giving effect to such acquisition, with the financial covenants set forth in Section 7.9, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrowers for which financial statements have been delivered pursuant to Section 7.1 and (ii) to the extent the consideration paid in connection with such acquisition exceeds $15,000,000, the MLP Borrower shall deliver a certificate to the Administrative Agent demonstrating pro forma compliance with the financial covenants set forth in Section 7.9;

(e) both immediately before and after the consummation of such acquisition and after giving effect to the information set forth in clause (d)(ii) above, no Event of Default shall have occurred and be continuing;

(f) the board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved; and

(g) the Administrative Agent shall have received a certificate from a Responsible Officer of the MLP Borrower or the applicable Restricted Subsidiary confirming that all necessary governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to the applicable Credit Party or other Restricted Subsidiary making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, in each case, except where the failure to obtain such licenses, authorizations, exemptions, qualifications, consents, approvals, declarations, registrations or other filings could not reasonably be expected to have a Material Adverse Effect.

“Permitted Investments” means with respect to any Person:

(a) Governmental Obligations;

(b) obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three (3) major grades as determined by Moody’s or S&P; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three (3) major grades as determined by Moody’s or S&P;

(c) banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(d) commercial paper rated at the time of purchase within the two highest classifications established by S&P and Moody’s, and which matures within 270 days after the date of issue;

(e) secured repurchase agreements against obligations itemized in paragraph (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f) any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in (a) through (e) above.

“Permitted Liens” means with respect to any Person:

(a) Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet delinquent, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, any proceedings for the enforcement of such liens have been suspended and adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, (x) any proceedings commenced for the enforcement of such Liens have been suspended and (y) appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under subsection (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d) any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) thirty (30) consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e) survey exceptions or encumbrances, easements or reservations, or rights of others for rights of way, utilities and other similar purposes, or zoning or other restrictions or covenants as to real properties, or any interest of any lessor or sublessor under any lease (or any Lien on such interest) permitted hereunder which, in each case, does not materially interfere with the business of such Person, including all matters shown in or disclosed in the real property surveys, loan title policies and title insurance commitments and searches delivered to or made available to and not objected to in writing by the Collateral Agent;

(f) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP;

(g) any interest or title of a lessor under any lease entered into by any Credit Party in the ordinary course of its business and covering only the assets so leased, and any protective financing statement filed in connection with any such lease;

(h) receipt of progress payments and advances from customers in the ordinary course of business to the extent such payment creates a Lien on the related inventory and proceeds thereof;

(i) Liens solely on any cash earnest money deposits made by any Credit Party in connection with an Investment permitted by Section 8.7;

(j) Liens arising in the ordinary course of business solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights; and

(k) continuations of Liens that are permitted under subsections (a) through (j) hereof, provided such continuations do not violate the specific time periods set forth in subsections (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.

Regardless of the language set forth in this definition, no Lien over the Equity Interests of any Credit Party granted to any Person other than to the Collateral Agent for the benefit of the Lenders and other than Liens permitted under Section 8.2(e) or (j) and Liens of the type described in clauses (a)(i), (d) and (f) above shall be deemed a “Permitted Lien” under the terms of this Agreement.

“Permitted Seller Note” means a promissory note containing subordination and other related provisions reasonably acceptable to the Administrative Agent, representing Debt of any Borrower or any of its Subsidiaries incurred in connection with any Permitted Acquisition and payable to the seller in connection therewith.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Platform” means as defined in Section 11.1(d).

“Prime Rate” means the per annum rate which the Administrative Agent publicly announces from time to time to be its prime lending rate, as in effect from time to time. The Administrative Agent’s prime lending rate is a reference rate and does not necessarily represent the lowest or best rate charged to customers.

“Principal Office” means, for the Administrative Agent, the Swingline Lender and the Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office as it may from time to time designate in writing to the MLP Borrower and each Lender.

“Purchases” shall have the meaning set forth in Section 8.5.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Credit Party that, at the time the Guaranty (or grant of security interest, as applicable) becomes or would become effective with respect to such Swap Obligation, has total assets exceeding $10,000,000 or such other Credit Party as constitutes an “eligible contract participant” under the Commodity Exchange Act and which may cause another Person to qualify as an “eligible contract participant” with respect to such Swap Obligation at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualifying Swap Bank” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (i) at the time it enters into a Swap Agreement, is a Lender or an Affiliate of a Lender, or (ii) in the case of a Swap Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case, shall have provided a Secured Party Designation Notice to the Administrative Agent within thirty (30) days of entering into the Swap Agreement or otherwise becoming eligible in respect thereof. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Qualifying Treasury Management Bank” means (a) any of Regions Bank and its Affiliates, and (b) any Person that (A) at the time it enters into a Treasury Management Agreement, is a Lender or an Affiliate of a Lender, or (B) in the case of a Treasury Management Agreement in effect on or prior to the Closing Date, is, as of the Closing Date or within thirty (30) days thereafter, a Lender or an Affiliate of a Lender, and, in each such case, shall have provided a Secured Party Designation Notice to the Administrative Agent within thirty (30) days of entering into the Treasury Management Agreement or otherwise becoming eligible in respect thereof. For purposes hereof, the term “Lender” shall be deemed to include the Administrative Agent.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) the Issuing Bank, as applicable.

“Refunded Swingline Loans” means as defined in Section 2.2(b)(iii).

“Register” means as defined in Section 11.5(c).

“Registration Statement” means that certain Form S-1 Registration Statement dated May 12, 2015, filed with the United States Securities and Exchange Commission with respect to the Common Units, as amended, modified or supplemented from time to time prior to the Closing Date.

“Reimbursement Date” means as defined in Section 2.3(d).

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, members, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Removal Effective Date” means as defined in Section 9.6(b).

“Required Lenders” means, as of any date of determination, Lenders having Total Credit Exposure representing more than fifty percent (50%) of the Total Credit Exposures of all Lenders; provided that the Total Credit Exposure of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Resignation Effective Date” means as defined in Section 9.6(a).

“Responsible Officer” means, with respect to any Person, the chief executive officer, chief financial officer, treasurer, president, vice president or controller of such Person or of its general partner, as the case may be, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person or of its general partner, as the case may be, or any other officer of such Person or of its general partner, as the case may be, having substantially the same authority and responsibility.

“Restricted Subsidiary” means any Subsidiary of any Borrower that has not been designated as an Unrestricted Subsidiary in accordance with the definition thereof; provided that (i) the Subsidiary Borrower shall at all times be a Restricted Subsidiary and (ii) each Guarantor shall be a Restricted Subsidiary.

“Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any increase, adjustment or reduction pursuant to the terms and conditions hereof.

“Revolving Commitment Percentage” means, for each Lender, a fraction (expressed as a percentage carried to the ninth decimal place), the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments. The initial Revolving Commitment Percentages are set forth on Appendix A.

“Revolving Commitment Period” means the period from and including the Closing Date to the earlier of (a) (i) in the case of Revolving Loans and Swingline Loans, the Revolving Commitment Termination Date or (ii) in the case of the Letters of Credit, the expiration date thereof, or (b) in each case, the date on which the Revolving Commitments shall have been terminated as provided herein.

“Revolving Commitment Termination Date” means, with respect to the relevant Class of Loans, the earliest to occur of (a) (i) with respect to the Revolving Commitments provided on the Closing Date, [ ● ], 2020 and (ii) with respect to any Extended Revolving Commitments, the final maturity date as specified in the applicable Extension Offer; (b) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.11(b); and (c) the date of the termination of the Revolving Commitments pursuant to Section 9.2.

“Revolving Credit Exposure” means, as to any Lender at any time, the aggregate principal amount at such time of its outstanding Revolving Loans and such Lender’s participation in Letter of Credit Obligations and Swingline Loans at such time.

“Revolving Loan” means a Loan made by a Lender to any Borrower pursuant to Section 2.1(a).

“Revolving Loan Note” means a promissory note in the form of Exhibit 2.5-1, as it may be amended, supplemented or otherwise modified from time to time.

“Revolving Obligations” means the Revolving Loans, the Letter of Credit Obligations and the Swingline Loans.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw Hill Corporation, together with its successors.

“Sale Leaseback Transaction” has the meaning specified in Section 8.9.

“SEC” means the United States Securities and Exchange Commission.

“Secured Party Designation Notice” means a notice in the form of Exhibit 1.1 (or other writing in form and substance satisfactory to the Administrative Agent) from a Qualifying Swap Bank or a Qualifying Treasury Management Bank to the Administrative Agent that it holds Obligations entitled to share in the guaranties and collateral interests provided herein in respect of a Secured Swap Agreement or Secured Treasury Management Agreement, as appropriate.

“Secured Swap Agreement” means any Hedging Transaction between any of the Borrowers or their Subsidiaries, on the one hand, and a Qualifying Swap Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Swap Agreement shall be subject to the provisions of Section 9.3 and 10.10.

“Secured Swap Obligations” means all obligations owing to a Qualifying Swap Bank in connection with any Secured Swap Agreement including any and all cancellations, buy backs, reversals, terminations or assignments of any Secured Swap Agreement, any and all renewals, extensions and modifications of any Secured Swap Agreement and any and all substitutions for any Secured Swap Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Secured Treasury Management Agreement” means any Treasury Management Agreement between any of the Borrowers or their Subsidiaries, on the one hand, and a Qualifying Treasury Management Bank, on the other hand. For the avoidance of doubt, a holder of Obligations in respect of a Secured Treasury Management Agreement shall be subject to the provisions of Section 9.3 and 10.10.

“Secured Treasury Management Obligations” means all obligations owing to a Qualifying Treasury Management Bank under a Secured Treasury Management Agreement, including all fees, costs, expenses and indemnities, whether primary, secondary, direct, fixed or otherwise (including any monetary obligations incurred during the pendency of any bankruptcy or insolvency proceedings, regardless of whether allowed or allowable in such bankruptcy or insolvency proceedings), in each case, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising.

“Security Agreement” shall mean, collectively, the amended and restated security and pledge agreement executed and delivered by the Borrowers and the Guarantors on the Closing Date pursuant to Section 5.1, and any such agreements executed and delivered after the Closing Date (whether by execution of a joinder agreement to the existing security agreement or otherwise) pursuant to Section 7.13 or otherwise, in form and substance satisfactory to the Collateral Agent, as amended, restated or otherwise modified from time to time.

“Solvent” or “Solvency” means, with respect to any Person as of a particular date, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course of business, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature in their ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person and (e) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition” means any Permitted Acquisition with a purchase price in excess of $15,000,000 that is designated in writing to the Administrative Agent by the MLP Borrower as a “Specified Acquisition” prior to the date of such Permitted Acquisition.

“Specified Acquisition Period” means any period commencing on the date that a Specified Acquisition is consummated through and including the last day of the second full fiscal quarter following the date on which such Specified Acquisition is consummated.

“Specified Credit Party” means, any Credit Party that is, at the time on which the Guaranty (or grant of security interest, as applicable) becomes effective with respect to a Swap Obligation, a corporation, partnership, proprietorship, organization, trust or other entity that would not be an “eligible contract participant” under the Commodity Exchange Act at such time but for the effect of Section 4.8.

“Subordinated Debt” means any Funded Debt of any Credit Party and other obligations of any Credit Party which have been subordinated in right of payment and priority to the Obligations, all on terms and conditions reasonably satisfactory to the Administrative Agent and the Required Lenders; provided that all Subordinated Debt shall be unsecured.

“Subordinated Debt Documents” means and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordination Agreements” means any subordination agreements entered into by any Person from time to time in favor of the Administrative Agent in connection with any Subordinated Debt, the terms of which are acceptable to the Administrative Agent, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than fifty percent (50%) of the total voting power of Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person, or the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date, or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise provided, “Subsidiary” shall refer to a Subsidiary of the MLP Borrower.

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, currency swap transactions, cross-currency rate swap transactions, currency options, cap transactions, floor transactions, collar transactions, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options or warrants to enter into any of the foregoing), whether or not any such transaction is governed by, or otherwise subject to, any master agreement or any netting agreement, and (b) any and all transactions or arrangements of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement (or similar documentation) published from time to time by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such agreement or documentation, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Obligation” means with respect to any Guarantor any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swap Provider” means any Person that is a party to a Swap Agreement with any Borrower or its Subsidiaries.

“Swingline Lender” means Regions Bank in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.

“Swingline Loan” means a Loan made by the Swingline Lender to any Borrower pursuant to Section 2.2.

“Swingline Note” means a promissory note in the form of Exhibit 2.5-2, as it may be amended, supplemented or otherwise modified from time to time.

“Swingline Rate” means the Base Rate plus the Applicable Margin applicable to Base Rate Loans.

“Swingline Sublimit” means, at any time of determination, the lesser of (a) THIRTY-FIVE MILLION DOLLARS ($35,000,000) and (b) the aggregate unused amount of Revolving Commitments then in effect.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” means, for any determination under this Agreement, the four consecutive fiscal quarters of the MLP Borrower then last ended and for which financial statements pursuant to Section 7.1 shall have been delivered (or required to be delivered) to the Administrative Agent (or, before the first delivery of such financial statements, the most recent period of four fiscal quarters at the end of which financial statements are available).

“Threshold Amount” means $5,000,000.

“Total Credit Exposure” means, as to any Lender at any time, the unused Revolving Commitments and Revolving Credit Exposure of such Lender at such time.

“Total Revolving Outstandings” means the aggregate Outstanding Amount of all Revolving Loans, all Swingline Loans and all Letter of Credit Obligations.

“Transaction Documents” means the Contribution Agreement, the Empire Supply Agreement, the Omnibus Agreement and the other [“Transaction Documents”] as defined in the Contribution Agreement.

“Transactions” means, collectively, the contribution of Contributed Assets on or prior to the Closing Date pursuant to the Contribution Agreement and the IPO Transactions.

“Treasury Management Agreement” means any agreement governing the provision of treasury or cash management services, including deposit accounts, funds transfer, automated clearinghouse, commercial credit cards, purchasing cards, cardless e-payable services, debit cards, stored value cards, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services.

“Treasury Management Bank” means any Person that is a party to a Treasury Management Agreement with any Borrower or its Subsidiaries.

“Type of Loan” means a Base Rate Loan or a LIBOR Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in the State of New York (or any other applicable jurisdiction, as the context may require).

“United States” or “U.S.” means the United States of America.

“Unrestricted Cash” means, as of any date of determination for the Borrowers and their Restricted Subsidiaries on a consolidated basis, the aggregate amount of cash of the Borrowers and their Restricted Subsidiaries which is unrestricted and is not subject to any Lien other than Liens in favor of the Collateral Agent.

“Unrestricted Subsidiary” means any Subsidiary of the MLP Borrower that is designated by the MLP Borrower as an Unrestricted Subsidiary, but only to the extent that: (a) such designation complies with Section 7.18 and (b) such Subsidiary has not been redesignated as a Restricted Subsidiary under Section 7.18. Any designation of a Subsidiary of the MLP Borrower as an Unrestricted Subsidiary will be evidenced to the Administrative Agent by a certificate from a Responsible Officer of the General Partner certifying that such designation complied with the preceding conditions. As of the Closing Date there are no Unrestricted Subsidiaries.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“U.S. Tax Compliance Certificate” means as defined in Section 3.3(f).

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Equity Interests or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Credit Party and the Administrative Agent.

Section 1.2 Accounting Terms.

(a) Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Borrowers to the Lenders pursuant to clauses (a), (b), (c) and (d) of Section 7.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 7.1(g), if applicable). If at any time any change in GAAP or in the consistent application thereof would affect the computation of any financial covenant or requirement set forth in any Credit Document, and either the Borrowers or the Required Lenders shall object in writing to determining compliance based on such change, then the Lenders and Borrowers shall negotiate in good faith to amend such financial covenant, requirement or applicable defined terms to preserve the original intent thereof in light of such change to GAAP, provided that, until so amended such computations shall continue to be made on a basis consistent with the most recent financial statements delivered pursuant to clauses (a), (b), (c) and (d) of Section 7.1 as to which no such objection has been made.

(b) Calculations. Notwithstanding the above, the parties hereto acknowledge and agree that all calculations of the financial covenants in Section 7.9 and Section 8.5(e), including for purposes of determining the Applicable Margin, shall be made on a pro forma basis.

(c) FASB ASC 825 and FASB ASC 470-20. Notwithstanding the above, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Debt of the Borrowers and their Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

Section 1.3 Rules of Interpretation.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “hereto”, “herein,” “hereof” and “hereunder,” and words of similar import when used in any Credit Document, shall be construed to refer to such Credit Document in its entirety and not to any particular provision hereof or thereof, (iv) all references in a Credit Document to Sections, Exhibits, Appendices and Schedules shall be construed to refer to Sections of, and Exhibits, Appendices and Schedules to, the Credit Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory rules, regulations, orders and provisions consolidating, amending, replacing or interpreting such law and any references to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) The terms lease and license shall include sub-lease and sub-license.

(c) All terms not specifically defined herein or by GAAP, which terms are defined in the UCC, shall have the meanings assigned to them in the UCC of the relevant jurisdiction, with the term “instrument” being that defined under Article 9 of the UCC of such jurisdiction.

(d) Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including”.

(e) To the extent that any of the representations and warranties contained in Section 6 under this Agreement or in any of the other Credit Documents is qualified by “Material Adverse Effect”, the qualifier “in all material respects” contained in Section 5.2(c) and the qualifier “in any material respect” contained in Section 9.1(e) shall not apply.

(f) Whenever the phrase “to the knowledge of” or words of similar import relating to the knowledge of a Person are used herein or in any other Credit Document, such phrase shall mean and refer to the actual knowledge of the Responsible Officers of such Person.

(g) This Agreement and the other Credit Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Credit Parties, and are the product of discussions and negotiations among all parties.

Accordingly, this Agreement and the other Credit Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

(h) Unless otherwise indicated, all references to a specific time shall be construed to Eastern Standard Time or Eastern Daylight Savings Time, as the case may be. Unless otherwise expressly provided herein, all references to dollar amounts and “$” shall mean Dollars.

(i) Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time (after giving effect to any permanent reduction in the stated amount of such Letter of Credit pursuant to the terms of such Letter of Credit); provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any letter of credit application or other issuer document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

Section 2 LOANS AND LETTERS OF CREDIT

Section 2.1 Revolving Loans.

(a) Revolving Loans. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Lender severally agrees to make revolving loans (each such loan, a “Revolving Loan”) to the Borrowers in an aggregate amount up to but not exceeding such Lender’s Revolving Commitment; provided, that after giving effect to the making of any Revolving Loan, (i) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, and (ii) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment. Amounts borrowed pursuant to this Section 2.1(a) may be repaid and reborrowed without premium or penalty (subject to Section 3.1(c)) during the Revolving Commitment Period. The Revolving Loans may consist of Base Rate Loans, Adjusted LIBOR Rate Loans, or a combination thereof, as any Borrower may request. Each Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Revolving Loans and all other amounts owed hereunder with respect to the Revolving Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Mechanics for Revolving Loans.

(i) Except pursuant to Section 2.2(b)(iii), all Revolving Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(ii) Whenever any Borrower desires that the Lenders make a Revolving Loan, such Borrower shall deliver to the Administrative Agent a fully executed and delivered Funding Notice no later than (x) 1:00 p.m. at least three (3) Business Days in advance of the proposed Credit Date in the case of an Adjusted LIBOR Rate Loan and (y) 1:00 p.m. at least one (1) Business Day in advance of the proposed Credit Date in the case of a Loan that is a Base Rate Loan. Except as otherwise provided herein, any Funding Notice for any Loans that are Adjusted LIBOR Rate Loans shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to make a borrowing in accordance therewith.

(iii) Notice of receipt of each Funding Notice in respect of each Revolving Loan, together with the amount of each Lender’s Revolving Commitment Percentage thereof, respectively, if any, together with the applicable interest rate, shall be provided by the Administrative Agent to each applicable Lender by facsimile with reasonable promptness, but (provided the Administrative Agent shall have received such notice by 1:00 p.m.) not later than 4:00 p.m. on the same day as the Administrative Agent’s receipt of such notice from the applicable Borrower.

(iv) Each Lender shall make its Revolving Commitment Percentage of the requested Revolving Loan available to the Administrative Agent not later than 11:00 a.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the applicable conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Credit Extension available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all Loans received by the Administrative Agent in connection with the Credit Extension from the Lenders to be credited to the account of the applicable Borrower at the Administrative Agent’s Principal Office or such other account as may be designated in writing to the Administrative Agent by the applicable Borrower.

(c) Increase in Revolving Commitments. The Borrowers may, at any time and from time to time, upon prior written notice by the Borrowers to the Administrative Agent, increase the Revolving Commitments (but not the Swingline Sublimit) subject to the following:

(i) the aggregate principal amount of all increases in the Revolving Commitments pursuant to this Section 2.1(c) shall not exceed ONE HUNDRED MILLION DOLLARS ($100,000,000);

(ii) The Borrowers may, at any time and from time to time, upon prior written notice by the Borrowers to the Administrative Agent increase the Aggregate Revolving Commitments (but not the Letter of Credit Sublimit or the Swingline Sublimit) with additional Revolving Commitments from any existing Lender with a Revolving Commitment or new Revolving Commitments from any other Person selected by the Borrowers and reasonably acceptable to the Administrative Agent and the Issuing Bank; provided that:

(A) any such increase shall be in a minimum principal amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof;

(B) no Default or Event of Default shall exist before and immediately after giving effect to such increase;

(C) the Borrowers shall be in compliance, on a pro forma basis after giving effect to the incurrence of any such increase in the Revolving Commitments, with the financial covenants set forth in Section 7.9, recomputed as of the last day of the most recently ended Fiscal Quarter of the Borrowers for which financial statements have been delivered pursuant to Section 7.1;

(D) no existing Lender shall be under any obligation to increase its Revolving Commitment and any such decision whether to increase its Revolving Commitment shall be in such Lender’s sole and absolute discretion;

(E) (1) any new Lender providing a Revolving Commitment in connection with any increase in Aggregate Revolving Commitments shall join this Agreement by executing such joinder documents reasonably required by the Administrative Agent and/or (2) any existing Lender electing to increase its Revolving Commitment shall have executed a commitment agreement reasonably satisfactory to the Administrative Agent;

(F) any such increase in the Revolving Commitments shall be subject to receipt by the Administrative Agent of a certificate of the Borrowers dated as of the date of such increase signed by a Responsible Officer of each Borrower (x) certifying and attaching the resolutions adopted by each Borrower and each Guarantor approving or consenting to such increase, and (y) certifying that, before and after giving effect to such increase, (1) the representations and warranties contained in Section 6 and the other Credit Documents are true and correct in all material respects on and as of the date of such increase, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects as of such earlier date, and (2) no Default or Event of Default exists; and

(G) to the extent that the joinder or commitment agreements described in clause (E) above provide for an applicable margin of, and/or commitment fee for, additional Revolving Commitments greater than the Applicable Margin and/or Commitment Fee with respect to the existing Revolving Commitments at such time, the Applicable Margin and/or the Commitment Fee (as applicable) for the existing Revolving Commitments shall be increased automatically (without the consent of Required Lenders) such that the Applicable Margin and/or the Commitment Fee (as applicable) for such existing Revolving Commitments is not less than the applicable margin and/or the commitment fee (as applicable) for such additional Revolving Commitments.

The Borrowers shall prepay any Revolving Loans owing under this Agreement on the date of any such increase in the Revolving Commitments to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Revolving Commitments arising from any nonratable increase in the Revolving Commitments under this Section.

Notwithstanding anything to the contrary contained in this Section 2.1(c), in connection with any increase of the Revolving Commitments pursuant to the terms of this Section 2.1(c), the Administrative Agent may unilaterally agree in its sole discretion to increase the Letter of Credit Sublimit by an amount not to exceed an amount equal to a ratable increase of the Letter of Credit Sublimit relative to such increase of the Revolving Commitments; provided that such increase of the Letter of Credit Sublimit shall be documented in a manner reasonably acceptable to the Administrative Agent.

Section 2.2 Swingline Loans.

(a) Swingline Loans Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Swingline Lender may, in its sole discretion, make Swingline Loans to the Borrowers in the aggregate amount up to but not exceeding the Swingline Sublimit; provided, that after giving effect to the making of any Swingline Loan, in no event shall (i) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments or (ii) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment.

Amounts borrowed pursuant to this Section 2.2 may be repaid and reborrowed during the Revolving Commitment Period. The Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Swingline Loans and all other amounts owed hereunder with respect to the Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.

(b) Borrowing Mechanics for Swingline Loans.

(i) Whenever any Borrower desires that the Swingline Lender make a Swingline Loan, such Borrower shall deliver to the Administrative Agent a Funding Notice no later than 11:00 a.m. on the proposed Credit Date. Swingline Loans shall be made in an aggregate minimum amount of $250,000.

(ii) The Swingline Lender shall make the amount of its Swingline Loan available to the Administrative Agent not later than 3:00 p.m. on the applicable Credit Date by wire transfer of same day funds in Dollars, at the Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, the Administrative Agent shall make the proceeds of such Swingline Loans available to the applicable Borrower on the applicable Credit Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Swingline Loans received by the Administrative Agent from the Swingline Lender to be credited to the account of the applicable Borrower at the Administrative Agent’s Principal Office, or to such other account as may be designated in writing to the Administrative Agent by the applicable Borrower.

(iii) With respect to any Swingline Loans which have not been voluntarily prepaid by the applicable Borrower pursuant to Section 2.11, the Swingline Lender may at any time in its sole and absolute discretion, deliver to the Administrative Agent (with a copy to the MLP Borrower), no later than 11:00 a.m. on the day of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the applicable Borrower) requesting that each Lender holding a Revolving Commitment make Revolving Loans that are Base Rate Loans to the applicable Borrower on such Credit Date in an amount equal to the amount of such Swingline Loans (the “Refunded Swingline Loans”) outstanding on the date such notice is given which the Swingline Lender requests Lenders to prepay. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Revolving Loans made by the Lenders other than the Swingline Lender shall be immediately delivered by the Administrative Agent to the Swingline Lender (and not to the Borrowers) and applied to repay a corresponding portion of the Refunded Swingline Loans and (2) on the day such Revolving Loans are made, the Swingline Lender’s Revolving Commitment Percentage of the Refunded Swingline Loans shall be deemed to be paid with the proceeds of a Revolving Loan made by the Swingline Lender to the applicable Borrower, and such portion of the Swingline Loans deemed to be so paid shall no longer be outstanding as Swingline Loans and shall no longer be due under the Swingline Note of the Swingline Lender but shall instead constitute part of the Swingline Lender’s outstanding Revolving Loans to the applicable Borrower and shall be due under the Revolving Loan Note issued by the applicable Borrower to the Swingline Lender. Each Borrower hereby authorizes the Administrative Agent and the Swingline Lender to charge such Borrower’s accounts with the Administrative Agent and the Swingline Lender (up to the amount available in each such account) in order to immediately pay the Swingline Lender the amount of the Refunded Swingline Loans to the extent of the proceeds of such Revolving Loans made by the

Lenders, including the Revolving Loans deemed to be made by the Swingline Lender, are insufficient to repay in full the Refunded Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to the Swingline Lender should be recovered by or on behalf of the Borrowers from the Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.14.

(iv) If for any reason Revolving Loans are not made pursuant to Section 2.2(b)(iii) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Business Day after demand for payment thereof by the Swingline Lender, each Lender holding a Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans, and in an amount equal to its Revolving Commitment Percentage of the applicable unpaid amount together with accrued interest thereon. On the Business Day that notice is provided by the Swingline Lender (or by 11:00 a.m. on the following Business Day if such notice is provided after 2:00 p.m.), each Lender holding a Revolving Commitment shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of the Swingline Lender. In order to evidence such participation, each Lender holding a Revolving Commitment agrees to enter into a participation agreement at the request of the Swingline Lender in form and substance reasonably satisfactory to the Swingline Lender. In the event any Lender holding a Revolving Commitment fails to make available to the Swingline Lender the amount of such Lender’s participation as provided in this paragraph, the Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.

(v) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make Revolving Loans for the purpose of repaying any Refunded Swingline Loans pursuant to clause (iii) above and each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that the Swingline Lender had not received prior notice from any Borrower or the Required Lenders that any of the conditions under Section 5.2 to the making of the applicable Refunded Swingline Loans or other unpaid Swingline Loans were not satisfied at the time such Refunded Swingline Loans or other unpaid Swingline Loans were made; and (2) the Swingline Lender shall not be obligated to make any Swingline Loans (A) if it has elected not to do so after the occurrence and during the continuation of a Default or Event of Default, (B) if it does not in good faith believe that all conditions under Section 5.2 to the making of such Swingline Loan have been satisfied or waived by the Required Lenders or (C) at a time when a Defaulting Lender exists, unless the Swingline Lender has entered into arrangements satisfactory to it and the Borrowers to eliminate the

Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Swingline Loan, including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the outstanding Swingline Loans in a manner reasonably satisfactory to the Swingline Lender and the Administrative Agent.

Section 2.3 Issuances of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Revolving Commitment Period, subject to the terms and conditions hereof, the Issuing Bank agrees to issue Letters of Credit for the account of any Borrower or any of its Subsidiaries in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in Dollars; (ii) the stated amount of each Letter of Credit shall not be less than $20,000 or such lesser amount as is acceptable to the Issuing Bank; (iii) after giving effect to such issuance, in no event shall (x) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment or (z) the Outstanding Amount of Letter of Credit Obligations exceed the Letter of Credit Sublimit; and (iv) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) seven (7) days prior to the Revolving Commitment Termination Date, and (2) the date which is one (1) year from the date of issuance of such Letter of Credit. Subject to the foregoing (other than clause (iv)) the Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed one (1) year each, unless the Issuing Bank elects not to extend for any such additional period; provided, the Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time the Issuing Bank must elect to allow such extension; provided, further, in the event that any Lender is at such time a Defaulting Lender, unless the Issuing Bank has entered into arrangements satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Defaulting Lender to eliminate the Issuing Bank’s Fronting Exposure with respect to such Lender (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender), including by Cash Collateralizing such Defaulting Lender’s Revolving Commitment Percentage of the Outstanding Amount of the Letter of Credit Obligations in a manner reasonably satisfactory to Agents, the Issuing Bank shall not be obligated to issue or extend any Letter of Credit hereunder. The Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

(b) Notice of Issuance. Whenever any Borrower desires the issuance of a Letter of Credit, such Borrower shall deliver to the Administrative Agent an Issuance Notice no later than 1:00 p.m. at least three (3) Business Days or such shorter period as may be agreed to by the Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 5.2, the Issuing Bank shall issue the requested Letter of Credit only in accordance the Issuing Bank’s standard operating procedures. Upon the issuance of any Letter of Credit or amendment or modification to a Letter of Credit, the Issuing Bank shall promptly notify the Administrative Agent and each Lender of such issuance, which notice shall be accompanied by a copy of such Letter of Credit or amendment or modification to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.3(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, the Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between any Borrower and the Issuing Bank, such Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by the Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of the Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, the Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by the Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of the Issuing Bank to any Credit Party. Notwithstanding anything to the contrary contained in this Section 2.3(c), the Borrowers shall retain any and all rights they may have against the Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order.

(d) Reimbursement by the Borrowers of Amounts Drawn or Paid Under Letters of Credit. In the event the Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the applicable Borrower and the Administrative Agent, and the applicable Borrower shall reimburse the Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the applicable Borrower shall have notified the Administrative Agent and the Issuing Bank prior to 11:00 a.m. on the date such drawing is honored that the applicable Borrower intends to reimburse the Issuing Bank for the amount of such honored drawing with funds other than the proceeds of Revolving Loans, the applicable Borrower shall be deemed to have given a timely Funding Notice to the Administrative Agent requesting the Lenders to make Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in Dollars equal to the amount of such honored drawing, and (ii) subject to satisfaction or waiver of the conditions specified in Section 5.2, the Lenders shall, on the Reimbursement Date, make Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by the Administrative Agent to reimburse the Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of Revolving Loans are not received by the Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the applicable Borrower shall reimburse the Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such Revolving Loans, if any, which are so received. Nothing in this Section 2.3(d) shall be deemed to relieve any Lender from its obligation to make Revolving Loans on the terms and conditions set forth herein, and the applicable Borrower shall retain any and all rights it may have against any Lender resulting from the failure of such Lender to make such Revolving Loans under this Section 2.3(d).

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from the Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Revolving Commitment Percentage (with respect to the Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that any Borrower shall fail for any reason to reimburse the Issuing Bank as provided in Section 2.3(d), the Issuing Bank shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Revolving Commitment Percentage. Each Lender shall make available to the Issuing Bank an amount equal to its respective participation, in Dollars and in same day funds, at the office of the Issuing Bank specified in such notice, not later than 12:00 p.m. on the first Business Day (under the laws of the jurisdiction in which such office of the Issuing Bank is located) after the date notified by the Issuing Bank. In the event that any Lender fails to make available to the Issuing Bank on such Business Day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.3(e), the Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by the Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.3(e) shall be deemed to prejudice the right of any Lender to recover from the Issuing Bank any amounts made available by such Lender to the Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order. In the event the Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.3(e) for all or any portion of any drawing honored by the Issuing Bank under a Letter of Credit, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of all payments subsequently received by the Issuing Bank from the applicable Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request.

(f) Obligations Absolute. The obligation of each Borrower to reimburse the Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any Revolving Loans made by the Lenders pursuant to Section 2.3(d) and the obligations of the Lenders under Section 2.3(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense (other than that such drawing has been repaid) or other right which any Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), the Issuing Bank, a Lender or any other Person or, in the case of a Lender, against any Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between any Borrower or any of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of

Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, or financial condition of any Borrower or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by the Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of the Issuing Bank under the circumstances in question, as determined by a court of competent jurisdiction in a final, non-appealable order.

(g) Indemnification. Without duplication of any obligation of the Credit Parties under Section 11.2, in addition to amounts payable as provided herein, each of the Credit Parties hereby agrees, on a joint and several basis, to protect, indemnify, pay and save harmless the Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable out-of-pocket fees, expenses and disbursements of counsel) which the Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by the Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of the Issuing Bank, as determined by a court of competent jurisdiction in a final, non-appealable order, or (2) the wrongful dishonor by the Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of the Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the applicable Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.

(i) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary of any Borrower, the applicable Borrower shall be obligated to reimburse the Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of the Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(j) Provisions Related to Extended Revolving Commitments. If the Revolving Commitment Termination Date in respect of any Class of Revolving Commitments occurs prior to the expiration of any Letter of Credit, then (i) if one or more other Class of Revolving Commitments in respect of which the Revolving Commitment Termination Date shall not have occurred are then in effect, such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make Revolving Loans and payments in respect thereof pursuant to Section 2.3) under (and ratably participated in by Lenders pursuant to) the Revolving Commitments in respect of such non-terminating Class up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Revolving Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the applicable Borrower shall cash collateralize any such Letter of Credit in a manner satisfactory to the Administrative Agent and the respective Issuing Banks but only up to the amount of such Letter of Credit not so reallocated.

Except to the extent of reallocations of participations pursuant to clause (i) of the immediately preceding sentence, the occurrence of a Revolving Commitment Termination Date with respect to a given Class of Revolving Commitments shall have no effect upon (and shall not diminish) the percentage participations of the Lenders in any Letter of Credit issued before such Revolving Commitment Termination Date.

Section 2.4 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by the Lenders simultaneously and proportionately to their respective pro rata shares of the Loans, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Revolving Commitment, or the portion of the aggregate outstanding principal amount of the Revolving Loans, of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1(b) or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.1(b) and may, in reliance upon such assumption, make available to any Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) in the case of a payment to be made by any Borrower, the interest rate applicable to Base Rate Loans, plus, in either case, any administrative, processing or similar fees customarily charged by the Administrative Agent in connection therewith. If the applicable Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the applicable Borrower the amount of such interest paid by such Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the applicable Borrower shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by the Borrowers; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from any Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the Issuing Bank, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Notices given by the Administrative Agent under this subsection (b) shall be conclusive absent manifest error.

Section 2.5 Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of each Borrower and each other Credit Party to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitment or the Borrowers’ obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern in the absence of demonstrable error therein.

(b) Notes. The Borrower shall execute and deliver to each (i) Lender on the Closing Date, (ii) Person who is a permitted assignee of such Lender pursuant to Section 11.5 and (iii) Person who becomes a Lender in accordance with Section 2.1(c), in each case to the extent requested by such Person, a Note or Notes to evidence such Person’s portion of the Revolving Loans or Swingline Loans, as applicable.

Section 2.6 Scheduled Principal Payments.

(a) Revolving Loans. The principal amount of Revolving Loans is due and payable in full on the Revolving Commitment Termination Date.

(b) Swingline Loans. The principal amount of the Swingline Loans is due and payable in full on the earlier to occur of (i) the date of demand by the Swingline Lender and (ii) the Revolving Commitment Termination Date.

Section 2.7 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:

(i) in the case of Revolving Loans:

(A) if a Base Rate Loan (including a Base Rate Loan referencing the LIBOR Index Rate), the Base Rate plus the Applicable Margin; or

(B) if an Adjusted LIBOR Rate Loan, the Adjusted LIBOR Rate plus the Applicable Margin; and

(ii) in the case of Swingline Loans, at the Swingline Rate.

(b) The basis for determining the rate of interest with respect to any Loan (except a Swingline Loan, which may only be made and maintained at the Swingline Rate (unless and until converted into a Revolving Loan pursuant to the terms and conditions hereof)), and the Interest Period with respect to any Adjusted LIBOR Rate Loan, shall be selected by the applicable Borrower and notified to the Administrative Agent and the Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to the Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day (i) if such Loan is an Adjusted LIBOR Rate Loan, such Loan shall become a Base Rate Loan and (ii) if such Loan is a Base Rate Loan, such Loan shall remain a Base Rate Loan.

(c) In connection with Adjusted LIBOR Rate Loans, there shall be no more than eight (8) Interest Periods outstanding at any time. In the event any Borrower fails to specify between a Base Rate Loan or an Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (i) if outstanding as an Adjusted LIBOR Rate Loan, will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan, and (ii) if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan. In the event any Borrower fails to specify an Interest Period for any Adjusted LIBOR Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. on each Interest Rate Determination Date and each Index Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to each of the LIBOR Loans for which an interest rate is then being determined (and for the applicable Interest Period in the case of Adjusted LIBOR Rate Loans) and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the applicable Borrower and each Lender.

(d) Interest payable pursuant to this Section 2.7 shall be computed on the basis of (i) for Base Rate Loans (including Base Rate Loans determined by reference to the LIBOR Index Rate), a year of three hundred sixty five (365) or three hundred sixty six (366) days for the actual number of days elapsed in the period during which it accrues and (ii) for LIBOR Loans, a year of three hundred sixty (360) days for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from an Adjusted LIBOR Rate Loan, the date of conversion of such Adjusted LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to an Adjusted LIBOR Rate Loan, the date of conversion of such Base Rate Loan to such Adjusted LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e) If, as a result of any restatement of or other adjustment to the financial statements of the Borrowers or for any other reason, the Borrowers or the Lenders determine that (i) the Consolidated Leverage Ratio as calculated by the Borrowers as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall immediately and retroactively be obligated to pay to the Administrative Agent for the account of the Lenders promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code or other Debtor Relief Law, automatically and without further action by the Administrative Agent or any Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This subsection (e) shall not limit the rights of the Administrative Agent or any Lender, as the case may be, under any other provision of this Agreement. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations.

(f) Except as otherwise set forth herein, interest on each Loan shall accrue on a daily basis and shall be payable in arrears (i) on and to each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan (other than a voluntary prepayment of a Revolving Loan which interest shall be payable in accordance with clause (i) above), to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity.

(g) Each Borrower agrees to pay to the Issuing Bank, with respect to drawings honored under any Letter of Credit issued by the Issuing Bank, interest on the amount paid by the Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of such Borrower at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is the lesser of (y) two percent (2%) per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (z) the Highest Lawful Rate.

(h) Interest payable pursuant to Section 2.7(g) shall be computed on the basis of a year of three hundred sixty five (365) or three hundred sixty six (366) days for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by the Issuing Bank of any payment of interest pursuant to Section 2.7(g), the Issuing Bank shall distribute to each Lender, out of the interest received by the Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which the Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any Revolving Loans), the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event the Issuing Bank shall have been reimbursed by the Lenders for all or any portion of such honored drawing, the Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.3(e) with respect to such honored drawing such Lender’s Revolving Commitment Percentage of any interest received by the Issuing Bank in respect of that portion of such honored drawing so reimbursed by the Lenders for the period from the date on which the Issuing Bank was so reimbursed by the Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the applicable Borrower.

Section 2.8 Conversion/Continuation.

(a) So long as no Default or Event of Default shall have occurred and then be continuing or would result therefrom, each Borrower shall have the option:

(i) to convert at any time all or any part of any Loan equal to $100,000 and integral multiples of $50,000 in excess of that amount from one Type of Loan to another Type of Loan; provided, an Adjusted LIBOR Rate Loan may only be converted on the expiration of the Interest Period applicable to such Adjusted LIBOR Rate Loan unless the applicable Borrower shall pay all amounts due under Section 3.1(c) in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Adjusted LIBOR Rate Loan, to continue all or any portion of such Loan as an Adjusted LIBOR Rate Loan.

(b) Each Borrower shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. at least three (3) Business Days in advance of the proposed Conversion/Continuation Date. Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Adjusted LIBOR Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the applicable Borrower shall be bound to effect a conversion or continuation in accordance therewith.

Section 2.9 Default Rate of Interest.

(a) If any amount of principal of any Loan is not paid when due, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(b) If any amount (other than principal of any Loan) payable by any Borrower under any Credit Document is not paid when due (after the expiration of any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then at the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(c) During the continuance of an Event of Default under Section 9.1(i), the Borrowers shall pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(d) During the continuance of an Event of Default other than an Event of Default under Section 9.1(i), the Borrowers shall, at the request of the Required Lenders, pay interest on the principal amount of all outstanding Obligations hereunder at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by Applicable Laws.

(e) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(f) In the case of any Adjusted LIBOR Rate Loan, upon the expiration of the Interest Period in effect at the time the Default Rate of interest is effective, each such Adjusted LIBOR Rate Loan shall thereupon become a Base Rate Loan and shall thereafter bear interest at the

Default Rate then in effect for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

Section 2.10 Fees.

(a) Commitment Fee. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a commitment fee (the “Commitment Fee”) equal to the Applicable Margin of the actual daily amount by which the Aggregate Revolving Commitments exceeds the sum of (i) the Outstanding Amount of Revolving Loans plus (ii) the Outstanding Amount of Letter of Credit Obligations, subject to adjustments as provided in Section 2.16. The Commitment Fee shall accrue at all times during the Revolving Commitment Period, including at any time during which one or more of the conditions in Section 5 is not met, and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date; provided that (1) no Commitment Fee shall accrue on any of the Revolving Commitment of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Commitment Fee accrued with respect to the Revolving Commitment of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. The Commitment Fee shall be calculated quarterly in arrears, and if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. For purposes hereof, Swingline Loans shall not be counted toward or be considered as usage of the Aggregate Revolving Commitments.

(b) Letter of Credit Fees.

(i) Letter of Credit Fees. The Borrowers shall pay to the Administrative Agent for the account of each Lender in accordance with its Revolving Commitment Percentage, a Letter of Credit fee for each Letter of Credit equal to the Applicable Margin multiplied by the daily maximum amount available to be drawn under such Letter of Credit (collectively, the “Letter of Credit Fees”). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). The Letter of Credit Fees shall be computed on a quarterly basis in arrears, and shall be due and payable on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the expiration date thereof and thereafter on demand; provided that (1) no Letter of Credit Fees shall accrue in favor of a Defaulting Lender so long as such Lender shall be a Defaulting Lender and (2) any Letter of Credit Fees accrued in favor of a Defaulting Lender during the period prior to the time such Lender became a Defaulting Lender and unpaid at such time shall not be payable by the Borrowers so long as such Lender shall be a Defaulting Lender. If there is any change in the Applicable Margin during any quarter, the daily maximum amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. Notwithstanding anything to the contrary contained herein, during the continuance of an Event of Default under Sections 9.1(i), all Letter of Credit Fees shall accrue at the Default Rate, and during the continuance of an Event of Default other than an Event of Default under Sections 9.1(i), then upon the request of the Required Lenders, all Letter of Credit Fees shall accrue at the Default Rate.

(ii) Fronting Fee and Documentary and Processing Charges Payable to Issuing Bank. The Borrowers shall pay directly to the Issuing Bank for its own account a fronting fee with respect to each Letter of Credit, at the rate per annum specified in the Fee Letter, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears. Such fronting fee shall be due and payable on the last Business Day of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on its expiration date and thereafter on demand. For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.3(i). In addition, the Borrowers shall pay directly to the Issuing Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Issuing Bank relating to letters of credit as from time to time in effect. Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

(c) Other Fees. The Borrowers shall pay to Regions Capital Markets, a division of Regions Bank, and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever, except to the extent set forth in the Fee Letter.

Section 2.11 Prepayments/Commitment Reductions.

(a) Voluntary Prepayments.

(i) Any time and from time to time, the Loans may be repaid in whole or in part without premium or penalty (subject to Section 3.1):

(A) with respect to Base Rate Loans (including Base Rate Loans referencing the LIBOR Index Rate), any Borrower may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;

(B) with respect to Adjusted LIBOR Rate Loans, any Borrower may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 3.1(c)) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and

(C) with respect to Swingline Loans, any Borrower may prepay any such Loans on any Business Day in whole or in part in any amount;

(ii) All such prepayments shall be made:

(A) upon written or telephonic notice on the date of prepayment in the case of Base Rate Loans or Swingline Loans; and

(B) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Adjusted LIBOR Rate Loans;

in each case given to the Administrative Agent, or the Swingline Lender, as the case may be, by 11:00 a.m. on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (and the Administrative Agent will promptly transmit such telephonic or original notice for a Credit Extension by facsimile or telephone to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.12(a).

(b) Voluntary Commitment Reductions.

(i) Each Borrower may, from time to time upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice the Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part (i) the Revolving Commitments (ratably among the Lenders in accordance with their respective commitment percentage thereof); provided, (A) any such partial reduction of the Revolving Commitments shall be in an aggregate minimum amount of $5,000,000 and integral multiples of $1,000,000 in excess of that amount, (B) no Borrower shall terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the aggregate Total Revolving Outstandings exceed the Aggregate Revolving Commitments and (C) if, after giving effect to any reduction of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit exceed the amount of the Aggregate Revolving Commitments, the Letter of Credit Sublimit and/or the Swingline Sublimit, as applicable, shall be automatically reduced by the amount of such excess.

(ii) Any Borrower’s notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in such Borrower’s notice and shall reduce the Revolving Commitments of each Lender proportionately to its Revolving Commitment Percentage thereof.

(c) Mandatory Prepayments.

(i) Revolving Commitments. If at any time (A) the Total Revolving Outstandings shall exceed the Aggregate Revolving Commitments, (B) the Outstanding Amount of Letter of Credit Obligations shall exceed the Letter of Credit Sublimit, or (C) the Outstanding Amount of Swingline Loans shall exceed the Swingline Sublimit, immediate prepayment will be made on or in respect of the Revolving Obligations in an amount equal to such excess; provided, however, that, except with respect to clause (B), Letter of Credit Obligations will not be Cash Collateralized hereunder until the Revolving Loans and Swingline Loans have been paid in full.

Section 2.12 Application of Prepayments. Within each Loan, prepayments will be applied first to Base Rate Loans, then to LIBOR Loans in direct order of Interest Period maturities. In addition:

(a) Voluntary Prepayments. Voluntary prepayments will be applied as specified by the Borrower.

(b) Mandatory Prepayments. Mandatory prepayments in respect of the Revolving Commitments under Section 2.11(c) above shall be applied to the respective Revolving Obligations as appropriate but without a permanent reduction thereof.

(c) Prepayments on the Obligations will be paid by the Administrative Agent to the Lenders ratably in accordance with their respective interests therein (except for Defaulting Lenders where their share will be applied as provided in Section 2.16(a)(ii)).

Section 2.13 General Provisions Regarding Payments.

(a) All payments by the Borrowers of principal, interest, fees and other Obligations hereunder or under any other Credit Document shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition. The Administrative Agent shall, and the Borrowers hereby authorize the Administrative Agent to, debit a deposit account of any Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates and designated for such purpose by such Borrower or such Subsidiary in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or under any other Credit Document (subject to sufficient funds being available in its accounts for that purpose).

(b) In the event that the Administrative Agent is unable to debit a deposit account of the applicable Borrower or any of its Subsidiaries held with the Administrative Agent or any of its Affiliates in order to cause timely payment to be made to the Administrative Agent of all principal, interest and fees due hereunder or any other Credit Document (including because insufficient funds are available in its accounts for that purpose), payments hereunder and under any other Credit Document shall be delivered to the Administrative Agent, for the account of the Lenders, not later than 2:00 p.m. on the date due at the Principal Office of the Administrative Agent or via wire transfer of immediately available funds to an account designated by the Administrative Agent (or at such other location as may be designated in writing by the Administrative Agent from time to time); for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the applicable Borrower on the next Business Day.

(c) All payments in respect of the principal amount of any Loan (other than voluntary repayments of Revolving Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest then due and payable before application to principal.

(d) The Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable pro rata share of all payments and prepayments of principal and interest due to such Lender hereunder, together with all other amounts due with respect thereto, including all fees payable with respect thereto, to the extent received by the Administrative Agent.

(e) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its pro rata share of any Adjusted LIBOR Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(f) Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Commitment Fee hereunder, but such payment shall be deemed to have been made on the date therefor for all other purposes hereunder.

(g) The Administrative Agent may, but shall not be obligated to, deem any payment by or on behalf of the Borrowers hereunder that is not made in same day funds prior to 2:00 p.m. to be a non-conforming payment. Any such payment shall not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. The Administrative Agent shall give prompt telephonic notice to the Borrowers and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 9.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate (unless otherwise provided by the Required Lenders) from the date such amount was due and payable until the date such amount is paid in full.

Section 2.14 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that:

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any amounts applied by the Swingline Lender to outstanding Swingline Loans, (C) any amounts applied to Letter of Credit Obligations by the Issuing Bank or Swingline Loans by the Swingline Lender, as appropriate, from Cash Collateral provided under Section 2.15 or Section 2.16, or (D) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letter of Credit Obligations, Swingline Loans or other obligations hereunder to any assignee or participant, other than to any Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each of the Credit Parties consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

Section 2.15 Cash Collateral. At any time that there shall exist a Defaulting Lender, within one (1) Business Day following the written request of the Administrative Agent or the Issuing Bank (with a copy to the Administrative Agent) the Borrowers shall Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in an amount sufficient to cover the applicable Fronting Exposure (after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(a) Grant of Security Interest. Each Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Bank, and agrees to maintain, a perfected first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of Letter of Credit Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Bank as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.15 or Section 2.16 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section 2.15 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and the Issuing Bank that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Credit Party shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.15 may be otherwise applied in accordance with Section 9.3) but shall be released upon the cure, termination or waiver of such Default or Event of Default in accordance with the terms of this Agreement, and (y) the Person providing Cash Collateral and the Issuing Bank or Swingline Lender, as applicable, may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

Section 2.16 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.4(a)(iii).

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amount (other than fees which any Defaulting Lender is not entitled to receive pursuant to Section 2.16(a)(iii)) received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Bank or the Swingline Lender hereunder; third, to Cash Collateralize the Issuing Bank’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.15; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Bank’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.15; sixth, to the payment of any amounts owing to the Lenders, the Issuing Bank or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Bank or the Swingline Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided, that, if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Borrowings in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Borrowings were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Borrowings owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Borrowings owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letter of Credit Obligations and Swingline Loans are held by the Lenders pro rata in accordance with their Revolving Commitments without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to (and the underlying obligations satisfied to the extent of such payment) and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) Such Defaulting Lender shall not be entitled to receive any Commitment Fee, any fees with respect to Letters of Credit (except as provided in clause (b) below) or any other fees hereunder for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Commitment Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.15.

(C) With respect to any fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to the Issuing Bank and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to the Issuing Bank’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letter of Credit Obligations and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Commitment) but only to the extent that (x) the conditions set forth in Section 5.2 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Credit Exposure at such time to exceed such Non-Defaulting Lender’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to them hereunder or under law, (x) first, prepay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Bank’s Fronting Exposure in accordance with the procedures set forth in Section 2.15.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent and the Swingline Lender and the Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Revolving Commitments (without giving effect to Section 2.16(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Swingline Loans/Letters of Credit. So long as any Lender is a Defaulting Lender, (i) the Swingline Lender shall not be required to fund Swingline Loans unless it is satisfied that it will have no Fronting Exposure after giving effect to such Swingline Loan, and (ii) the Issuing Bank shall not be required to issue, extend, renew or increase any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

Section 2.17 Removal or Replacement of Lenders. If (a) any Lender requests compensation under Section 3.2 and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.4, (b) any Credit Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3 and such Lender has declined or is unable to designate a different lending office in accordance with Section 3.4, (c) any Lender gives notice of an inability to fund LIBOR Loans under Section 3.1(b), (d) any Lender is a Defaulting Lender, or (e) any Lender (a “Non-Consenting Lender”) does not consent (including by way of a failure to respond in writing to a proposed amendment, consent or waiver by the date and time specified by the Administrative Agent) to a proposed amendment, consent, change, waiver, discharge or termination hereunder or with respect to any Credit Document that has been approved by the Required Lenders, then any Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.5, all of its interests, rights (other than its rights under Section 3.2, Section 3.3 and Section 11.2) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment)), provided that:

(i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 11.5(b)(iv);

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letter of Credit Borrowings, as applicable, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 3.1(c)) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 3.2 or payments required to be made pursuant to Section 3.3, such assignment is reasonably expected to result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, consent, change, waiver, discharge or termination, the successor replacement Lender shall have consented to the proposed amendment, consent, change, waiver, discharge or termination.

Each Lender agrees that in the event it, or its interests in the Loans and obligations hereunder, shall become subject to the replacement and removal provisions of this Section, it will cooperate with the Borrowers and the Administrative Agent to give effect to the provisions hereof, including execution and delivery of an Assignment Agreement in connection therewith, but the replacement and removal provisions of this Section shall be effective regardless of whether an Assignment Agreement shall have been given.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

Section 2.18 Extension of Revolving Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrowers to all Lenders with Revolving Commitments with a like maturity date, on a pro rata basis (based on the aggregate outstanding principal amount of the respective Revolving Commitments with a like maturity date) and on the same terms to each such Lender, the Borrowers are hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Revolving Commitments and otherwise modify the terms of such Revolving Commitments pursuant to the terms of the relevant Extension Offer (including by increasing the interest rate or fees payable in respect of such Revolving Commitments (and related outstandings)) (each, an “Extension,” and each group of Revolving Commitments, in each case as so extended, as well as the original Revolving Commitments not so extended, being a “Class”; any Extended Revolving Commitments shall constitute a separate Class of Revolving Commitments from the Class of Revolving Commitments from which they were converted), so long as the following terms are satisfied: (i) no Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders, (ii) except as to interest rates, fees, prepayment terms, final maturity, and after the final maturity date of the Revolving Commitment, any other covenants and provisions (which shall be determined by the Borrowers and the relevant Lenders and set forth in the relevant Extension Offer), the Revolving Commitment of any Lender (an “Extending Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment” and the Loans thereunder “Extended Revolving Loans”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms (or terms not less favorable to the existing Revolving Lenders) as the original Revolving Commitments (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments (subject to clause (3) below)) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments of such Class, (2) subject to the provisions of Section 2.3(j) to the extent dealing with Swingline Loans and Letters of Credit which mature or expire after a maturity date when there exist Extended Revolving Commitments with a longer maturity date, all Swingline Loans and Letters of Credit shall be participated on a pro rata basis by all Lenders with Commitments in accordance with their percentage of the Revolving Commitments (and except as provided in Section 2.3(j), without giving effect to changes thereto on an earlier maturity date with respect to Swingline Loans and Letters of Credit theretofore incurred or issued), (3) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrowers shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class, (4) assignments and participations of Extended Revolving Commitments and extend Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans and (5) at no time shall there be Revolving Commitments hereunder (including Extended Revolving Commitments and any original Revolving Commitments) which have more than three different Revolving Commitment Termination Dates, (iii) with respect to any Extended Revolving Commitments, such Extended Revolving Commitments will not have a maturity date or require mandatory commitment reductions that are prior to the maturity date of Revolving Loans (or unused Revolving Commitments) not being extended, (iv) the Extended Revolving Commitments shall not be (A) secured by any Lien on any asset other than the Collateral and (B) guaranteed by any Person other than the Guarantors, (v) if the aggregate principal amount of Revolving Commitments in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Revolving Commitments offered to be extended by the Borrowers pursuant to such Extension Offer, then the Revolving Loans of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vi) all documentation in respect of such Extension shall be consistent with the foregoing, and (vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrowers.

(b) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.18, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment, provided that the Borrowers may at their election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrowers’ sole discretion and may be waived by the Borrowers) of Revolving Commitments of any or all applicable Classes be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Sections 2.4, 2.11, 2.13 and 2.14) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extensions, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Revolving Commitments (or a portion thereof) and (B) the consent of each Issuing Bank and the Swingline Lender, which consent may be withheld or given in the sole discretion of each such Issuing Lender or the Swingline Lender. All Extended Revolving Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Credit Documents that are secured by the Collateral on a pari passu basis with all other applicable Obligations under this Agreement and the other Credit Documents.

The Lenders hereby irrevocably authorize the Administrative Agent and Collateral Agent to enter into amendments to this Agreement and the other Credit Documents with the Borrowers and the other Credit Parties as may be necessary or appropriate in order to establish new Classes or sub-Classes in respect of Revolving Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrowers in connection with the establishment of such new Classes or sub-Classes, in each case on terms consistent with this Section 2.18. All such amendments entered into with the Borrowers and the other Credit Parties by the Administrative Agent or the Collateral Agent hereunder shall be binding and conclusive on the Lenders. In addition, if so provided in such amendment and with the consent of each Issuing Lender, participations in Letters of Credit expiring on or after the Revolving Commitment Termination Date in respect of the Revolving Loans shall be re-allocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Extended Revolving Commitments and the terms of such participation interests (including the commission applicable thereto) shall be adjusted accordingly. Without limiting the foregoing, in connection with any Extensions, the respective Credit Parties shall (at their expense) amend (and the Collateral Agent is hereby directed to amend) any Mortgage that has a maturity date prior to the then Latest Maturity Date so that such maturity date is extended to the then Latest Maturity Date (or such later date as may be advised by local counsel to the Collateral Agent). The Administrative Agent and/or Collateral Agent, as applicable, shall promptly notify each Lender of the effectiveness of such amendment.

(d) In connection with any Extension, the Borrowers shall provide the Administrative Agent at least five (5) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.

Section 3 YIELD PROTECTION

Section 3.1 Making or Maintaining LIBOR Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date or any Index Rate Determination Date with respect to any LIBOR Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Loans on the basis provided for in the definition of Adjusted LIBOR Rate or LIBOR Index Rate, as applicable, the Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, LIBOR Loans until such time as the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by any Borrower with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the applicable Borrower and such Loans shall be automatically made or continued as, or converted to, as applicable, Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate.

(b) Illegality or Impracticability of LIBOR Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Borrowers and the Administrative Agent) that the making, maintaining or continuation of its LIBOR Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Loan then being requested by any Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) a Base Rate Loan without reference to the LIBOR Index Rate component of the Base Rate, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans without reference to the LIBOR Index Rate component of the Base Rate on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Loan then being requested by any Borrower pursuant to a Funding Notice or a Conversion/Continuation Notice, the applicable Borrower shall have the option, subject to the provisions of Section 3.1(a), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to the Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission the Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 3.1(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Each Borrower shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable out-of-pocket losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its Adjusted LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender sustains: (i) if for any reason (other than a default by such Lender) a borrowing of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Adjusted LIBOR Rate Loans does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Adjusted LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise), including as a result of an assignment in connection with the replacement of a Lender pursuant to Section 3.4(b); or (iii) if any prepayment of any of its Adjusted LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by the applicable Borrower.

(d) Booking of LIBOR Loans. Any Lender may make, carry or transfer LIBOR Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Adjusted LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 3.1 and under Section 3.2 shall be made as though such Lender had actually funded each of its relevant Adjusted LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such Adjusted LIBOR Rate Loans and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States; provided, however, each Lender may fund each of its Adjusted LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.1 and under Section 3.2.

(f) Certificates for Reimbursement. A certificate of a Lender setting forth in reasonable detail the amount or amounts necessary to compensate such Lender, as specified in paragraph (c) of this Section and the circumstances giving rise thereto shall be delivered to the Borrowers and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(g) Delay in Requests. The Borrowers shall not be required to compensate a Lender pursuant to this Section for any such amounts incurred more than six (6) months prior to the date that such Lender delivers to the Borrowers the certificate referenced in Section 3.1(f).

Section 3.2 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the Adjusted LIBOR Rate or the LIBOR Index Rate) or the Issuing Bank;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Issuing Bank or other Recipient, the applicable Borrower will pay to such Lender, the Issuing Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender, the Issuing Bank or the Swingline Lender (for purposes hereof, may be referred to collectively as “the Lenders” or a “Lender”) determines that any Change in Law affecting such Lender or any lending office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the commitments of such Lender hereunder or the Loans made by, or participations in Letters of Credit and Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender or the Issuing Bank setting forth in reasonable detail the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section and the circumstances giving rise thereto shall be delivered to the Borrowers and shall be conclusive absent manifest error. In the absence of any such manifest error, the Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender or the Issuing Bank, as the case may be, delivers to the Borrowers the certificate referenced in Section 3.2(c) and notifies the Borrowers of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.3 Taxes.

(a) Defined Terms. For purposes of this Section 3.3, the term “Lender” shall include the Issuing Bank and the term “Applicable Law” shall include FATCA.

(b) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes. Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Credit Parties shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(d) Tax Indemnification. (i) The Credit Parties shall jointly and severally indemnify each Recipient and shall make payment in respect thereof within ten (10) Business Days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(ii) Each Lender shall severally indemnify the Administrative Agent within ten (10) Business Days after demand therefor, for (A) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (B) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.5(d) relating to the maintenance of a Participant Register and (C) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (ii).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section, such Credit Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of a return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent. For purposes of clarifications, this clause (e) shall not apply to any Taxes other than Taxes paid pursuant to the terms of this Section 3.3.

(f) Status of Lenders; Tax Documentation. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that any Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Internal

Revenue Code, (x) a certificate substantially in the form of Exhibit 3.3-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, a “10 percent shareholder” of the applicable Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-2 or Exhibit 3.3-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit 3.3-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of any Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the applicable Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by any Borrower or the Administrative Agent as may be necessary for the applicable Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. Unless required by Applicable Law, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any indemnified party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of the indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 3.3 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

Section 3.4 Mitigation Obligations; Designation of a Different Lending Office. If any Lender requests compensation under Section 3.2, or requires any Borrower to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.3, then such Lender shall (at the request of any Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.2 or Section 3.3, as the case may be, in the future, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

Section 4 GUARANTY

Section 4.1 The Guaranty.

Each of the Guarantors hereby jointly and severally guarantees to the Administrative Agent, the Lenders, the Qualifying Swap Banks, the Qualifying Treasury Management Banks and the other holders of the Obligations as hereinafter provided, as primary obligor and not as surety, the prompt payment of the Obligations (the “Guaranteed Obligations”) in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) strictly in accordance with the terms thereof. The Guarantors hereby further agree that if any of the Obligations are not paid in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise), the Guarantors will, jointly and severally, promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration, as a mandatory Cash Collateralization or otherwise) in accordance with the terms of such extension or renewal.

Notwithstanding any provision to the contrary contained herein, in any other of the Credit Documents, Swap Agreements, Treasury Management Agreements or other documents relating to the Obligations, (a) the obligations of each Guarantor under this Agreement and the other Credit Documents shall be limited to an aggregate amount equal to the largest amount that would not render such obligations subject to avoidance under the Debtor Relief Laws or any comparable provisions of any applicable state law and (b) the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations with respect to such Guarantor.

Section 4.2 Obligations Unconditional.

The obligations of the Guarantors under Section 4.1 are joint and several, absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of any of the Credit Documents, Swap Agreements or Treasury Management Agreements, or any other agreement or instrument referred to therein, or any substitution, release, impairment or exchange of any other guarantee of or security for any of the Obligations, and, to the fullest extent permitted by Applicable Law, irrespective of any law or regulation or other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 4.2 that the obligations of the Guarantors hereunder shall be absolute and unconditional under any and all circumstances. Each Guarantor agrees that such Guarantor shall have no right of subrogation, indemnity, reimbursement or contribution against any Borrower or any other Guarantor for amounts paid under this Section 4 until such time as the Obligations have been paid in full and the Commitments have expired or terminated. Without limiting the generality of the foregoing, it is agreed that, to the fullest extent permitted by law, the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall remain absolute and unconditional as described above:

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider, or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements shall be done or omitted;

(c) the maturity of any of the Obligations shall be accelerated, or any of the Obligations shall be modified, supplemented or amended in any respect, or any right under any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap

Agreements or such Treasury Management Agreements shall be waived or any other guarantee of any of the Obligations or any security therefor shall be released, impaired or exchanged in whole or in part or otherwise dealt with;

(d) any Lien granted to, or in favor of, the Administrative Agent or any Lender or Lenders as security for any of the Obligations shall fail to attach or be perfected or perfection thereof shall fail to be maintained; or

(e) any of the Obligations shall be determined to be void or voidable (including, without limitation, for the benefit of any creditor of any Guarantor) or shall be subordinated to the claims of any Person (including, without limitation, any creditor of any Guarantor).

With respect to its obligations hereunder, each Guarantor hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against any Person under any of the Credit Documents, any Swap Agreement between any Credit Party and any Swap Provider or any Treasury Management Agreement between any Credit Party and any Treasury Management Bank, or any other agreement or instrument referred to in the Credit Documents, such Swap Agreements or such Treasury Management Agreements, or against any other Person under any other guarantee of, or security for, any of the Obligations.

Section 4.3 Reinstatement.

The obligations of the Guarantors under this Section 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Obligations is rescinded or must be otherwise restored by any holder of any of the Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, the fees, charges and disbursements of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.4 Certain Additional Waivers.

Each Guarantor agrees that such Guarantor shall have no right of recourse to security for the Obligations, except through the exercise of rights of subrogation pursuant to Section 4.2 and through the exercise of rights of contribution pursuant to Section 4.6.

Section 4.5 Remedies.

The Guarantors agree that, to the fullest extent permitted by law, as between the Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, the Obligations may be declared to be forthwith due and payable as provided in Section 9.2 (and shall be deemed to have become automatically due and payable in the circumstances provided in said Section 9.2) for purposes of Section 4.1 notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing the Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or the Obligations being deemed to have become automatically due and payable), the Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantors for purposes of Section 4.1. The Guarantors acknowledge and agree that their obligations hereunder are secured in accordance with the terms of the Collateral Documents and that the Lenders may exercise their remedies thereunder in accordance with the terms thereof.

Section 4.6 Rights of Contribution.

The Guarantors agree among themselves that, in connection with payments made hereunder, each Guarantor shall have contribution rights against the other Guarantors as permitted under Applicable Law. Such contribution rights shall be subordinate and subject in right of payment to the obligations of such Guarantors under the Credit Documents, and no Guarantor shall exercise such rights of contribution until all Obligations have been paid in full and the Commitments have terminated.

Section 4.7 Guarantee of Payment; Continuing Guarantee.

The guarantee in this Section 4 is a guaranty of payment and not of collection, is a continuing guarantee, and shall apply to all Obligations whenever arising.

Section 4.8 Keepwell.

Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Specified Credit Party to honor all of such Specified Credit Party’s obligations under the Guaranty and the Collateral Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 4.8 for the maximum amount of such liability that can be hereby incurred without rendering such Qualified ECP Guarantor’s obligations and undertakings under this Section 4, voidable under applicable Debtor Relief Laws, and not for any greater amount). The obligations and undertakings of each Qualified ECP Guarantor under this Section 4.8 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid and performed in full and the commitments relating thereto have expired or terminated, or, with respect to any Guarantor, if earlier, such Guarantor is released from its Guaranteed Obligations in accordance with Section 10.10(a). Each Qualified ECP Guarantor intends that this Section 4.8 constitute, and this Section 4.8 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Specified Credit Party for all purposes of section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Section 5 CONDITIONS PRECEDENT

Section 5.1 Conditions Precedent to Initial Credit Extensions. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction of the following conditions on or before the Closing Date:

(a) Executed Credit Documents. Receipt by the Administrative Agent of executed counterparts of this Agreement, the other Credit Documents (other than the Mortgages and the Collateral Access Agreements) and the Assignments, in each case, in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and duly executed by the appropriate parties thereto.

(b) Organizational Documents. Receipt by the Administrative Agent of the following:

(i) Charter Documents. Copies of articles of incorporation, certificate of organization or formation, or other like document for each of the Credit Parties certified as of a recent date by the appropriate Governmental Authority; provided that such documents shall not be required to be delivered if the Credit Parties provide certifications that the applicable organization documents delivered to the Administrative Agent in connection with the Existing Credit Agreement remain in full force and effect and have not been amended, modified, revoked or rescinded since the date of delivery.

(ii) Organizational Documents Certificate. (i) Copies of bylaws, operating agreement, partnership agreement or like document; provided that such documents shall not be required to be delivered if the Credit Parties provide certifications that the applicable organization documents delivered to the Administrative Agent in connection with the Existing Credit Agreement remain in full force and effect and have not been amended, modified, revoked or rescinded since the date of delivery, (ii) copies of resolutions approving the transactions contemplated in connection with the financing and authorizing execution and delivery of the Credit Documents, and (iii) incumbency certificates, for each of the Credit Parties, in each case certified by a Responsible Officer in form and substance reasonably satisfactory to the Administrative Agent.

(iii) Good Standing Certificate. Copies of certificates of good standing, existence or the like of a recent date for each of the Credit Parties from the appropriate Governmental Authority of its jurisdiction of formation or organization.

(iv) Closing Certificate. A certificate from a Responsible Officer of the MLP Borrower, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, confirming, among other things, all consents, approvals, authorizations, registrations, or filings necessary to be made or obtained by the Borrowers and the other Credit Parties, if any, in connection with the Material Contracts.

(c) Opinions of Counsel. Receipt by the Administrative Agent of customary opinions of counsel for each of the Credit Parties, including, among other things, opinions regarding the due authorization, execution and delivery of the Credit Documents entered into as of the Closing Date and the enforceability thereof.

(d) Personal Property Collateral. Receipt by the Collateral Agent of the following:

(i) UCC Financing Statements. Such UCC financing statements necessary or appropriate to perfect the security interests in the personal property collateral, as determined by the Collateral Agent.

(ii) Intellectual Property Filings. Such patent, trademark and copyright notices, filings and recordations necessary or appropriate to perfect the security interests in intellectual property and intellectual property rights, as determined by the Collateral Agent.

(iii) Pledged Equity Interests. Original certificates evidencing any certificated Equity Interests (other than Excluded Equity Interests) pledged as collateral, together with undated stock transfer powers executed in blank.

(iv) Evidence of Insurance. Certificates of insurance for casualty, liability and any other insurance required by the Credit Documents, identifying the Collateral Agent as lender’s loss payee with respect to the casualty insurance and additional insured with respect to the liability insurance, as appropriate.

(e) Funding Notice; Funds Disbursement Instructions. The Administrative Agent shall have received (a) a duly executed Funding Notice with respect to any Credit Extensions to occur on the Closing Date and (b) duly executed disbursement instructions (with wiring instructions and account information) for all disbursements to be made on the Closing Date.

(f) [Existing Credit Agreement. Receipt by the Administrative Agent of copies of the duly executed letters in connection with the Assignments, in form and substance reasonably satisfactory to the Administrative Agent, executed by the administrative agent under the Existing Credit Agreement and by the applicable Existing Lenders, together with (i) UCC-3 assignments or other appropriate termination statements, in form and substance reasonably satisfactory to the Administrative Agent, either assigning or releasing all liens of the Existing Lenders upon any of the personal property of EPP and its Subsidiaries and (b) any other assignments, releases, terminations or other documents reasonably required by the Administrative Agent to evidence the assignment of the Existing Debt;]

(g) Consummation of the Transactions. The Administrative Agent shall (A) have received duly executed copies of all Material Contracts (to the extent not previously provided), (B) have received a certificate from a Responsible Officer of the MLP Borrower certifying that the IPO Transactions shall have been consummated in accordance with the Registration Statement substantially contemporaneously with any Credit Extensions to occur on the Closing Date, together with true and correct fully-executed copies of all material documentation included in the Registration Statement relating to the IPO Transaction, and (C) be reasonably satisfied with the substantially final Registration Statement filed with the SEC prior to the road show (the “Pre-Road Show Registration Statement”) and the Pre-Road Show Registration Statement shall not have been amended, modified or supplemented in a manner materially adverse to the Administrative Agent and the Lenders without the prior written consent of the Administrative Agent and the Lenders.

(h) Fees and Expenses. The Administrative Agent shall have confirmation that all reasonable out-of-pocket fees and expenses required to be paid on or before the Closing Date have been paid, including the reasonable out-of-pocket fees and expenses of counsel for the Administrative Agent.

For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

The funding of the initial Loans hereunder shall evidence the satisfaction of the foregoing conditions except to the extent the Borrowers and the other Credit Parties have agreed to fulfill conditions following the Closing Date pursuant to Section 7.17.

Section 5.2 Conditions to Each Credit Extension. The obligation of each Lender to fund its Revolving Commitment Percentage of any Credit Extension on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 11.4, of the following conditions precedent:

(a) the Administrative Agent shall have received a fully executed and delivered Funding Notice, together with the documentation and certifications required therein with respect to each Credit Extension;

(b) after making the Credit Extension requested on such Credit Date, the aggregate outstanding principal amount of the Revolving Loans shall not exceed the aggregate Revolving Commitments then in effect;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects (provided, that representations and warranties that contain a materiality qualification shall be true and correct in all respects) on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Any Agent or the Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the reasonable good faith judgment of such Agent or Required Lenders, such request is warranted under the circumstances.

Section 6 REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Borrower and each other Credit Party represents and warrants to each Agent and Lender on the Closing Date that the following statements are true and correct:

Section 6.1 Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

Section 6.2 Due Authorization. Execution, delivery and performance of this Agreement, and the other Credit Documents, to which each Credit Party is party, and the issuance of the Notes by the Borrowers (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s Organizational Documents and, except as have been previously obtained or as referred to in Section 6.10, do not require the consent or approval of any Governmental Authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Credit Documents.

Section 6.3 Good Title; Leases; Assets; No Liens.

(a) Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under Section 8.2, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property, in each case, subject only to the Liens permitted under Section 8.2;

(b) Schedule 6.3(b) identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Closing Date, including all warehouse or bailee locations;

(c) The Credit Parties collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Closing Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Closing Date;

(d) Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of the Borrowers, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

(e) There are no Liens on any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2 of this Agreement.

Section 6.4 Taxes. Except as set forth on Schedule 6.4, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal and state Tax returns and all other material local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.

Section 6.5 No Defaults. No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound that which would cause or would reasonably be expected to cause a Material Adverse Effect.

Section 6.6 Enforceability of Agreement and Credit Documents. This Agreement and each of the other Credit Documents to which any Credit Party is a party (including without limitation, each Funding Notice), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable Debtor Relief Laws and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

Section 6.7 Compliance with Laws.

(a) Except as disclosed on Schedule 6.7, each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines

(including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Applicable Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

(b) Neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)). Each Credit Party and each Subsidiary is (i) a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engaged in the transactions prohibited by Section 2 of that Order or associated with Persons such that a violation of Section 2 of the Order would arise, (iii) not a Person on the list of Specially Designated National and Blocked Persons, (iv) otherwise not subject to the limitation of any Office of Foreign Assets Control regulation or executive order and (v) compliant with the Patriot Act and OFAC regulations.

(c) Each Credit Party and its Subsidiaries is in compliance in all material respects with the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq., and any applicable foreign counterpart thereto. None of the Credit Parties or their respective Subsidiaries has, directly or indirectly, offered, promised, paid, authorized or given money or anything of value to any Government Official for the purpose of: (i) influencing any act or decision of the Government Official; (ii) inducing the Government Official to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing the Government Official to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any person or entity, in any way related to this Agreement, in violation of the Foreign Corrupt Practices Act, 15 U.S.C. §§ 78dd-1, et seq.

Section 6.8 Non-contravention. The execution, delivery and performance of this Agreement and the other Credit Documents (including each Funding Notice) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

Section 6.9 Litigation. Except as set forth on Schedule 6.9, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the MLP Borrower, threatened against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

Section 6.10 Consents, Approvals and Filings, Etc.. Except as set forth on Schedule 6.10, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Credit Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Credit Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (x) such matters which have been previously obtained, (y) such filings to be made concurrently herewith or promptly following the Closing Date as are required by the Collateral Documents to perfect or put of record Liens in favor of the Collateral Agent and (z) the matters contemplated by Section 7.17. Except as could not reasonably be expected to have a Material Adverse Effect, all such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of the Borrowers, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

Section 6.11 Reserved.

Section 6.12 No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Credit Extensions will be used by any Credit Party (i) to purchase or carry margin stock or (ii) to finance or refinance any (A) commercial paper issued by such Credit Party or (B) any other Indebtedness except for Indebtedness that such Credit Party incurred for general corporate or working capital purposes or for capital expenditures. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

Section 6.13 ERISA. No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 hereto or otherwise disclosed to the Administrative Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a material Tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to the Administrative Agent in writing following the Closing Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

Section 6.14 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or other dispute, drought, storm, hail, earthquake, embargo, Act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

Section 6.15 Environmental and Safety Matters. Except as could not reasonably be expected to have a Material Adverse Effect or as set forth in Schedules 6.9, 6.10 and 6.15:

(a) all facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws;

(b) to the best knowledge of the Borrowers, there have been no unresolved and outstanding past, and there are no pending or threatened:

(i) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law, or

(ii) written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(c) to the best knowledge of the Borrowers, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

Section 6.16 Subsidiaries; Capital Structure.

(a) Schedule 6.16 sets forth, as of the Closing Date, after giving effect to the IPO Transactions, the name and the jurisdiction of organization (or incorporation) of each such Subsidiary of each Credit Party and, as to each Subsidiary, the percentage of each class of Equity Interests owned by any Credit Party and the designation of such Subsidiary as a Guarantor, a Restricted Subsidiary or an Unrestricted Subsidiary. As of the Closing Date, as to each Credit Party, (i) it is an organization as described on Schedule 6.16 and has provided the Administrative Agent and the Lenders with complete and correct copies of its Organizational Documents, and, if applicable, a good standing certificate and (ii) its correct legal name, business address, type of organization and jurisdiction of organization, Tax identification number and other relevant identification numbers are set forth on Schedule 6.16. The Borrowers agree to provide or cause to be provided to the Administrative Agent an updated Schedule 6.16 at any time promptly following a request by the Administrative Agent.

(b) Schedule 6.16 sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Closing Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except for the benefit of the Administrative Agent) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.16, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party.

Section 6.17 Reserved.

Section 6.18 Material Contracts. Schedule 6.18 is an accurate and complete list of all Material Contracts in effect on or as of the Closing Date to which any Credit Party is a party or is bound.

Section 6.19 Franchises, Patents, Copyrights, Tradenames, etc. Except as could not reasonably be expected to have a Material Adverse Effect, the Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.19 contains a true and accurate list of any and all names used by any Credit Party during the five-year period ending as of the Closing Date.

Section 6.20 Reserved.

Section 6.21 Accuracy of Information. (a) The audited financial statements for the Fiscal Year ended December 31, 2014, furnished to the Administrative Agent and the Lenders prior to the Closing Date fairly present in all material respects the financial condition of EPP and its respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP consistently applied (except as noted therein). The projections and the other pro forma financial information delivered to the Administrative Agent prior to the Closing Date are based upon good faith estimates and assumptions believed by management of the Borrowers to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

(b) Since December 31, 2014, nothing has occurred which has had a Material Adverse Effect.

(c) To the best knowledge of the Credit Parties, as of the Closing Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for Taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

Section 6.22 Solvency. After giving effect to the consummation of the IPO Transactions and the other transactions contemplated by this Agreement and other Credit Documents, each Credit Party will be Solvent. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

Section 6.23 Employee Matters. Except as could not reasonably be expected to have a Material Adverse Effect, there are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrowers, threatened against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business. As of the Closing Date, no Credit Party is party to any union contracts.

Section 6.24 No Misrepresentation. Neither this Agreement nor any other Credit Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party (other than projected financial information, pro forma financial information and information of a general economic or industry nature) to the Administrative Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, when taken as a whole, contains any material misstatement of fact, or omits to state a material fact necessary to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made;

provided, that, with respect to projected and pro forma financial information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery; it being understood that actual results may vary from such forecasts and that such variances may be material.

Section 7 AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Obligations remains outstanding and unpaid (other than contingent indemnification or other contingent obligations as to which no claim has been asserted and obligations and liabilities under any Secured Swap Agreements or Secured Treasury Management Agreements), that it will, and, as applicable, it will cause each of its Restricted Subsidiaries to:

Section 7.1 Financial Statements. Furnish to the Administrative Agent, in form and detail satisfactory to the Administrative Agent, with sufficient copies for each Lender, the following documents:

(a) as soon as available, but in any event within one hundred twenty (120) days after the end of each Fiscal Year, a copy of the audited consolidated financial statements of the MLP Borrower and its consolidated Subsidiaries as at the end of such Fiscal Year and the related audited consolidated statements of income, stockholders equity, and cash flows of the MLP Borrower and its consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth, commencing with the financial statements for Fiscal Year 2015, in comparative form the figures for the previous Fiscal Year (with such comparisons included with respect to the 2015 and 2016 Fiscal Years being made to the applicable historical financial statements of EPP to the extent such comparisons are to periods prior to the Closing Date), certified as being fairly stated in all material respects by Grant Thornton or another independent, nationally recognized certified public accounting firm reasonably satisfactory to the Administrative Agent. If the MLP Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, concurrently with the financial information required by this clause (a), the MLP Borrower shall provide a reasonably detailed presentation of the consolidated financial position and results of operations of the Borrowers and their Restricted Subsidiaries as of the end of and for such fiscal year which financial presentation shall exclude the financial position and results of operations of the Unrestricted Subsidiaries and be certified by the chief financial officer of the General Partner (on behalf of the MLP Borrower) as fairly presenting in all material respects such consolidated financial position and results of operations as of the end of and for such year; and

(b) as soon as available, but in any event within forty-five (45) days after the end of each Fiscal Quarter (or by the date that is forty-five (45) days after the Closing Date, being [            ], 2015, in the case of the fiscal quarter ending [            ], 2015) after the end of each Fiscal Quarter of the Credit Parties subject to standard audit adjustments, the Borrower prepared unaudited consolidated balance sheets of the MLP Borrower and its consolidated Subsidiaries as at the end of such quarter and the related unaudited statements of income, stockholders equity and cash flows of the MLP Borrower and its consolidated Subsidiaries for the portion of the Fiscal Year through the end of such quarter, setting forth, commencing with the financial statements for the [ ● ] Fiscal Quarter of Fiscal Year 2015, in comparative form the figures for the corresponding periods in the previous Fiscal Year (with such comparisons included with respect to the [third Fiscal Quarter of Fiscal Year 2015 and the first three Fiscal Quarters of Fiscal Year 2016] being made to the applicable historical financial statements of EPP), and certified by a Responsible Officer of the MLP Borrower as being fairly stated in all material respects. If the MLP Borrower has designated any of its Subsidiaries as Unrestricted Subsidiaries, then, concurrently with the financial information required by this clause (b), the MLP Borrower shall provide a reasonably detailed presentation of the consolidated financial position and results of operations of the Borrowers and their Restricted Subsidiaries as of the end of and for such fiscal quarter which financial presentation shall exclude the financial position and results of operations of the Unrestricted Subsidiaries and be certified by the chief financial officer of the General Partner (on behalf of the MLP Borrower) as fairly presenting in all material respects such consolidated financial condition and results of operations as of the end of and for such fiscal quarter;

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 7.1 and in Section 7.2(h) may be satisfied with respect to financial information of the MLP Borrower and the consolidated Subsidiaries by furnishing the applicable financial statements of the MLP Borrower or any other direct or indirect parent of the MLP Borrower, as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information relates to a parent of the MLP Borrower, such information is accompanied by consolidating or other information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the MLP Borrower and the consolidated Subsidiaries on a standalone basis, on the other hand.

Documents required to be delivered pursuant to clauses (a) and (b) of this Section 7.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the MLP Borrower posts such documents, or provides a link thereto on the MLP Borrower’s or any Parent Entity of the MLP Borrower’s website on the Internet; (ii) such documents are posted on the MLP Borrower’s behalf on IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that the MLP Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Section 7.2 Certificates; Other Information. Furnish to the Administrative Agent, in form and detail acceptable to the Administrative Agent, with sufficient copies for each Lender, the following documents:

(a) concurrently with the delivery of the financial statements described in Sections 7.1(a) for each Fiscal Year end, and 7.1(b) for each Fiscal Quarter end, a Compliance Certificate duly executed by a Responsible Officer of the MLP Borrower (or, in the case of the MLP Borrower prepared financial statements for the last Fiscal Quarter of each Fiscal Year, a draft Compliance Certificate);

(b) promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants solely in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(c) any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(d) within thirty (30) days after the end of each Fiscal Year, projections for the Credit Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the MLP Borrower as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of the MLP Borrower;

(e) upon request of Agent, such reasonably available aging of the accounts receivable and accounts payable of the Credit Parties;

(f) any additional information as required by any Credit Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as the Administrative Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as the Administrative Agent may reasonably specify;

(g) if any Default or Event of Default has occurred and is continuing, promptly following delivery of the financial statements delivered pursuant to Sections 7.1(a) and 7.1(b), and at all other times, only if and when available, copies of management discussion and analysis in relation to such financial statements; and

(h) such additional financial and/or other information as the Administrative Agent or any Lender may from time to time reasonably request, promptly following such request.

Section 7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its taxes, governmental assessments, and governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties or except as could not reasonably be expected to have a Material Adverse Effect.

Section 7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage in the Business or a business reasonably related thereto or that is a reasonable extension thereof;

(b) preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except as otherwise permitted pursuant to Section 8.4;

(c) take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) comply with all Contractual Obligations and Applicable Laws, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect or except where such compliance is currently being appropriately contested in good faith; and

(e) (i) continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, (iii) not become a Person on the list of Specially Designated National and Blocked Persons, (iv) otherwise not become subject to the limitation of any Office of Foreign Assets Control regulation or executive order and (v) comply, and shall cause each of its Subsidiaries to comply, with the Patriot Act and OFAC regulations.

Section 7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear excepted); (b) cause each Subsidiary to maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any Applicable Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Collateral Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; provided that so long as no Event of Default has occurred and is continuing, the applicable Credit Party shall be permitted to retain any proceeds received pursuant to such insurance policies, and the Collateral Agent shall promptly execute and deliver any instruments, documents, or agreements as may be necessary to deliver such insurance proceeds to the applicable Credit Party; (d) in the case of all public liability insurance policies, such policies shall list the Collateral Agent as an additional insured, as the Administrative Agent may reasonably request; and (e) if requested by the Administrative Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with the Administrative Agent, such certificates being in form and substance reasonably acceptable to the Administrative Agent.

Section 7.6 Inspection of Property; Books and Records, Discussions. Permit the Administrative Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the request of the Administrative Agent or such Lender, to examine each Credit Party’s and each Restricted Subsidiary’s books, accounts, records, ledgers and assets and properties; (b) from time to time, during normal business hours, upon the request of the Administrative Agent, to conduct full or partial collateral audits of the accounts and inventory of the Credit Parties and each of their Restricted Subsidiaries and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties and their Restricted Subsidiaries, such audits and appraisals to be completed by an appraiser as may be selected by the Administrative Agent and consented to by the Borrowers (such consent not to be unreasonably withheld), with all reasonable costs and expenses of such audits and appraisals to be reimbursed by the Credit Parties; provided that so long as no Event of Default exists, the Credit Parties shall not be required to reimburse the Administrative Agent for such audits or appraisals; (c) during normal business hours, upon reasonable notice and at their own risk (and subject to all Contractual Obligations), to enter onto the real property owned or leased by any Credit Party or any Restricted Subsidiary to conduct non-physically intrusive inspections, investigations or other reviews of such real property; and (d) at reasonable times during normal business hours, upon reasonable notice and at reasonable intervals, to visit all of the Credit Parties’ or Restricted Subsidiaries’ offices, discuss each Credit Party’s or Restricted Subsidiaries’ respective financial matters with their respective officers, as applicable, and, by this provision, the Borrowers authorize, and will cause each of their respective Restricted Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party or any Restricted Subsidiary and examine any of such Credit Party’s or Restricted Subsidiary’s books, reports or records held by such accountants, provided that a Responsible Officer is given the opportunity to participate in such discussions.

Section 7.7 Notices. Promptly give written notice to the Administrative Agent of:

(a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b) any litigation or proceeding existing at any time between any Credit Party or any Restricted Subsidiary and any Governmental Authority or other third party, or any investigation of any Credit Party or any Restricted Subsidiary conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect;

(c) the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d) promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign Taxing jurisdiction of a written Tax position (or any such Tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign Taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(e) (i) the acquisition or creation of any new Subsidiaries and (ii) any material change after the Closing Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s Organizational Documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that such notice shall be given prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be;

(f) not less than ten (10) Business Days (or such other shorter period to which the Administrative Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents; and

(g) any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the MLP Borrower setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the applicable Credit Party or Restricted Subsidiary (as applicable) has taken or proposes to take with respect thereto.

Section 7.8 Hazardous Material Laws.

(a) Except as could reasonably be expected to have a Material Adverse Effect, use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b) (i) Promptly notify the Administrative Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party or any Restricted Subsidiary relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Administrative Agent and the Required Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party or any Restricted Subsidiary is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

(c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d) Provide such reasonably available information and certifications which the Administrative Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.

Section 7.9 Financial Covenants.

(a) Maintain a Consolidated Leverage Ratio as of the last day of any Fiscal Quarter commencing with the period ending [ ● ] of not more than 4.00 to 1.00 (or, during a Specified Acquisition Period, 4.50 to 1.00 (it being understood that following a Specified Acquisition Period, the Consolidated Leverage Ratio permitted shall revert to 4.00 to 1.00 for at least one Fiscal Quarter before another Specified Acquisition Period commences).

(b) Maintain a Consolidated Interest Coverage Ratio as of the last day of any Fiscal Quarter commencing with the period ending [ ● ] of not less than 2.75 to 1.0.

Section 7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any Governmental Authority) which are necessary or reasonably requested by the Administrative Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Credit Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

Section 7.11 Compliance with ERISA; ERISA Notices.

(a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify the Administrative Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party or any Restricted Subsidiary; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party or any Restricted Subsidiary to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party or any Restricted Subsidiary from any Multiemployer Plan if any Credit Party or any Restricted Subsidiary, as applicable, reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party or a Restricted Subsidiary under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

Section 7.12 Defense of Collateral. Defend the Collateral from any Liens other than Liens permitted by Section 8.2.

Section 7.13 Future Subsidiaries; Additional Collateral.

(a) With respect to each Person that becomes a Domestic Subsidiary and a Material Subsidiary of any Borrower (directly or indirectly) (other than any Excluded Subsidiary) subsequent to the Closing Date, whether by Permitted Acquisition or otherwise, cause such Domestic Subsidiary to execute and deliver to the Administrative Agent, for and on behalf of each of the Lenders (unless waived by the Administrative Agent):

(i) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty; and

(ii) within thirty (30) days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Administrative Agent may determine), a joinder agreement to the Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests that should be governed by clause (b) of this Section 7.13) as set forth in and to the extent required by the Security Agreement, and such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 of this Agreement;

(iii) within the time period specified in and to the extent required under clause (c) of this Section 7.13, a Mortgage, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;

(b) With respect to the Equity Interests of each Person that becomes (whether by Permitted Acquisition or otherwise) (i) a direct Domestic Subsidiary of a Credit Party subsequent to the Closing Date, cause the Credit Party that holds such Equity Interests (other than any Excluded Equity Interests) to execute and deliver pledge supplements or other documents, and take such actions as may be necessary to ensure a valid first priority perfected Lien over one hundred percent (100%) of the Equity Interests of such Domestic Subsidiary held by such Credit Party; and (ii) a direct Foreign Subsidiary of a Credit Party subsequent to the Closing Date, cause the Credit Party that holds such Equity Interests (other than any Excluded Equity Interests) to execute and deliver such pledge supplements or other documents and take such actions as may be necessary to ensure a valid first priority perfected Lien over sixty-five percent (65%) of the Equity Interests of such Subsidiary, such pledge supplements or other documents to be executed and delivered within thirty (30) days after the date such additional Equity Interests are issued to such Person (or such longer time period as the Administrative Agent may determine);

(c) (i) With respect to the acquisition of a fee interest in real property by any Credit Party after the Closing Date (whether by Permitted Acquisition or otherwise), in each case, that has a fair market value in excess of $1,000,000, not later than forty five (45) days after the acquisition is consummated or the owner of such property becomes a Credit Party (or such longer time period as the Administrative Agent may determine), such Credit Party shall execute or cause to be executed (unless waived by the Administrative Agent), a Mortgage (or an amendment to an existing mortgage, where appropriate) substantially in the form of Exhibit 1.2 (subject to any necessary and/or appropriate local law modifications) covering such real property, together with such additional real estate documentation, appraisals, environmental reports, title policies and surveys as may be reasonably required by the Administrative Agent; and (ii) with respect to the acquisition of any leasehold interest in real property where books and records will be located by any Borrower or any Domestic Subsidiary after the Closing Date (whether by Permitted Acquisition or otherwise), not later than forty-five (45) days (or such longer time period as the Administrative Agent may determine) after the acquisition is consummated or applicable agreement becomes effective or the owner of the applicable leasehold interest becomes a Credit Party, the Borrowers or such Credit Party, as applicable, shall, in each case if requested by Agent, deliver to the Administrative Agent a copy of the applicable lease agreement and, with respect to any leasehold interest in real property where books and records will be located, to use commercially reasonable efforts to execute or cause to be executed a Collateral Access Agreement, in each case, together with such other documentation as may be reasonably required by the Administrative Agent;

in each case in form reasonably satisfactory to the Administrative Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Administrative Agent. Upon the Administrative Agent’s request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

Section 7.14 Accounts. Within ninety (90) days following the Closing Date, maintain all primary deposit accounts and securities accounts of any Credit Party with the Administrative Agent.

Section 7.15 Use of Proceeds. Use all Credit Extensions (a) for working capital and capital expenditures, (b) to finance Permitted Acquisitions, (c) to refinance existing Debt, (d) to make distributions to the extent permitted hereby, (e) to pay fees, costs and expenses in connection with the Transactions, (f) to pay transaction fees, costs and expenses related to this Agreement and (g) for other general company purposes. The Borrower shall not use any portion of the proceeds of any such advances for the purpose of (i) refinancing any commercial paper or (ii) purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

Section 7.16 Further Assurances and Information.

(a) Take such actions as the Administrative Agent or Required Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as the Administrative Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to the Administrative Agent, and prepared at the expense of the Borrowers.

(b) Execute and deliver or cause to be executed and delivered to the Administrative Agent within a reasonable time following the Administrative Agent’s request, and at the expense of the Borrowers, such other documents or instruments as the Administrative Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Credit Documents.

(c) Provide the Administrative Agent and the Lenders with any other information required by Section 326 of the Patriot Act or necessary for the Administrative Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the Patriot Act.

Section 7.17 Post-Closing Obligations. To the extent not delivered to the Agents on the Closing Date, within ninety (90) days of the Closing Date (or such later date as agreed by the Administrative Agent in its sole discretion) deliver the items identified on Schedule 7.17.

Section 7.18 Designation and Conversion of Restricted and Unrestricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary after the Closing Date in writing to the Administrative Agent pursuant to this Section, any Person that becomes a Subsidiary of the Borrowers or any of the Restricted Subsidiaries shall be classified as a Restricted Subsidiary.

(b) The MLP Borrower may designate a Subsidiary as an Unrestricted Subsidiary if (i) immediately before and after such designation, no Default or Event of Default exists or would exist, (ii) after giving effect to such designation on a pro forma basis, the MLP Borrower and the Restricted Subsidiaries would have been in compliance with the financial covenants set forth in Section 7.9 as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1, (iii) such Subsidiary has no Lien on the assets of a Borrower other than Liens permitted under Section 8.2 and (iv) such Subsidiary has not previously been designated as an Unrestricted Subsidiary pursuant to this Section 7.18(a).

(c) The MLP Borrower may designate an Unrestricted Subsidiary to be a Restricted Subsidiary if after giving effect to such designation, (i) immediately before and after such designation, no Default or Event of Default exists or would exist and (ii) on a pro forma basis, the Borrowers and their Restricted Subsidiaries would have been in compliance with Section 7.9 as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1.

(d) All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries. The Borrowers will not permit any Unrestricted Subsidiary to hold any Equity Interests in any Restricted Subsidiary.

(e) The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment in such Unrestricted Subsidiary at the date of designation in an amount equal to the fair market value of the applicable Credit Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

Section 8 NEGATIVE COVENANTS

Each Credit Party covenants and agrees that until the Obligations shall have been paid in full or otherwise satisfied (other than contingent indemnification or other obligations as to which no claim has been asserted and obligations and liabilities under any Secured Swap Agreements or Secured Treasury Management Agreements), and the Commitments hereunder shall have expired or been terminated, such Credit Party shall perform, and shall cause each of its Restricted Subsidiaries to perform, all covenants in this Section 8.

Section 8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Indebtedness of any Credit Party to the Agents and the Lenders under this Agreement and/or the other Credit Documents;

(b) any Debt existing on the Closing Date and set forth in Schedule 8.1 and any renewals or refinancing of such Debt (provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Closing Date (plus any accrued interest, prepayment penalties or fees less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Closing Date (other than with respect to pricing and fees), and shall otherwise be in compliance with this Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;

(c) any Debt of any Borrower or any of its Subsidiaries incurred to finance the acquisition (other than a Permitted Acquisition) of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1) shall not exceed $10,000,000, and any renewals or refinancings of such Debt on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt (other than with respect to pricing and fees);

(d) Subordinated Debt approved by the Administrative Agent and the Required Lenders;

(e) Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) Debt arising from judgments or decrees not deemed to be a Default or Event of Default under subsection (g) of Section 9.1;

(g) Guarantee Obligations by any Credit Party of Debt of any other Credit Party permitted hereunder;

(h) Debt of any Credit Party arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by such Credit Party in the ordinary course of business against insufficient funds, so long as such Debt is promptly repaid;

(i) Debt in the form of (i) indemnification or similar obligations or (ii) earn-outs, incentive, non-compete, consulting or other similar arrangements and other contingent obligations, in each case, in respect of Permitted Acquisitions or Investments permitted by Section 8.7 (both before or after any liability associated therewith becomes fixed), with any such Debt under clause (ii) above not to exceed $5,000,000 in the aggregate at any one time;

(j) Debt of any Credit Party in respect of workers’ compensation claims, bank guarantees, warehouse receipts or similar facilities, property casualty or liability insurance, take or pay obligations in supply arrangements, self-insurance obligations, performance, bid, customs, government, appeal and surety bonds, completion guaranties and other obligations of a similar nature, in each case in the ordinary course of business;

(k) Debt owing to any insurance company in connection with the financing of insurance premiums permitted by such insurance company in the ordinary course of business to the extent not exceeding $5,000,000 at any one time outstanding;

(l) Debt of any Person that becomes a Credit Party as a part of a Permitted Acquisition after the Closing Date, and extensions, renewals, refinancings and replacements of any such Debt that do not increase the outstanding principal amount thereof (other than by an amount not greater than accrued interest, fees and expenses, including premium and defeasance costs, associated therewith) or shorten maturity, add any Credit Party as a new obligor or new property of any Credit Party as security therefore or result in a decreased average weighted life thereof during the term of this Agreement; provided that (A) such acquired Debt exists at the time such Person becomes a Credit Party and is not created in contemplation of or in connection with such Person becoming a Credit Party, (B) neither any Borrower nor any other Credit Party shall be a new obligor therefore and no new property of any Borrower or any other Credit Party shall provide security therefore and (C) the aggregate amount of such Debt shall not exceed the greater of (x) $10,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis);

(m) Debt in respect of overdraft facilities, employee credit card programs, netting services, automatic clearinghouse arrangements and other cash management and similar arrangements in the ordinary course of business;

(n) Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7;

(o) Debt under Permitted Seller Notes issued as consideration in connection with a Permitted Acquisition, in an aggregate principal amount not to the greater of (x) $10,000,000 and (y) 25.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis);

(p) [reserved];

(q) Debt consisting of unsecured Guarantees of the obligations of Unrestricted Subsidiaries or joint ventures; provided that the sum of (i) the aggregate amount of all such Debt outstanding pursuant to this clause (q) plus (ii) the aggregate amount of all Investments made pursuant to Section 8.7(n) shall not exceed the greater of (x) $15,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis);

(r) additional unsecured Debt not otherwise described above, provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing or result therefrom and (ii) the aggregate amount of all such Debt shall not exceed the greater of (x) $5,000,000 and (y) 10.0% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis); and

(s) additional unsecured Debt of the MLP Borrower and/or Finance Co. not otherwise described above, provided that (i) after giving pro forma effect to the incurrence of such Debt, the Borrowers are in compliance with the financial covenants set forth in Section 7.9 as of the end of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 7.1; (ii) no Default or Event of Default shall be continuing immediately before or after giving effect to the incurrence of such Debt; (iii) the terms of which Debt do not provide for a maturity date or weighted average life to maturity earlier than 91 days after the Latest Maturity Date, (iv) such Debt is not subject to any amortization payments or any mandatory prepayments or sinking fund payments (other than in connection with a change of control, asset sale or event of loss and customary acceleration rights after an event of default) in each case, prior to the date that is 91 days after the Latest Maturity Date and (iv) such Debt shall not include covenants that are more restrictive to the Credit Parties (as determined in good faith by the MLP Borrower), when taken as a whole, than the terms of this Agreement.

Section 8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired and proceeds thereof; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which the Collateral Agent has received a Mortgage or for which such Credit Party is required to execute a Mortgage pursuant to the terms of this Agreement;

(c) Liens created pursuant to the Credit Documents;

(d) Liens securing Debt permitted by Section 8.1(l); provided that such Liens do not extend to property not subject to such Liens at the time of the applicable Permitted Acquisition (other than improvements thereon);

(e) Liens on the Equity Interests of the MLP Borrower arising under any stockholder agreements, voting rights agreements, buy back agreements and all similar arrangements as in effect on the Closing Date;

(f) [reserved];

(g) other Liens, existing on the Closing Date, set forth on Schedule 8.2 and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Closing Date and otherwise in compliance with this Agreement;

(h) Liens securing Debt or other obligations of any Borrower or any Subsidiary in favor of any Credit Party

(i) Liens consisting of purchase money security interests which arise under contracts for the purchase, transport or exchange of fuel which are usual and customary in the ordinary course of the Credit Parties’ business;

(j) Liens on the Equity Interests of Unrestricted Subsidiaries or joint ventures in the form of a transfer restriction, purchase option, call or similar right of a third party or to secure the Debt or other obligations of such Person; and

(k) other Liens with respect to obligations that do not exceed the greater of (x) $1,000,000 and (y) 2.5% of Consolidated EBITDA for the most recently ended Test Period.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of any Borrower or any Subsidiary of the Borrower (except for those Liens for the benefit of the Collateral Agent and the Lenders, Liens permitted under Section 8.2(e) or (j) and Liens of the type described in clauses (a)(i), (d) and (f) of the definition of “Permitted Liens” shall be permitted under the terms of this Agreement).

Section 8.3 Acquisitions. Except for Permitted Acquisitions and acquisitions permitted under Section 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

Section 8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a) inventory leased or sold in the ordinary course of business;

(b) obsolete, damaged, surplus, uneconomic or worn out machinery or equipment, or machinery or equipment no longer used or useful in the conduct of the applicable Credit Party’s or Restricted Subsidiary’s business;

(c) (i) the sale of defaulted receivables in the ordinary course of business and (ii) abandonment, cancellation or disposition of any intellectual property in the ordinary course of business;

(d) the leasing, occupancy agreements or sub-leasing of any right or interest in or to real, personal or mixed property that would not materially interfere with the required use of such property by the Credit Parties or the Restricted Subsidiaries;

(e) any merger or consolidation necessary to consummate any Permitted Acquisition (including the Atlas Acquisition); provided, that if a Borrower or a Guarantor is a party to such merger or consolidation, such Borrower or such Guarantor shall be the continuing or surviving entity;

(f) mergers, consolidations or amalgamations of any Subsidiary of any Borrower with or into any Borrower or any Subsidiary; provided that (i) if any Borrower is party to the merger, such Borrower shall be the continuing or surviving entity and (ii) if any Guarantor is a party to such merger, then a Guarantor shall be the continuing or surviving entity;

(g) any Subsidiary of a Borrower may liquidate or dissolve into such Borrower or a Guarantor if such Borrower determines in good faith that such liquidation or dissolution is in the best interests of such Borrower;

(h) sales or transfers, including without limitation upon voluntary liquidation from any Credit Party or any Restricted Subsidiary to a Borrower or a Guarantor, provided that such Borrower or Guarantor takes such actions as the Administrative Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(i) (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to at least 75% the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party or any Restricted Subsidiary being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $20,000,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Required Lenders in their sole discretion;

(j) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business; and

(k) dispositions of owned or leased vehicles in the ordinary course of business;

(l) sale lease back transactions permitted by Section 8.9;

(m) to the extent constituting an Asset Sale, restricted payments permitted by Section 8.5 and Investments permitted by Section 8.7;

(n) the sale or issuance of any Subsidiary’s Equity Interests to any Credit Party;

(o) transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to their respective insurer of such property as part of an insurance settlement;

(p) the transfer of property by any Credit Party or any Subsidiary to any Credit Party;

(q) the sale or issuance of the Equity Interests of the MLP Borrower to any Parent Entity;

(r) so long as no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), the sale of assets consisting of the right to operate gasoline and/or convenience store businesses (excluding, for the avoidance of doubt, any assets consisting of fee owned real property) for fair market value, the value of which does not exceed $20,000,000 in the aggregate for all such transactions during any Fiscal Year; and

(s) Dispositions of Equity Interests of Unrestricted Subsidiaries or joint ventures.

The Lenders hereby consent and agree to the release or assignment by the Collateral Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.

Section 8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a) each Credit Party and each Restricted Subsidiary may pay cash Distributions to any Borrower or any Guarantor;

(b) each Credit Party and each Restricted Subsidiary may declare and make Distributions payable in the Equity Interests of such Credit Party or such Restricted Subsidiary, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and to the extent required by the Loan Documents, so long as such Equity Interests are subject to a first priority Lien in favor of Agent (other than Liens permitted under Section 8.2(e) or (j));

(c) each Credit Party and each Restricted Subsidiary may repurchase, redeem or otherwise acquire or retire its Equity Interests from present or former officers, directors, consultants, agents or employees (or their estates, family members or former spouses) of such Credit Party or such Restricted Subsidiary upon the death, disability, retirement or termination of employment of the applicable officer, director, consultant, agent or employee or pursuant to any equity subscription agreement, stock option or equity incentive award agreement, shareholders’ or members’ agreement or similar agreement, plan or arrangement; provided that the aggregate amount of payments under this clause (c) in any Fiscal Year shall not exceed $5,000,000 and so long as at the time paid and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(d) the MLP Borrower and each of the Restricted Subsidiaries may purchase, redeem or otherwise acquire its Equity Interests or make other Restricted Payments with the proceeds received from the substantially concurrent issue of new common or subordinated Equity Interests;

(e) the MLP Borrower may make the Closing Date Distribution;

(f) the MLP Borrower may declare and make cash distributions to the holders of its Equity Interests from Available Cash; provided that before and immediately after giving effect to such distribution, no Event of Default exists;

(g) any Restricted Subsidiary may declare and make distributions to a Person holding its Equity Interest, ratably in accordance with the terms of the applicable class of Equity Interests;

(h) payments of cash, dividends, distributions, advances or other Restricted Payments by the MLP Borrower or any Restricted Subsidiary to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of options or warrants or (ii) the conversion or exchange of Equity Interests of any such Person shall be permitted;

(i) the MLP Borrower may repurchase its limited partnership units issued under any long-term incentive plan adopted by the General Partner and on file with the SEC; provided that (i) before and immediately after giving effect to such purchase, no Default or Event of Default exists, and (ii) the aggregate amount of limited partnership units repurchased pursuant to this clause (i) shall not exceed $15,000,000 during the term of this Agreement; and

(j) purchases or redemptions of Equity Interests pursuant to any exercise of the “greenshoe” option contemplated by the Registration Statement shall be permitted.

Section 8.6 Intentionally Omitted.

Section 8.7 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a) Permitted Investments;

(b) Investments existing on the Closing Date and listed on Schedule 8.7;

(c) sales on open account in the ordinary course of business;

(d) (i) intercompany loans or intercompany Investments made by any Credit Party or any Restricted Subsidiary to or in any Guarantor or any Borrower, (ii) Investments by Subsidiaries that are not Credit Parties in other Subsidiaries that are not Credit Parties and (iii) Investments by Credit Parties in Restricted Subsidiaries that are not Credit Parties in an aggregate amount not to exceed the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis);

(e) Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) loans and advances to employees, officers and directors of any Credit Party for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $500,000 in the aggregate at any time outstanding;

(g) Permitted Acquisitions and Investments in any Person acquired pursuant to a Permitted Acquisition (including the Atlas Acquisition);

(h) Guarantee Obligations permitted by Section 8.1 and any payments made in respect of such Guarantee Obligations;

(i) Investments (including Debt obligations) received in the ordinary course of business by any Credit Party or any Restricted Subsidiary in connection with the bankruptcy or reorganization of suppliers and customers and other Persons and in settlement of delinquent obligations of, and other disputes with, customers and suppliers and other Persons arising out of the ordinary course of business;

(j) Subsidiaries may be established or created, if (i) to the extent such new Subsidiary is a Domestic Subsidiary, the Borrowers and such Subsidiary comply with the provisions of Section 7.13 and (ii) to the extent such new Subsidiary is a Foreign Subsidiary, the Borrowers comply with the provisions of Section 7.13, in each case, to the extent required thereunder; provided that, in each case, to the extent such new Subsidiary is created solely for the purpose of consummating a merger transaction pursuant to Permitted Acquisition, and such new Subsidiary at no time holds any assets or liabilities other than any merger consideration contributed to it contemporaneously with the closing of such merger transactions, such new Subsidiary shall not be required to take the actions set forth in Section 7.13, as applicable, until the respective acquisition is consummated (at which time the surviving entity of the respective merger transaction shall be required to so comply within ten (10) Business Days after the consummation of such merger or such longer period as Agent shall agree);

(k) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $2,000,000 at any one time outstanding;

(l) Investments of any Person in existence at the time such Person becomes a Credit Party or a Restricted Subsidiary; provided that such Investment was not made in connection with or in anticipation of such Person becoming a Credit Party or a Restricted Subsidiary;

(m) Investments arising directly out of the receipt by any Credit Party of non-cash consideration for any sale of assets permitted under Section 8.4; provided that such non cash consideration shall in no event exceed 25% of the total consideration received for such sale;

(n) Investments in Unrestricted Subsidiaries and joint ventures; provided that the sum of (i) the aggregate outstanding amount of Investments made pursuant to this clause (n) plus (ii) the aggregate amount of Debt outstanding under Section 8.1(q) shall not exceed the greater of (x) $15,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis);

(o) other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed the greater of (x) $5,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a pro forma basis).

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

Section 8.8 Transactions with Affiliates. Except as set forth in Schedule 8.8, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates of the Credit Parties except: (a) transactions with Affiliates that are the Borrowers or Guarantors and among any Credit Party and wholly-owned Restricted Subsidiaries thereof; (b) transactions otherwise permitted under this Agreement; (c) transactions upon fair and reasonable terms no less favorable to any Credit Party than it would obtain in a comparable arms-length transaction from unrelated third parties; (d) transactions approved by the conflicts committee of the General Partner; (e) transactions with the General Partner or other Parent Entity contemplated by the Partnership Agreement; (f) transactions with EPP and the General Partner contemplated by the Omnibus Agreement or other agreements attached to the Registration Statement; (g) the sale or issuance to an Affiliate of the MLP Borrower of Equity Interests of the Borrower; (h) the consummation of the Transactions and the payment of fees and expenses in connection therewith; (i) any transaction in which the MLP Borrower or any Restricted Subsidiary, as the case may be, delivers to the Administrative Agent a letter from an accounting, appraisal or investment banking firm of national standing (or otherwise reasonably acceptable to the Administrative Agent) stating that such transaction is fair to the MLP Borrower or such Restricted Subsidiary from a financial point of view; and (j) pledges by the MLP Borrower or any Restricted Subsidiary of (or any Guaranty by the MLP Borrower or any Restricted Subsidiary limited in recourse solely to) Equity Interests in Unrestricted Subsidiaries or joint ventures for the benefit of lenders or other creditors of any Unrestricted Subsidiaries or joint ventures. For the avoidance of doubt, this Section 8.8 shall not apply to employment, benefit, compensation, bonus, retention, indemnity and severance arrangements with, and payments of compensation or benefits to or for the benefit of, current or former employees, officers or directors of the Borrowers or any of their Subsidiaries entered into, or made, in the ordinary course of business.

Section 8.9 Sale Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party or a Restricted Subsidiary of real or personal property which has been or is to be sold or transferred by such Credit Party or such Restricted Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party or such Restricted Subsidiary, as the case may be (each such transaction, a “Sale Leaseback Transaction”), except for any Sale Leaseback Transaction with respect to any real or personal property owned by a Credit Party or a Restricted Subsidiary on the Closing Date provided that the aggregate amount received by the Credit Parties and the Restricted Subsidiaries in connection with such Sale Leaseback Transactions does not exceed $20,000,000 during the term of this Agreement; provided that if, at the time that a Credit Party or a Restricted Subsidiary acquires fixed or capital assets, such Credit Party or such Restricted Subsidiary, as applicable, intends to sell to and then lease such assets from another Person pursuant to a financing arrangement that would be permitted under Section 8.1(c), such transaction will not constitute a Sale Leaseback Transaction so long as such transaction is consummated within ninety (90) days following the acquisition of such assets.

Section 8.10 Limitations on Other Restrictions. Enter into or permit to exist any Contractual Obligation (other than (i) this Agreement and (ii) the Credit Documents) that limits the ability (a) of any Restricted Subsidiary of any Borrower to make any dividend or distribution to any Credit Party or any other Restricted Subsidiary or to otherwise transfer property to or to lend money to or otherwise invest in any Credit Party or any other Restricted Subsidiary or (b) of any Credit Party to create, incur, assume or suffer to exist Liens on Collateral to secure the Obligations, except, in each case, for (i) any agreement in effect on the Closing Date and set forth on Schedule 8.10, (ii) any agreement in effect at the time any Subsidiary becomes a Subsidiary of any Credit Party, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of such Credit Party and the restriction or condition set forth in such agreement does not apply to the MLP Borrower or any other Restricted Subsidiary, (iii) provisions in Organization Documents and other customary provisions in joint venture agreements and other similar agreements applicable to joint ventures (to the extent Investment in such joint venture is permitted under Section 8.7), (iv) customary restrictions in leases, subleases, licenses or asset sale agreements otherwise permitted hereby (but only to the extent any such restriction relates to the property subject to such agreement), (v) restrictions applicable to Debt, assets or Equity Interests of a Person acquired by any Borrower or any Restricted Subsidiary as in effect at the time of acquisition, so long as such restrictions were not incurred in connection with, or in contemplation of, such acquisition, (vi) customary restrictions on assignment in easements, rights of way or similar rights or encumbrances, in each case granted to a Credit Party or a Restricted Subsidiary by a third party in respect of real property owned by such third party, (vii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of any Credit Party or any other Restricted Subsidiary, (viii) any restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, or (ix) negative pledges incurred or provided in favor of any holder of Indebtedness permitted under Section 8.1(b) or Section 8.1(l) or creating Liens permitted by Section 8.2(b) hereunder.

Section 8.11 Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt except as permitted in the applicable Subordination Agreement.

Section 8.12 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements.

Section 8.13 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the Organizational Documents of any Credit Party or any Material Contract except to the extent that any such amendment or modification (i) does not violate the terms and conditions of this Agreement or any of the other Credit Documents, (ii) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Credit Document and (iii) could not reasonably be expected to have a Material Adverse Effect. The MLP Borrower shall deliver prior written notice to the Administrative Agent (for distribution to the Lenders) of any amendment to the Partnership Agreement.

Section 8.14 Fiscal Year. Permit the Fiscal Year of any Credit Party or any Restricted Subsidiary to end on a day other than December 31.

Section 9 EVENTS OF DEFAULT; REMEDIES; APPLICATION OF FUNDS.

Section 9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal or interest on any Loan or (ii) any amount payable to the Issuing Bank in reimbursement of any drawing under a Letter of Credit or (iii) any Fees;

(b) nonpayment of any other amounts due and owing by any Borrower under this Agreement or by any Credit Party under any of the other Credit Documents to which it is a party, other than as set forth in subsection (a) above, within three (3) Business Days after the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements of the Borrowers set forth in Sections 7.1, 7.2, 7.4(a) and 7.4(e), 7.6, 7.7(a), 7.9, 7.13, 7.14, 7.15, 7.17 or Section 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) shall be deemed cured upon the earlier of (x) the giving of the notice required by Section 7.7(a) and (y) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived;

(d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Credit Documents by any Credit Party and continuance thereof for a period of thirty (30) consecutive days;

(e) any representation or warranty made by any Credit Party in any Credit Document or in any certificate, instrument or other document submitted pursuant to any Credit Document proves untrue or misleading in any material adverse respect when made;

(f) (i) default by any Credit Party (other than any Immaterial Subsidiary) in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than the Obligations hereunder) of any Credit Party in excess of the Threshold Amount (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure and or (ii) failure to comply with the terms of any other obligation of any Credit Party (other than any Immaterial Subsidiary) with respect to any indebtedness for borrowed money (other than the Obligations hereunder) in excess of the Threshold Amount (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;

(g) the rendering of any judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the Threshold Amount (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party or any Restricted Subsidiary (other than any Immaterial Subsidiary), and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of thirty (30) consecutive days from the date of its entry;

(h) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party (other than, for purposes of this clause (h), any Immaterial Subsidiary) for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within sixty (60) days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of the Administrative Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the

PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(i) except as expressly permitted under this Agreement, any Credit Party (other than, for purposes of this clause (i), any Immaterial Subsidiary) shall be dissolved (other than a dissolution of a Subsidiary of a Borrower which is not a Guarantor or a Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within sixty (60) days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party ) and shall not have been removed within sixty (60) days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within sixty (60) days;

(j) a Change of Control;

(k) the validity, binding effect or enforceability of any subordination provisions relating to any Subordinated Debt in excess of the Threshold Amount shall be contested by any Credit Party, or such subordination provisions shall fail to be enforceable by the Agents and the Lenders in accordance with the terms thereof, or the Obligations shall for any reason not have the priority contemplated by this Agreement or such subordination provisions; and

(l) any Credit Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Credit Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, any Agent, Issuing Bank or Swingline Lender), or any Person shall deny that it has any or further liability or obligation under any Credit Document, or any such Credit Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Credit Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agents the benefits purported to be created thereby, or any Credit Document purporting to grant a Lien to secure any Obligations shall, at any time after the delivery of such Credit Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Credit Document.

Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, no Credit Party’s breach of a representation, warranty or covenant contained in this

Agreement or any other Credit Document (including, without limitation, any contained in a Mortgage) related in any way to any matter associated with any real property owned or leased by such Credit Party shall constitute a Default or an Event of Default unless the sum of (a) the fair market value (as reasonably determined by the Administrative Agent) of such real property and (b) the fair market values (as reasonably determined by the Administrative Agent) of all other real properties owned or leased by such Credit Party or by other Credit Parties, in each case with respect to which a breach then exists, shall exceed the Threshold Amount; provided that the obligation of the Credit Parties under the Credit Documents to maintain flood hazard insurance shall not be subject to the provisions of this paragraph. This paragraph shall not diminish any applicable notice/cure periods of the Credit Parties under this Agreement or any other Credit Document.

Section 9.2 Remedies. (a) Upon the occurrence of any Event of Default described in Section 9.1(i), automatically, and (b) upon the occurrence and during the continuance of any other Event of Default, at the request of (or with the consent of) the Required Lenders, upon notice to the Borrowers by the Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of the Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each of the Credit Parties: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of the Lenders under Section 2.2(b)(iii) or Section 2.3(e); (C) the Administrative Agent may cause the Collateral Agent to enforce any and all Liens and security interests created pursuant to Collateral Documents and (D) the Administrative Agent shall direct the Borrowers to pay (and the Borrowers hereby agree upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 9.1(i) to pay) to the Administrative Agent such additional amounts of cash, to be held as security for the Borrowers’ reimbursement Obligations in respect of Letters of Credit then outstanding under arrangements acceptable to the Administrative Agent, equal to the Outstanding Amount of the Letter of Credit Obligations at such time. Notwithstanding anything herein or otherwise to the contrary, any Event of Default occurring hereunder shall continue to exist (and shall be deemed to be continuing) until such time as such Event of Default has been cured to the satisfaction of the Required Lenders or waived in writing in accordance with the terms of Section 11.4.

Section 9.3 Application of Funds. After the exercise of remedies provided for in Section 9.2 (or after the Loans have automatically become immediately due and payable), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal, interest and Letter of Credit Fees but including without limitation all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3) payable to the Administrative Agent and the Collateral Agent, in each case in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal, interest and Letter of Credit Fees) payable to the Lenders including without limitation all reasonable out-of-pocket fees, expenses and disbursements of any law firm or other counsel and amounts payable under Section 3.1, Section 3.2 and Section 3.3), ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid Letter of Credit Fees and interest on the Loans, Letter of Credit Borrowings and other Obligations ratably among such parties in proportion to the respective amounts described in this clause Third payable to them; and

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal of the Loans and Letter of Credit Borrowings, (b) payment of breakage, termination or other amounts owing in respect of any Swap Agreement between any Borrower or any of its Subsidiaries and any Swap Provider, to the extent such Swap Agreement is permitted hereunder, (c) payments of amounts due under any Treasury Management Agreement between any Borrower or any of its Subsidiaries and any Treasury Management Bank, and (d) the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of the Letter of Credit Obligations comprised of the aggregate undrawn amount of Letters of Credit, ratably among such parties in proportion to the respective amounts described in this clause Fourth payable to them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Applicable Laws.

Subject to Section 2.3, amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to clause Fourth above shall be applied to satisfy drawings under such Letters of Credit as they occur. If any amount remains on deposit as Cash Collateral after all Letters of Credit have either been fully drawn or expired, such remaining amount shall be applied to the other Obligations, if any, in the order set forth above.

Excluded Swap Obligations with respect to any Guarantor shall not be paid with amounts received from such Guarantor or such Guarantor’s assets, but appropriate adjustments shall be made with respect to payments from other Credit Parties to preserve the allocation to Obligations otherwise set forth above in this Section.

Notwithstanding the foregoing, Secured Swap Obligations and Secured Treasury Management Obligations shall be excluded from the application described above if the Administrative Agent has not received a Secured Party Designation Notice, together with such supporting documentation as the Administrative Agent may request, from the applicable Qualifying Swap Bank or Qualifying Treasury Management Bank, as the case may be. Each Qualifying Swap Bank or Qualifying Treasury Management Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Section X for itself and its Affiliates as if a “Lender” party hereto.

Section 9.4 Borrowers’ Right To Cure.

(a) Notwithstanding any provision to the contrary contained in Section 9.1, in the event of any Event of Default under the covenants set forth in Section 7.9 and until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered with respect to the applicable Fiscal Quarter or Fiscal Year, as applicable, hereunder (such date, the “Cure Expiration Date”), any Parent Entity may on one or more occasions make a cash equity investment in the MLP Borrower and the MLP Borrower may designate any portion of the proceeds thereof as an increase to Consolidated EBITDA with respect to such applicable quarter (the “Applicable Quarter”); provided that all such proceeds to be so designated (i) are actually received by the MLP Borrower (including through capital contribution of such proceeds to the MLP Borrower) during the period commencing on the last day of the Applicable Quarter and ending on the date that is ten (10) Business Days after the date on which a Compliance Certificate is required to be delivered with respect to the Applicable Quarter hereunder and (ii) the aggregate amount of proceeds that are so designated shall not exceed 100% of the aggregate amount necessary to cure such Event of Default under Section 7.9, for the period ending on the last day of such Applicable Quarter.

(b) Upon receipt by the MLP Borrower of any such designated proceeds (the “Cure Amount”), Consolidated EBITDA for any period of calculation which includes the Applicable Quarter shall be increased, solely for the purpose of calculating any financial ratio set forth in Section 7.9, by an amount equal to the Cure Amount. The resulting increase to Consolidated EBITDA from designation of a Cure Amount shall not result in any adjustment to Consolidated EBITDA or any other financial definition for any purpose under this Agreement other than for purposes of calculating the financial ratios set forth in Section 7.9, and for additional clarification shall not adjust the calculation of Consolidated EBITDA for purposes of determining the Consolidated Leverage Ratio or Consolidated Interest Coverage Ratio (other than, in either case, for purposes of actual compliance with Section 7.9 as of the end of any applicable period).

(c) If, after giving effect to the foregoing recalculations, the Borrowers shall then be in compliance with the requirements of Section 7.9 for the Applicable Quarter, the Borrowers shall be deemed to have satisfied the requirements of Section 7.9 for the relevant period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 7.9 that had occurred shall be deemed cured for this purpose of the Agreement.

(d) The parties hereto agree that (i) during the term of this Agreement, there can be no more than four Fiscal Quarters in which the cure set forth in Section 9.4(a) is made, (ii) the cure rights set forth in Section 9.4(a) cannot be exercised more than two times during any four Fiscal Quarter period, (iii) the cure rights set forth in Section 9.4(a) cannot be exercised in two consecutive Fiscal Quarters and (iv) the cash contributed or received pursuant to such cash equity investment in the MLP Borrower shall be disregarded for any purpose other than increasing Consolidated EBITDA solely for the purposes of measuring the covenants set forth in Section 7.9 (and for additional clarification shall not affect the calculation of financial ratio-based conditioning or baskets relating to covenants set forth in this Agreement nor shall it being considered cash for purposes of reducing Consolidated Funded Debt in connection with calculation of the Consolidated Leverage Ratio).

Section 10 AGENCY

Section 10.1 Appointment and Authority.

(a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Regions Bank to act on its behalf as the Administrative Agent hereunder and under the other Credit Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Section are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and no Credit Party nor any of its Subsidiaries shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Credit Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) Each of the Lenders hereby irrevocably appoints, designates and authorizes the Collateral Agent to take such action on its behalf under the provisions of this Agreement and each Collateral Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any Collateral Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any Collateral Document, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein or therein, nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any Collateral Document or otherwise exist against the Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the Collateral Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Collateral Agent shall act on behalf of the Lenders with respect to any Collateral and the Collateral Documents, and the Collateral Agent shall have all of the benefits and immunities (i) provided to the Administrative Agent under the Credit Documents with respect to any acts taken or omissions suffered by the Collateral Agent in connection with any Collateral or the Collateral Documents as fully as if the term “Administrative Agent” as used in such Credit Documents included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein or in the Collateral Documents with respect to the Collateral Agent.

Section 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or any Subsidiary of any Borrower or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 10.3 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or Applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Credit Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 11.4 and 9.2) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent in writing by any Borrower, a Lender or the Issuing Bank.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Credit Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Credit Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

Section 10.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit.

Section 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any

such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Section shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrowers so long as no Event of Default exists (not to be unreasonably withheld, delayed or conditioned), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by Applicable Law, by notice in writing to the Borrowers and such Person remove such Person as the Administrative Agent and, with the consent of the Borrowers so long as no Event of Default exists (not to be unreasonably withheld, delayed or conditioned), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Credit Documents, the retiring or removed Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) except for any indemnity payments owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than any rights to indemnity payments owed to the retiring or removed Administrative Agent), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 10 and Section 11.2 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.

Section 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each of the Lenders and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each of the Lenders and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Credit Document or any related agreement or any document furnished hereunder or thereunder.

Section 10.8 No Other Duties, etc.. Anything herein to the contrary notwithstanding, none of the Documentation Agent or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Credit Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.

Section 10.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or Letter of Credit Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Section 2.10 and Section 11.2) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Section 2.10 and Section 11.2).

Section 10.10 Collateral Matters.

(a) The Lenders (including the Issuing Bank and the Swingline Lender) irrevocably authorize the Administrative Agent and the Collateral Agent, at its option and in its discretion,

(i) to release any Lien on any property granted to or held under any Credit Document securing the Obligations (x) upon termination of the commitments under this Agreement and payment in full of all Obligations (other than contingent indemnification obligations) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (y) that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted under the Credit Documents or consented to in accordance with the terms of this Agreement, or (z) subject to Section 11.4, if approved, authorized or ratified in writing by the Required Lenders;

(ii) to subordinate any Lien on any property granted to or held under any Credit Document securing the Obligations to the holder of any Lien on such property that is permitted by Section 8.2(b); and

(iii) to release any Guarantor from its obligations under this Agreement and the other Credit Documents if such Person ceases to be a Guarantor as a result of a transaction permitted under the Credit Documents.

Upon request by the Administrative Agent or the Collateral Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under this Agreement pursuant to this Section.

(b) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by any Credit Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.

(c) Anything contained in any of the Credit Documents to the contrary notwithstanding, each of the Credit Parties, the Administrative Agent, the Collateral Agent and each holder of the Obligations hereby agree that (i) no holder of the Obligations shall have any right individually to realize upon any of the Collateral or to enforce this Agreement, the Notes or any other Credit Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the holders of the Obligations in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the holders of the Obligations (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(d) No Secured Swap Agreement or Secured Treasury Management Agreement will create (or be deemed to create) in favor of any Qualifying Swap Bank or any Qualifying Treasury Management Bank, respectively that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Borrower or any other Credit Party under the Credit Documents except as expressly provided herein or in the other Credit Documents. By accepting the benefits of the Collateral, each such Qualifying Swap Bank and Qualifying Treasury Management Bank shall be deemed to have appointed the Collateral Agent as its agent and agreed to be bound by the Credit Documents as a holder of the Obligations, subject to the limitations set forth in this clause (d). Furthermore, it is understood and agreed that the Qualifying Swap Banks and Qualifying Treasury Management Banks, in their capacity as such, shall not have any right to notice of any action or to consent to, direct or object to any action hereunder or under any of the other Credit Documents or otherwise in respect of the Collateral (including the release or impairment of any Collateral, or to any notice of or consent to any amendment, waiver or modification of the provisions hereof or of the other Credit Documents) other than in its capacity as a Lender and, in any case, only as expressly provided herein.

Section 11 MISCELLANEOUS

Section 11.1 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Administrative Agent, the Borrowers or any other Credit Party, to the address, telecopier number, electronic mail address or telephone number specified in Appendix B:

(ii) if to any Lender, the Issuing Bank or Swingline Lender, to the address, telecopier number, electronic mail address or telephone number in its Administrative Questionnaire on file with the Administrative Agent.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the

Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent and the Borrowers that it is incapable of receiving notices under such Section by electronic communication. The Administrative Agent or any Credit Party may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor, provided that, with respect to clauses (i) and (ii) above, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient

(c) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

(d) Platform.

(i) Each Credit Party agrees that the Administrative Agent may, but shall not be obligated to, make the Communications (as defined below) available to the Issuing Bank and the other Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system (the “Platform”).

(ii) The Platform is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of the Platform and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or the Platform. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrowers or the other Credit Parties, any Lender or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Borrower’s, any other Credit Party’s or the Administrative Agent’s transmission of communications through the Platform. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Credit Party pursuant to any Credit Document or the transactions contemplated therein which is distributed to the Administrative Agent, any Lender or the Issuing Bank by means of electronic communications pursuant to this Section, including through the Platform.

Section 11.2 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Credit Parties shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and the Arranger

(including the reasonable and documented out-of-pocket fees, charges and disbursements of counsel for the Administrative Agent (including one primary counsel and such local counsel as the Agents may reasonably require in connection with collateral matters, but no more than one counsel in any jurisdiction)) in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Credit Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent, any Lender or the Issuing Bank (including the reasonable and documented out-of-pocket fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the Issuing Bank) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Credit Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Credit Parties. The Credit Parties shall indemnify the Administrative Agent (and any sub-agent thereof), the Collateral Agent (and any sub-agent thereof), each Lender and the Issuing Bank, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable out-of-pocket fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including any Borrower or any other Credit Party) other than such Indemnitee or its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Borrower or any other Credit Party, or any liability under Environmental Laws related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by any Borrower or any Credit Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Credit Document, if such Borrower or such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 11.2(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Credit Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Collateral Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Collateral Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (in each case, determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of this Agreement that provide that their obligations are several in nature, and not joint and several.

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by Applicable Law, none of the Credit Parties shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by such Indemnitee through telecommunications, electronic or other information transmission systems in connection and in accordance with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly, but in any event within ten (10) Business Days after written demand therefor (including delivery of copies of applicable invoices).

(f) Survival. The provisions of this Section shall survive resignation or replacement of the Administrative Agent, Collateral Agent, the Issuing Bank, the Swingline Lender or any Lender, termination of the commitments hereunder and repayment, satisfaction and discharge of the loans and obligations hereunder.

Section 11.3 Set-Off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of any Borrower or any other Credit Party against any and all of the obligations of such Borrower or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, the Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, the Issuing Bank or such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of such Borrower or such Credit Party may be contingent or unmatured or are owed to a branch, office or Affiliate of such Lender or the Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Bank, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the

Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank or their respective Affiliates may have. Each of the Lenders and the Issuing Bank agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 11.4 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Section 11.4(b) and Section 11.4(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Administrative Agent and the Required Lenders; provided that (i) the Administrative Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement to cure any ambiguity, omission, defect or inconsistency, so long as such amendment, modification or supplement does not adversely affect the rights of any Lender or the Issuing Bank, (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto, (iii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Commitments, Loans and/or Letter of Credit Obligations of such Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to the other affected Lenders shall require the consent of the Defaulting Lender, (iv) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein and (v) the Required Lenders shall determine whether or not to allow any Credit Party to use cash collateral in the context of a bankruptcy or insolvency proceeding and such determination shall be binding on all of the Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender except as provided in clause (a)(iii) above) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the Revolving Commitment Termination Date;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) or alter the required application of any prepayment pursuant to Section 2.12 or the application of funds pursuant to Section 9.3, as applicable;

(iii) extend the stated expiration date of any Letter of Credit, beyond the Revolving Commitment Termination Date;

(iv) reduce the principal of or the rate of interest on any Loan (other than any waiver of the imposition of the Default Rate pursuant to Section 2.9) or any fee or premium payable hereunder; provided, however, that only the consent of the Required Lenders shall be necessary (A) to amend the definition of “Default Rate” or to waive any obligation of the Borrowers to pay interest at the Default Rate or (B) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or to reduce any fee payable hereunder;

(v) extend the time for payment of any such interest or fees;

(vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;

(vii) amend, modify, terminate or waive any provision of this Section 11.4(b) or Section 11.4(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(viii) change the percentage of the outstanding principal amount of Loans that is required for the Lenders or any of them to take any action hereunder or amend the definition of “Required Lenders” or “Revolving Commitment Percentage” or modify the amount of the Commitment of any Lender;

(ix) release all or substantially all of the Collateral or all or substantially all of the Guarantors from their obligations hereunder, in each case, except as expressly provided in the Credit Documents; or

(x) consent to the assignment or transfer by the MLP Borrower of any of its rights and obligations under any Credit Document (except pursuant to a transaction permitted hereunder).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Borrower or any other Credit Party therefrom, shall:

(i) increase any Revolving Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;

(ii) amend, modify, terminate or waive any provision hereof relating to the Swingline Sublimit or the Swingline Loans with the consent of the Swingline Lender;

(iii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.3(e) without the written consent of the Administrative Agent and of the Issuing Bank; or

(iv) amend, modify, terminate or waive any provision of this Section 11 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. The Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.4 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Borrower, on such Borrower.

Section 11.5 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither any Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (e) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments, Loans and obligations hereunder at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s commitments and the loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to Approved Funds that equal at least to the amounts specified in subsection (b)(i)(B) of this Section in the aggregate) or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the commitment (which for this purpose includes loans and obligations in respect thereof outstanding thereunder) or, if the commitment is not then in effect, the principal outstanding balance of the loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default shall have occurred and is continuing, the MLP Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Commitments and Loans assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:

(A) the consent of the MLP Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default shall have occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the MLP Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of commitments under revolving credit facilities if such assignment is to a Person that is not a Lender with a commitment in respect of such facility, an Affiliate of such Lender or an Approved Fund with respect to such Lender;

(C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment; and

(D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment in respect of any Revolving Commitment.

(iv) Assignment Agreement. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment Agreement, together with a processing and recordation fee in the amount of $3,500, unless waived, in whole or in part by the Administrative Agent in its discretion. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment Certain Persons. No such assignment shall be made to (A) the Borrowers, EPP or any of the Borrower’s or EPP’s Affiliates or Subsidiaries or (B) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank, each Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Revolving Commitment Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17 and 11.2 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon the effectiveness of such assignment, each assigning Lender will surrender its applicable Note for cancellation, and thereafter, upon request, the Borrowers will execute and deliver, at their own expense, Notes to the assignee evidencing the interests taken by way of assignment hereunder. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in the United States, a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans and Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person, a Defaulting Lender or the Borrowers, EPP or any Borrower’s or EPP’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.2(c) with respect to any payments made by such Lender to its Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (b) or (c) of Section 11.4 that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.2, 3.1 and 3.3 (subject to the requirements and limitations therein, including the requirements under Section 3.3(f) (it being understood that the documentation required under Section 3.3(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 3.4 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.2 or 3.3, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.17 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.14 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, or any promissory notes evidencing its interests hereunder, to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 11.6 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

Section 11.7 Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Section 3.1(c), Section 3.2, Section 3.3, Section 11.2, Section 11.3, and Section 11.10 and the agreements of the Lenders and the Agents set forth in Section 2.14, Section 10.3 and Section 11.2(c) shall survive the payment of the Loans, the cancellation, expiration or cash collateralization of the Letters of Credit, and the termination hereof.

Section 11.8 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents, any Swap Agreements or any Treasury Management Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

Section 11.9 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to the Administrative Agent, the Issuing Bank, the Swingline Lender or the Lenders (or to the Administrative Agent, on behalf of Lenders), or the Administrative Agent, the Collateral Agent, the Issuing Bank or the Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

Section 11.10 Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 11.11 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of the Lenders hereunder are several and no Lender shall be responsible for the obligations or Revolving Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by the Lenders pursuant hereto or thereto, shall be deemed to constitute the Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and, subject to Section 10.9(d), each Lender shall be entitled to protect and enforce its rights arising under this Agreement and the other Credit Documents and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

Section 11.12 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

Section 11.13 Applicable Laws.

(a) Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. Each party hereto irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the State of New York sitting in New York City and of the United States District Court of the Southern District, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Credit Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Credit Document shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any other Credit Document against any Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Credit Document in any court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Section 11.14 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.15 Confidentiality. Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in (including, for purposes hereof, any new lenders invited to join hereunder on an increase in the Loans and Commitments hereunder, whether by exercise of an accordion, by way of amendment or otherwise), any of its rights or obligations under this Agreement or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to any Borrower or its obligations, this Agreement or payments hereunder, (g) on a confidential basis to (i) any rating agency in connection with rating the Borrowers or their Subsidiaries or the credit facilities provided for herein, or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided for herein, (h) with the consent of the Borrowers or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the Issuing Bank or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrowers.

For purposes of this Section, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the Issuing Bank on a nonconfidential basis prior to disclosure by any Borrower or any of its Subsidiaries; provided that, in the case of information received from any Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders acknowledges that (i) the Information may include material non-public information concerning any Borrower or any Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including United States federal and state securities laws.

Section 11.16 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under Applicable Laws shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the aggregate outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrowers shall pay to the Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest

Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lenders and each of the Credit Parties to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the aggregate outstanding amount of the Loans made hereunder or be refunded to each of the applicable Credit Parties. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent permitted by Applicable Laws, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

Section 11.17 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Credit Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means (e.g. “pdf” or “tif” format) shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 11.18 No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document), each of the Credit Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a)(i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Credit Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (ii) each of the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each of the Credit Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; (b)(i) the Administrative Agent and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary, for any Credit Party or any of their Affiliates or any other Person and (ii) neither the Administrative Agent nor any Lender have any obligation to any Credit Party or any of their Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; and (c) the Administrative Agent, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Credit Parties and their Affiliates, and neither the Administrative Agent nor the Lenders have any obligation to disclose any of such interests to any Credit Party or its Affiliates. To the fullest extent permitted by law, each of the Credit Parties hereby waives and releases, any claims that it may have against the Administrative Agent or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 11.19 Electronic Execution of Assignments and Other Documents. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement or in any amendment, waiver, modification or consent relating hereto shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Laws, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

Section 11.20 USA PATRIOT Act. Each Lender subject to the Act hereby notifies each of the Credit Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each of the Credit Parties, which information includes the name and address of each of the Credit Parties and other information that will allow such Lender to identify each of the Credit Parties in accordance with the Patriot Act.

Section 11.21 Release. In each case specified in Section 10.10, the Administrative Agent or the Collateral Agent, as applicable, will, at the expense of the Borrowers, execute and deliver to the Borrowers such documents as the Borrowers may reasonably request to evidence the release of such item of Collateral for the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, in accordance with the terms of the Credit Documents and Section 10.10.

Section 11.22 Concerning Joint and Several Liability.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower with respect to the payment and performance of all of the Obligations arising under this Agreement and the other Credit Documents, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them.

(c) If and to the extent that a Borrower shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Borrower will make such payment with respect to, or perform, such obligation.

(d) The obligations of each Borrower under the provisions of this Section 11.22 constitute full recourse obligations of such Borrower, enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e) Except as otherwise expressly provided herein, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of occurrence of any Default or Event of Default (except to the extent notice is expressly required to be given pursuant to the terms of this Agreement), or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by the Agents or the Lenders under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement. Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations hereunder, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by the Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by the Lenders in respect of any of the Obligations hereunder, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or any failure to act on the part of the Agents or the Lenders, including any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder which might, but for the provisions of this Section 11.22, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section 11.22, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 11.22 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 11.22 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any reconstruction or similar proceeding with respect to any Borrower or the Lenders. The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower or the Lenders.

(f) The provisions of this Section 11.22 are made for the benefit of the Agents and the Lenders and their respective successors and assigns, and may be enforced by any such Person from time to time against any of the Borrowers as often as occasion therefore may arise and without requirement on the part of any Lender first to marshal any of its claims or to exercise any of its rights against any other Borrower or to exhaust any remedies available to it against any other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations or to elect any other remedy. The provisions of this Section 11.22 shall remain in effect until all the Obligations hereunder shall have been paid in full or otherwise fully satisfied and the Commitments have been terminated. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by the Lenders upon the insolvency, bankruptcy or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 11.22 will forthwith be reinstated and in effect as though such payment had not been made.

(g) Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents or Swap Contracts or Treasury Management Agreements, the obligations of each Borrower hereunder shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any applicable Debtor Relief Law.

Section 11.23 Amendment and Restatement. On the Closing Date (i) this Agreement renews and extends (and does not release or novate) the indebtedness and obligations outstanding under the Existing Credit Agreement, (ii) the commitments under the Existing Credit Agreement are renewed and replaced by the commitments to the Borrowers hereunder and all other covenants and provisions of the Existing Credit Agreement are terminated, except provisions that expressly survive such termination pursuant to the terms of the Existing Credit Agreement, including indemnification provisions, (iii) except as otherwise provided in this Agreement, all Liens and guarantee agreements securing or benefiting the commitments, obligations and liabilities under the Existing Credit Agreement shall continue and shall secure and benefit the Loans and other obligations and liabilities of the Credit Parties under this Agreement, (iv) the Collateral Documents delivered pursuant to this Agreement shall amend and restate the Liens securing or benefiting the commitments, obligations and liabilities under the Existing Credit Agreement whether or not any such Collateral Document so expressly states, and (v) this Agreement shall amend and restate the guarantees securing or benefiting the commitments, obligations and liabilities under the Existing Credit Agreement.

Section 11.24 No General Partner’s Liability for Facility. It is hereby understood and agreed that the General Partner shall have no personal liability, as general partner or otherwise, for the payment of any amount owing or to be owing hereunder or under any other Credit Document with respect to the Commitments, Loans or Letters of Credit. In furtherance of the foregoing, the Administrative Agent, the Issuing Bank and the other Lenders agree for themselves and their respective successors and assigns that no claim arising against any Borrower or any of the other Credit Parties under any Credit Document with respect to the Commitments, Loans or Letters of Credit shall be asserted against the General Partner (in its individual capacity), any claim arising against any Borrower or any of the other Credit Parties under any Credit Document with respect to the Commitments, Loans or Letters of Credit shall be made only against and shall be limited to the assets of the Borrowers and the other Credit Parties, and no judgment, order or execution entered in any suit, action or proceeding, whether legal or equitable, on this Agreement or any of the other Credit Documents with respect to the Commitments, Loans or Letters of Credit shall be obtained or enforced against the General Partner (in its individual capacity) or its assets for the purpose of obtaining satisfaction and payment of the Obligations with respect to the Commitments, Loans or Letters of Credit or any claims arising under this Agreement or any other Credit Document with respect to the Commitments, Loans or Letters of Credit, any right to proceed against the General Partner individually or its respective assets being hereby expressly waived by the Administrative Agent, the Issuing Bank and the other Lenders for themselves and their respective successors and assigns.

[Signatures on Following Page(s)]

Exhibit 1.1

[Form of] Secured Party Designation Notice

Date:             ,

To:	Regions Bank, as Administrative Agent

Ladies and Gentlemen:

THIS SECURED PARTY DESIGNATION NOTICE is made by                     , a                      (the “Designor”), to REGIONS BANK, as Administrative Agent under that certain Credit Agreement referenced below (in such capacity, the “Administrative Agent”). All capitalized terms not defined herein shall have the meaning ascribed to them in the Credit Agreement.

W I T N E S S E T H :

WHEREAS, Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”), Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent have entered into that certain Amended and Restated Credit Agreement dated as of [            ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) pursuant to which certain loans and financial accommodations have been made to the Borrowers;

WHEREAS, in connection with the Credit Agreement, a Lender or Affiliate of a Lender is permitted to designate its [Treasury Management Agreement/Swap Agreement] as a [“Secured Treasury Management Agreement”/“Secured Swap Agreement”] under the Credit Agreement and the Collateral Documents;

WHEREAS, the Credit Agreement requires that the Designor deliver this Secured Party Designation Notice to the Administrative Agent; and

WHEREAS, the Designor has agreed to execute and deliver this Secured Party Designation Notice:

1. Designation. [                    ] hereby designates the [Treasury Management Agreement/Swap Agreement] described on Schedule 1 hereto to be a [“Secured Treasury Management Agreement”/“Secured Swap Agreement”] and hereby represents and warrants to the Administrative Agent that such [Treasury Management Agreement/Swap Agreement] satisfies all the requirements under the Credit Documents to be so designated. By executing and delivering this Secured Party Designation Notice, the Designor, as provided in the Credit Agreement, hereby agrees to be bound by all of the provisions of the Credit Documents that are applicable to it as a provider of a [Secured Treasury Management Agreement/Secured Swap Agreement] and hereby (a) confirms that it has received a copy of the Credit Documents and such other documents and information as it has deemed appropriate to make its own decision to enter into this Secured Party Designation Notice, (b) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Credit Documents or any other instrument or document furnished pursuant thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto (including, without limitation, the provisions of Section 10.1 of the Credit

Agreement), and (c) agrees that it will be bound by the provisions of the Credit Documents and will perform all the obligations required to be performed by it under the terms of the Credit Documents as a provider of a [Treasury Management Agreement/Swap Agreement]. Without limiting the foregoing, the Designor agrees to indemnify the Administrative Agent as contemplated by Section 11.2(c) of the Credit Agreement.

2. GOVERNING LAW. THIS SECURED PARTY DESIGNATION NOTICE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned have caused this Secured Party Designation Notice to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first above written.

DESIGNOR:

[ ],
a

By:
Name:
Title:

ADMINISTRATIVE AGENT:

REGIONS BANK

By:
Name:
Title:

Schedule 1

To Secured Party Designation Notice

Exhibit 2.1

[Form of] Funding Notice

Date:	,

To:	Regions Bank, as Administrative Agent

Re:	Amended and Restated Credit Agreement dated as of [ ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”), Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

The undersigned hereby requests (select one):

☐ A Borrowing of Revolving Loans

☐ A Borrowing of Swingline Loans

1.	On , (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Loan requested).[1]

4.	For Adjusted LIBOR Rate Loans: with an Interest Period of months.[2]

The undersigned Borrower hereby represents and warrants that after giving effect to any Borrowing of the requested Revolving Loans or Swingline Loans, as applicable, (x) the Total Revolving Outstandings shall not exceed the Aggregate Revolving Commitments, (y) the Outstanding Amount of Swingline Loans shall not exceed the Swingline Sublimit and (z) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Revolving Commitment.

The undersigned Borrower hereby represents and warrants that each of the conditions set forth in Section 5.2 of the Credit Agreement will be satisfied on and as of the date of such Borrowing.

[Signature on Following Page]

[1]	Insert either Base Rate Loan or Adjusted LIBOR Rate Loan.
[2]	Insert an Interest Period of one (1), two (2), three (3) or six (6) months.

[EMPIRE PETROLEUM PARTNERS, LP,
a Delaware limited partnership

By:
Name:
Title:]

[EMPIRE PETROLEUM SERVICES, LLC, a Delaware limited liability company

By:
Name:
Title:]

Exhibit 2.3

[Form of] Issuance Notice

Date:	,

To:	Regions Bank, as Administrative Agent

Re:	Amended and Restated Credit Agreement dated as of [ ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”), Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.3 of the Credit Agreement, the undersigned hereby requests that a Letter of Credit be issued by Regions Bank (the “Issuing Bank”) in accordance with the terms and conditions of the Credit Agreement on                  ,          (the “Credit Date”) in an aggregate face amount of $        .

Attached hereto for each such Letter of Credit is a letter of credit application.

The undersigned Borrower hereby represents and warrants that after issuing such Letter of Credit on the Credit Date, in no event shall (x) the Total Revolving Outstandings exceed the Aggregate Revolving Commitments, (y) the Revolving Credit Exposure of any Lender exceed such Lender’s Revolving Commitment, and (z) Outstanding Amount of the Letter of Credit Obligations exceed the Letter of Credit Sublimit.

The undersigned Borrower hereby represents and warrants that each of the conditions set forth in Section 5.2 of the Credit Agreement will be satisfied on and as of the Credit Date.

[Signature on Following Page]

[EMPIRE PETROLEUM PARTNERS, LP,
a Delaware limited partnership

By:
Name:
Title:]

[EMPIRE PETROLEUM SERVICES, LLC, a Delaware limited liability company

By:
Name:
Title:]

Exhibit 2.5-1

[Form of] Revolving Loan Note

                 ,

FOR VALUE RECEIVED, the undersigned (each, a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally promise to pay to                      or its permitted and registered assigns (the “Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Revolving Loan from time to time made by the Lender to one or more of the Borrowers under that certain Amended and Restated Credit Agreement dated as of [            ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Revolving Loan from the Credit Date of such Revolving Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Principal Office of the Administrative Agent. If any amount is not paid in full when due, subject to Section 2.9 of the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate.

This Revolving Loan Note is one of the Revolving Loan Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Revolving Loan Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Loan Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Revolving Loan Note.

THIS REVOLVING LOAN NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, each Borrower has caused this Revolving Loan Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

EMPIRE PETROLEUM PARTNERS, LP,
a Delaware limited partnership

By:
Name:
Title:

EMPIRE PETROLEUM SERVICES, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit 2.5-2

[Form of] Swingline Note

                 ,

FOR VALUE RECEIVED, the undersigned (each, a “Borrower” and collectively, the “Borrowers”), hereby jointly and severally promise to pay to REGIONS BANK or its permitted and registered assigns (the “Swingline Lender”), in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Swingline Loan from time to time made by the Swingline Lender to one or more of the Borrowers under that certain Amended and Restated Credit Agreement dated as of [            ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

The Borrowers jointly and severally promise to pay interest on the unpaid principal amount of each Swingline Loan from the Credit Date of such Swingline Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made directly to the Swingline Lender in Dollars in immediately available funds. If any amount is not paid in full when due, subject to Section 2.9 of the Credit Agreement, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the Default Rate.

This Swingline Note is one of the Swingline Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Swingline Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Swingline Loans made by the Swingline Lender shall be evidenced by one or more loan accounts or records maintained by the Swingline Lender in the ordinary course of business. The Swingline Lender may also attach schedules to this Swingline Note and endorse thereon the date, amount and maturity of its Swingline Loans and payments with respect thereto.

Each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and nonpayment of this Swingline Note.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

[Signatures on Following Page(s)]

IN WITNESS WHEREOF, each Borrower has caused this Swingline Note to be duly executed and delivered by its officer thereunto duly authorized as of the date first written above.

EMPIRE PETROLEUM PARTNERS, LP,
a Delaware limited partnership

By:
Name:
Title:

EMPIRE PETROLEUM SERVICES, LLC, a Delaware limited liability company

By:
Name:
Title:

Exhibit 2.8

[Form of] Conversion/Continuation Notice

Date:	,

To:	Regions Bank, as Administrative Agent

Re:	Amended and Restated Credit Agreement dated as of [ ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”), Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Ladies and Gentlemen:

Pursuant to Section 2.8 of the Credit Agreement, the undersigned hereby requests (select one):

☐ A conversion of Revolving Loans

☐ A continuation of Revolving Loans

1.	On , (which is a Business Day).

2.	In the amount of $ .

3.	Comprised of (Type of Loan requested).[3]

4.	For Adjusted LIBOR Rate Loans: with an Interest Period of months.[4]

The undersigned Borrower hereby certifies that no Default or Event of Default has occurred and is continuing or would result from any continuation or conversion contemplated hereby.

[Signature on Following Page]

[3]	Insert either Base Rate Loan or Adjusted LIBOR Rate Loan.
[4]	Insert an Interest Period of one (1), two (2), three (3) or six (6) months.

[EMPIRE PETROLEUM PARTNERS, LP, a Delaware limited partnership

By:
Name:
Title:]

[EMPIRE PETROLEUM SERVICES, LLC, a Delaware limited liability company

By:
Name:
Title:]

Exhibit 3.3-1

[Form of] U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of [            ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”), Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.3(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Exhibit 3.3-2

[Form of] U.S. Tax Compliance Certificate

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of [            ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”), Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.3(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code, and (iv) it is not a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Exhibit 3.3-3

[Form of] U.S. Tax Compliance Certificate

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of [            ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”), Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.3(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Exhibit 3.3-4

[Form of] U.S. Tax Compliance Certificate

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of [            ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”), Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

Pursuant to the provisions of Section 3.3(f) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of a Borrower within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to a Borrower as described in Section 881(c)(3)(C) of the Internal Revenue Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:

Exhibit 7.1(c)

[Form of] Compliance Certificate

Financial Statement Date:             ,

To:	Regions Bank, as Administrative Agent

Re:	Amended and Restated Credit Agreement dated as of [ ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”), Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.

Date:                                  ,

Ladies and Gentlemen:

The undersigned hereby certifies as of the date hereof that [he/she] is the                      of the MLP Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this certificate (including the schedules attached hereto and made a party hereof, this “Compliance Certificate”) to the Administrative Agent on behalf of the MLP Borrower, and that:

[Use following paragraph 1 for Fiscal Year-end financial statements:]

[1. Attached hereto as Schedule 1 are the year-end audited consolidated financial statements required by Section 7.1(a) of the Credit Agreement for the Fiscal Year ended as of the above date, together with the report and opinion of an independent certified public accountant of recognized national standing required by such section. Such financial statements fairly present, in all material respects, the financial condition of the MLP Borrower and its consolidated Subsidiaries as at the date indicated and the results of their operations and their cash flows for the period indicated.]

[Use following paragraph 1 for Fiscal Quarter-end financial statements:]

[1. Attached hereto as Schedule 1 are the unaudited consolidated financial statements required by Section 7.1(b) of the Credit Agreement for the Fiscal Quarter ended as of the above date. Such financial statements fairly present, in all material respects, the financial condition of the MLP Borrower and its consolidated Subsidiaries as at the date indicated and the results of their operations and their cash flows for the period indicated, subject to changes resulting from audit and normal year-end adjustments.]

2. The undersigned has reviewed and is familiar with the terms of the Credit Agreement and has made, or has caused to be made, a detailed review of the transactions and financial condition of the MLP Borrower and its Subsidiaries during the accounting period covered by the attached financial statements.

3. A review of the activities of the MLP Borrower and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether a Default or Event of Default exists, and

[select one:]

[to the knowledge of the undersigned during such fiscal period, no Default or Event of Default exists as of the date hereof.]

[or:]

[the following is a list of each Default or Event of Default, the nature and extent thereof and proposed actions with respect thereto:]

4. The financial covenant analyses and calculations for the periods identified therein of the Consolidated Leverage Ratio (including as used in the determination of the Applicable Margin) and the Consolidated Interest Coverage Ratio are set forth on Schedule 2 attached hereto. In the event of any conflict between the formulas used for such analyses and calculations provided in the attached Schedule 2 and the formulas provided in the Credit Agreement, the Credit Agreement shall govern.

5. Set forth on Schedule 3 is a summary of all material changes in GAAP and in the consistent application thereof (to the extent (i) reflected in the financial statements attached as Schedule 1 and (ii) such change and the effects thereof have not been described in a previous Compliance Certificate), the effect on the financial covenants resulting therefrom, and a reconciliation between calculation of the financial covenants before and after giving effect to such changes.

[Signature on Following Page]

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the date referenced above.

EMPIRE PETROLEUM PARTNERS, LP, a Delaware limited partnership

By:
Name:
Title:

Schedule 1

to Compliance Certificate

For the Fiscal [Quarter][Year] ending                                  ,         .

Financial Statements

(see attached)

Schedule 2

to Compliance Certificate

For the Fiscal [Quarter][Year] ending                                  ,         .

Covenant Calculations

Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement. In the event of any conflict between the formulas used for such analyses and calculations provided in this Schedule 2 and the formulas provided in the Credit Agreement, the Credit Agreement shall govern.

Consolidated Leverage Ratio
A.	Consolidated Funded Debt as of such date minus Unrestricted Cash as of such date:	$

B.	Consolidated Adjusted EBITDA for the prior four consecutive Fiscal Quarters ending on such date:	$

C.	Consolidated Leverage Ratio (Line A ÷ Line B):		to 1.0	[5]

Consolidated Interest Coverage Ratio
A.	Consolidated EBITDA for the prior four consecutive Fiscal Quarters ending on such date:	$

B.	Consolidated Cash Interest Expense for the prior four consecutive Fiscal Quarters ending on such date:	$

C.	Consolidated Interest Coverage Ratio (Line A ÷ Line B):		to 1.0

[5]	During a Specified Acquisition Period, please refer to the Credit Agreement regarding the maximum Consolidated Leverage Ratio required.

Schedule 3

to Compliance Certificate

For the Fiscal [Quarter][Year] ending                                  ,             .

Changes in GAAP

(see attached)

Exhibit 7.13(c)

[Form of] Collateral Access Agreement

THIS COLLATERAL ACCESS AGREEMENT (this “Agreement”), dated as of                     , by                      (hereinafter “Landlord”), in favor of REGIONS BANK, in its capacity as collateral agent (in such capacity, hereinafter “Agent”) for the Lenders (as defined below), and its successors and assigns.

R E C I T A L S

Landlord is the landlord under a certain lease (as at any time amended, the “Lease”) dated                     , between Landlord and                     , a                      (“Tenant”), covering certain business premises located at                                         , as more fully described in Exhibit A attached hereto (the “Leased Premises”).

Regions Bank, in its capacity as a bank (“Regions”), and certain other financial institutions (together with Regions, hereinafter individually referred to as a “Lender” and collectively referred to as “Lenders”) have been requested to extend loans and other accommodations to Empire Petroleum Partners, LP, a Delaware limited partnership (the “MLP Borrower”) and Empire Petroleum Services, LLC, a Delaware limited liability company (the “Subsidiary Borrower” and together with the MLP Borrower, each a “Borrower” and collectively, the “Borrowers”), and, as a condition to extending such loans and other financial accommodations, each Lender has required that Tenant grant to Agent a security interest in, among other things, all inventory, machinery, equipment, furniture and fixtures of Tenant, whether now owned or hereafter acquired and all substitutions and replacements thereof (the “Collateral”), a portion of which Collateral is or may be located from time to time on or about or affixed to the Leased Premises.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid to Landlord and in order to induce Lenders to extend financial accommodations to or for the benefit of the Borrowers and Tenant in each Lender’s sole discretion, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord hereby agrees with Agent and Lenders as follows:

1. Landlord consents to Agent’s security interest in all of the Collateral. Agent’s security interests in the Collateral shall be superior to any interest which Landlord may at any time have therein. For so long as Agent has a security interest in any of the Collateral, Landlord will not assert against any of the Collateral any statutory, common law, contractual or possessory lien, including, without limitation, any right of levy or distraint for rent, all of which Landlord hereby subordinates in favor of Agent.

2. Landlord agrees that none of the Collateral shall be deemed a fixture or a part of the Leased Premises, but shall at all times be considered personal property, and Landlord disclaims any interest in the Collateral as fixtures.

3. Landlord agrees that Agent or any Lender may enter upon the Leased Premises at any time or times, during normal business hours, to inspect or remove any of the Collateral therefrom, without charge. Agent shall promptly repair any physical damage directly caused to the Leased Premises by such removal or inspection. Landlord will not hinder Agent’s actions in enforcing its liens and remedies with respect to the Collateral.

4. Landlord agrees to notify Agent at [[ ● ], Attention:             ], or at such other address as Agent shall hereafter specify in writing, in the event that (a) Tenant defaults in its obligations under the Lease (after any applicable notice and cure periods), and (b) Landlord has sent to Tenant a written notice of such default. Landlord shall allow Agent, at Agent’s option, without obligation, a period of fifteen (15) days from Agent’s receipt of such written notice of default in which to cure or cause Tenant to cure any defaults. Landlord agrees that it will not terminate the Lease or exercise any other remedies under the Lease until it has provided Agent with such written notice of default and an opportunity to cure Tenant’s defaults under the Lease in accordance with this Section 4.

5. Landlord will permit the Collateral to remain on the Leased Premises for a period of up to sixty (60) days following receipt by Agent of written notice from Landlord that Landlord has terminated the Lease and directing removal of the Collateral, subject, however, to the payment to Landlord by Agent of the regular installments of rent due under the Lease for the period of time during which Agent shall elect to keep the Collateral thereon without abandoning same, which rent shall be prorated on a per diem basis determined on a 30 day month. Agent shall not be deemed to have assumed nor shall it be liable for any unperformed or unpaid obligations of Tenant under the Lease, other than for the payment of rent described in the preceding sentence.

6. Agent’s right to the Leased Premises under Sections 3 and 5 of this Agreement shall be extended for the time period that Agent is prohibited from foreclosing its security interest in the Collateral and Landlord is prohibited from removing same from the Leased Premises by virtue of any injunction or restraining order or by the imposition of the automatic stay arising from the commencement of bankruptcy by or against Tenant, the MLP Borrower or the Subsidiary Borrower.

7. This Agreement shall irrevocably remain in full force and effect until all obligations of the Borrowers and Tenant to Agent and Lenders have been paid and satisfied in full and each Lender has terminated its financing agreements with the Borrowers and Tenant.

8. The provisions of this Agreement may not be modified or terminated orally, and shall be binding upon the successors, assigns and representatives of Landlord, and upon any successor owner or transferee of the Leased Premises, and shall inure to the benefit of Agent and Lenders and their respective successors and assigns. Landlord hereby waives notice of acceptance of this Agreement by Agent and Lenders.

9. The laws of the State of New York shall govern the validity, interpretation and enforcement of this Agreement.

IN WITNESS WHEREOF, Landlord has executed this Agreement on the date first above written.

[LANDLORD], a

By:
Name:
Title:

EXHIBIT A

Leased Premises

Exhibit 11.5

[Form of] Assignment Agreement

This Assignment and Assumption (this “Assignment Agreement”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein have the meanings provided in the Credit Agreement identified below, receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment Agreement as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount[s] and percentage[s] interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, the Letters of Credit and the Swingline Loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:
[Assignor [is][is not] a Defaulting Lender.]

2.	Assignee:
[and is an Affiliate/ Approved Fund of [identify Lender]]

3.	Borrowers:	Empire Petroleum Partners, LP, a Delaware limited partnership Empire Petroleum Services, LLC, a Delaware limited liability company

4.	Administrative Agent:	Regions Bank, as the administrative agent under the Credit Agreement

5.	Credit Agreement:	Amended and Restated Credit Agreement dated as of [ ], 2015 (as amended, restated, supplemented, increased, extended or otherwise modified from time to time, the “Credit Agreement”) among the Borrowers, certain Subsidiaries of the Borrowers from time to time party thereto, as Guarantors, the Lenders from time to time party thereto and Regions Bank, as Administrative Agent and Collateral Agent.

6.	Assigned Interest:

Aggregate Revolving Commitments / Revolving Loans for all Lenders	Amount of Revolving Loan Commitments / Loans Assigned	Revolving Commitment Percentage Assigned

$	$		%

$	$		%

$	$		%

7.	Effective Date:	[to be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor]

The terms set forth in this Assignment Agreement are hereby agreed to:

ASSIGNOR:	[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:	[NAME OF ASSIGNEE]

By:
Name:
Title:

[Consented to and][6] Accepted:

REGIONS BANK, as Administrative Agent

By:
Name:
Title:

[Consented to:][7]

EMPIRE PETROLEUM PARTNERS, LP, a Delaware limited partnership

By:
Name:
Title:

[Consented to:][8]

REGIONS BANK, as Issuing Bank

By:
Name:
Title:

[Consented to:][9]

REGIONS BANK, as Swingline Lender

By:
Name:
Title:

[6]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[7]	To be added only if the consent of the MLP Borrower is required by the terms of the Credit Agreement.
[8]	To be added only if the consent of the Issuing Bank is required by the terms of the Credit Agreement.
[9]	To be added only if the consent of the Swingline Lender is required by the terms of the Credit Agreement.

Annex 1 to Assignment Agreement

STANDARD TERMS AND CONDITIONS

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the MLP Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the MLP Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment Agreement and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to the Assignee.

3. General Provisions. This Assignment Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment Agreement. This Assignment Agreement shall be governed by, and construed in accordance with, the law of the State of New York.